                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION

                  PROXY STATEMENT PURSUANT TO SECTION 14(A) OF
                      THE SECURITIES EXCHANGE ACT OF 1934

      Filed by the registrant /X/

      Filed by a party other than the registrant / /

      Check the appropriate box:
      / /        Preliminary proxy statement.
      / /        Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
      /X/        Definitive proxy statement.
      / /        Definitive additional materials.
      / /        Soliciting material pursuant to Rule 14a-12.

                                     HUNTWAY REFINING COMPANY
      -----------------------------------------------------------------------
                 (Name of Registrant as Specified in Its Charter)

      -----------------------------------------------------------------------
           (Name of Person(s) Filing Proxy Statement, if Other Than the
                                    Registrant)

Payment of Filing Fee (Check the appropriate box):

/ /        No fee required.
/ /        Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
           and 0-11.
           (1)  Title of each class of securities to which transaction applies:
                ------------------------------------------------------------
           (2)  Aggregate number of securities to which transaction applies:
                ------------------------------------------------------------
           (3)  Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
                ------------------------------------------------------------
           (4)  Proposed maximum aggregate value of transaction:
                ------------------------------------------------------------
           (5)  Total fee paid:
                ------------------------------------------------------------

/X/        Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-1(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

           (1)  Amount previously paid:
                ------------------------------------------------------------
           (2)  Form, Schedule or Registration Statement no.:
                ------------------------------------------------------------
           (3)  Filing Party:
                ------------------------------------------------------------
           (4)  Date Filed:
                ------------------------------------------------------------

[HUNTWAY REFINING COMPANY LOGO]

                 MERGER PROPOSAL -- YOUR VOTE IS VERY IMPORTANT

Dear stockholder:

    You are cordially invited to attend a special meeting of stockholders of Huntway Refining Company to be held at 10:00 a.m. local time on Wednesday, May 30, 2001 at our principal executive offices located at 25129 The Old Road, Suite 322, Newhall, California 91318.

    The board of directors of Huntway has unanimously approved an Agreement and Plan of Merger by and among Huntway, Valero Refining and Marketing Company and HAC Company, a wholly-owned subsidiary of Valero Refining. The merger agreement provides for the merger of HAC Company with and into Huntway, with Huntway continuing as a wholly-owned subsidiary of Valero Refining. In the merger, you will be entitled to receive $1.90 in cash, without interest, for each of your shares of Huntway common stock. At the special meeting, you will be asked to consider and vote upon the approval of the merger agreement and the merger.

    The board of directors has determined that the merger agreement and the transactions contemplated thereby, including the merger, are advisable and in the best interests of Huntway and its stockholders. The board of directors unanimously recommends that you vote in favor of the approval of the merger agreement and the merger.

    The accompanying proxy statement explains the proposed merger and provides information concerning the special meeting. We have also enclosed a copy of our 2000 annual report, which includes our Form 10-K for the year ended
December 31, 2000 and our audited financial statements. Please read these materials carefully. You may obtain additional information about us from documents that we have filed with the Securities and Exchange Commission.

    You should be aware that the NYSE has taken action to delist our common stock, and we encourage you to read the section entitled "SUMMARY TERM SHEET -- Recent Development" on page 7 of the accompanying proxy statement.

    YOUR VOTE IS VERY IMPORTANT. We cannot complete the merger unless holders of at least a majority of all outstanding shares of Huntway common stock approve of the merger agreement and the merger. Because approval of the merger agreement and the merger is based on the affirmative vote of at least a majority of all shares outstanding rather than of the number of votes cast, failure to vote your shares will have the same effect as voting against the merger agreement and the merger. Whether or not you plan to attend the special meeting, we urge you to vote your shares by signing, dating and promptly returning the enclosed proxy card to ensure that your shares will be voted at the meeting. Instructions regarding voting by proxy are contained on the proxy card. If you attend the meeting and prefer to vote in person, you may do so.

    On behalf of the board of directors, we thank you for your continuing support and urge you to vote FOR approval of the merger agreement and the merger.

                                    Sincerely,

                                    [LOGO]

                                    Warren J. Nelson
                                    PRESIDENT AND CHIEF EXECUTIVE OFFICER
NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES REGULATORS HAVE APPROVED OR DISAPPROVED THE MERGER DESCRIBED IN THE ACCOMPANYING PROXY STATEMENT, NOR HAVE THEY DETERMINED IF THE PROXY STATEMENT IS ADEQUATE OR ACCURATE. FURTHERMORE, THE SECURITIES AND EXCHANGE COMMISSION HAS NOT DETERMINED THE FAIRNESS OR MERITS OF THE MERGER. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

    The accompanying proxy materials are dated April 23, 2001 and are first being mailed to our stockholders on or about April 24, 2001.

                            HUNTWAY REFINING COMPANY
                         25129 THE OLD ROAD, SUITE 322
                           NEWHALL, CALIFORNIA 91381
--------------------------------------------------------------------------------

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
--------------------------------------------------------------------------------

DATE AND TIME:                   Wednesday, May 30, 2001 at 10:00 a.m. local time.

PLACE:                           25129 The Old Road, Suite 322
                                 Newhall, California 91381

ITEMS OF BUSINESS:               (1) Consider and vote upon a proposal to approve the
                                 Agreement and Plan of Merger dated March 20, 2001, by and
                                 among Huntway Refining Company, Valero Refining and
                                 Marketing Company and HAC Company, and the merger
                                 contemplated by such merger agreement. Valero Energy
                                 Corporation is the parent company of Valero Refining.
                                 The merger agreement provides for, among other things, the merger of HAC, a wholly-owned subsidiary of Valero Refining, with and into Huntway, with Huntway continuing as a
                                 wholly-owned subsidiary of Valero Refining. The merger
                                 agreement provides that the stockholders of Huntway will be entitled to receive $1.90 in cash, without interest, for
                                 each share of Huntway common stock owned by them.

                                 (2) Transact such other business as may properly come before the special meeting or any adjournment or postponement
                                 thereof.

APPRAISAL RIGHTS:                If you do not vote in favor of the merger agreement and the merger, you have the right to seek appraisal of the fair
                                 value of your shares if the merger is consummated and you
                                 comply with the Delaware law procedures explained on
                                 pages 39 to 42 of the accompanying proxy statement.

RECORD DATE:                     Only stockholders of record at the close of business on
                                 April 16, 2001 are entitled to notice of and to vote at the special meeting or any adjournment or postponement thereof.

VOTING BY PROXY:                 You may vote in person or by proxy. In order to assure that your vote will be counted, whether or not you plan to attend the special meeting, please vote by signing, dating and
                                 returning the enclosed proxy card promptly in the enclosed prepaid envelope. Instructions regarding voting by proxy are contained on the proxy card.
                                 Your vote is very important. Because the vote is based on
                                 the number of shares outstanding rather than the number of votes cast, failure to vote your shares will have the same effect as voting against the merger agreement and the
                                 merger.

                                          By Order of the Board of Directors,

                                          [LOGO]

                                          Earl G. Fleisher
                                          CHIEF FINANCIAL OFFICER AND SECRETARY

Newhall, California
April 23, 2001

                               TABLE OF CONTENTS

SUMMARY TERM SHEET..........................................    1

ABOUT THE SPECIAL MEETING...................................    8
    Why am I receiving these materials?.....................    8
    What am I being asked to vote upon?.....................    8
    What is our voting recommendation?......................    8
    When and where will the special meeting be held?........    8
    Who can vote and attend the meeting?....................    8
    What constitutes a quorum at the special meeting?.......    8
    How can I vote shares held in my broker's name?.........    9
    How do I vote?..........................................    9
    What happens if I do not vote?..........................    9
    Can I change my vote?...................................    9
    What vote is required to approve the merger agreement
     and the merger?........................................   10
    What should I do now?...................................   10
    Should I send in my stock certificates now?.............   10
    What rights do I have if I oppose the merger?...........   10
    Are there any other matters that will be considered at
     this special meeting?..................................   10
    How are we soliciting this proxy and who will bear the
     costs?.................................................   11
    Who can help answer my questions?.......................   11

THE PARTIES.................................................   12

THE MERGER..................................................   13
    Background of the Merger................................   13
    Recommendation of the Board of Directors; Fairness of
     the Merger.............................................   16
    Opinion of Financial Advisor............................   18
    Certain Effects of the Merger...........................   22
    Conduct of the Business of Huntway if the Merger is Not
     Consummated............................................   23
    Accounting Treatment....................................   23
    Financing of the Merger.................................   23
    Regulatory Requirements.................................   23
    Conflicts of Interest of Certain Persons in the Merger;
     Certain Relationships..................................   24
    Material Federal Income Tax Consequences of the
     Merger.................................................   25
    Fees and Expenses.......................................   27

THE MERGER AGREEMENT........................................   28
    Completion of the Merger................................   28
    Merger Consideration....................................   28
    The Exchange Fund; Payment for Shares of Huntway Common
     Stock..................................................   28
    Transfers of Huntway Common Stock.......................   29
    Treatment of Options....................................   29
    Repayment and/or Purchase of Certain Indebtedness.......   29
    Representations and Warranties..........................   31
    Covenants...............................................   32
    Conditions to the Merger................................   35
    Termination.............................................   36
    Termination Fee.........................................   37
    Amendments and Waivers..................................   38
    Guarantee...............................................   38

RIGHT OF APPRAISAL..........................................   39

PROVISIONS FOR UNAFFILIATED SECURITY HOLDERS................   43

MARKET FOR HUNTWAY COMMON STOCK.............................   43

SECURITIES OWNERSHIP........................................   44

DIRECTORS AND EXECUTIVE OFFICERS............................   46

STOCKHOLDER PROPOSALS.......................................   48

WHERE YOU CAN FIND MORE INFORMATION.........................   48

ADDITIONAL INFORMATION......................................   49

INDEPENDENT AUDITORS........................................   49

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS...   49

OTHER BUSINESS..............................................   50

ANNEXES

    Annex A  Agreement and Plan of Merger

    Annex B  Section 262 of the Delaware General Corporation
     Law

    Annex C  Opinion of Simmons & Company International

[HUNTWAY REFINING COMPANY LOGO]

25129 THE OLD ROAD, SUITE 322
NEWHALL, CALIFORNIA 91381

--------------------------------------------------------------------------------

                                PROXY STATEMENT
--------------------------------------------------------------------------------

    This proxy statement contains information related to the special meeting of stockholders of Huntway Refining Company to be held on Wednesday, May 30, 2001 at 10:00 a.m. local time at our principal executives offices located at 25129 The Old Road, Suite 322, Newhall, California 91381, or at such other time and place to which the special meeting may be adjourned or postponed. THE ENCLOSED PROXY IS SOLICITED BY OUR BOARD OF DIRECTORS.

                               SUMMARY TERM SHEET

    The following summary briefly describes the material terms of the merger of HAC Company, a wholly-owned subsidiary of Valero Refining and Marketing Company, with and into Huntway Refining Company, pursuant to an Agreement and Plan of Merger entered into by Huntway. Valero Energy Corporation is the parent of Valero Refining. While this summary describes the material terms that you should consider when evaluating the merger agreement and the merger, we encourage you to read the entire proxy statement and the documents attached to the proxy statement, including the merger agreement attached as Annex A. We have included below section references to direct you to a more complete description of the topics addressed in this summary.

THE PROPOSED TRANSACTION

- You are being asked to consider and vote upon a proposal to approve the merger agreement and the merger. The merger agreement provides for HAC Company, a wholly-owned subsidiary of Valero Refining, to be merged with and into Huntway. As a result of the merger, Huntway will become a wholly-owned subsidiary of Valero Refining.

- As a result of the merger:

    - you will receive cash in exchange for your shares of common stock and will no longer have any interest in the future earnings or growth of Huntway;

    - Huntway will no longer be a public company; and

    - the common stock will no longer be listed on the New York Stock Exchange.

    Please read "ABOUT THE SPECIAL MEETING" beginning on page 8 and "THE MERGER --Certain Effects of the Merger" beginning on page 22.

PAYMENT

- If the merger is completed, you will receive $1.90 in cash for each of your shares of common stock, unless you perfect your appraisal rights as described below.

    Please read "THE MERGER" beginning on page 13 and "THE MERGER AGREEMENT" beginning on page 28.

APPRAISAL RIGHTS

- If you do not vote in favor of the merger agreement and the merger and you fulfill certain other procedural requirements, Delaware law entitles you to a judicial appraisal of the fair value of your shares.

- The judicially appraised value of your shares of common stock, which will be paid to you if you seek an appraisal, may be more than, less than or equal to the $1.90 per share to be paid in the merger.

    For a more complete description of this appraisal right, please read "RIGHT OF APPRAISAL" beginning on page 39.

RECOMMENDATION TO STOCKHOLDERS

- Based upon the determination of the board of directors that the merger agreement and the transactions contemplated thereby, including the merger, are advisable and in the best interests of Huntway and its stockholders, the board unanimously recommends to the stockholders of Huntway that they vote in favor of approving the merger agreement and the merger.

    Please read "THE MERGER -- Recommendation of the Board of Directors; Fairness of the Merger" beginning on page 16 and "THE MERGER -- Conflicts of Interest of Certain Persons in the Merger; Certain Relationships" beginning on page 24.

OPINION OF FINANCIAL ADVISOR

- In deciding to approve the merger agreement and the merger, the board of directors received and considered the opinion of its financial advisor, Simmons & Company International, that, as of the date of such opinion, and based upon and subject to certain matters set forth in such opinion, the $1.90 per share cash consideration to be received by the stockholders of Huntway is fair to such stockholders from a financial point of view.

    We urge you to read "THE MERGER -- Opinion of the Financial Advisor" beginning on page 18 and the full text of the opinion attached to this proxy statement as Annex C.

THE SPECIAL MEETING

- The special meeting will be held on Wednesday, May 30, 2001 at 10:00 a.m. local time at our principal executive offices located at 25129 The Old Road, Suite 322, Newhall, California 91381.

- The merger agreement and the merger must be approved by the affirmative vote of the holders of at least a majority of the outstanding shares of common stock.

- You are entitled to vote at the special meeting if you owned shares of common stock at the close of business on April 16, 2001, the record date for the special meeting.

    Please read "ABOUT THE SPECIAL MEETING" beginning on page 8.

VALERO REFINING AND MARKETING COMPANY AND HAC COMPANY

- Valero Refining and Marketing Company is a Delaware corporation and a wholly-owned subsidiary of Valero Energy Corporation. Valero Energy, a Fortune 500 company that is publicly-traded on the NYSE, is one of the largest and most geographically diverse independent petroleum refining and marketing companies in the United States.

- HAC Company is a newly-formed Delaware corporation and a wholly-owned subsidiary of Valero Refining, formed for the sole purpose of effecting the merger.

    Please read "THE PARTIES" on page 12.

REPAYMENT AND/OR PURCHASE OF CERTAIN INDEBTEDNESS

- BANK OF AMERICA. In connection with the merger, Valero Refining will put in place a back-up letter of credit with respect to letters of credit outstanding under our loan agreement with Bank of America, which will permit the termination of such loan agreement subject to certain limited exceptions. We have no outstanding indebtedness under the Bank of America loan agreement other than letters of credit.

- BOEING CAPITAL. In connection with the merger, Valero Refining will repay all of the outstanding indebtedness under our senior debt facility with Boeing Capital Corporation. The indebtedness owed to Boeing Capital will not be prepayable at the time of the merger and as a result a prepayment fee will be paid to Boeing Capital. The principal amount of indebtedness outstanding as of March 31, 2001 under this senior debt facility was $12.3 million and we anticipate that the prepayment fee will be approximately $290,000.

- CONVERTIBLE NOTES. In connection with the merger, Valero Refining will purchase all of our outstanding convertible notes for an amount equal to the sum of (1) the amount that would have been payable in the merger for the common stock underlying such convertible notes had such convertible notes been fully converted into shares of common stock immediately prior to the closing of the merger and (2) any accrued and unpaid interest on such notes as of the closing of the merger. We anticipate that the aggregate purchase price for the convertible notes to be paid by Valero Refining (excluding accrued and unpaid interest thereon) will be approximately $27.6 million.

- JUNIOR SUBORDINATED DEBENTURES. In connection with the merger, Valero Refining will purchase all of our outstanding junior subordinated debentures for an amount equal to the total principal and accrued and unpaid interest thereon as of the closing of the merger. The total principal amount of indebtedness under the junior subordinated debentures as of March 31, 2001 was $3.7 million.

- RELEASE OF LIENS. It is contemplated that at the closing all liens related to such indebtedness will be terminated and released.

- CONSENTS. We have not obtained the consent and agreement of Bank of America, Boeing Capital Corporation or the holders of the convertible notes or the junior subordinated debentures to the repayments and/or purchases described above. Such consents and agreements are a closing condition under the merger agreement as described below. We have, however, obtained oral assurances that such consents and agreements will be given.

    Please read "THE MERGER AGREEMENT -- Repayment and/or Purchase of Certain Indebtedness" beginning on page 29.

REGULATORY APPROVALS

- No government or other regulatory approvals are required as a prerequisite to the merger other than filings pursuant to federal securities laws and the filing of the certificate of merger with the Secretary of State of the State of Delaware.

    Please read "THE MERGER -- Regulatory Requirements" on page 23.

MERGER FINANCING

- Huntway estimates that approximately $28.5 million will be required to fund the payment by Valero Refining of the merger consideration for the common stock, assuming no stockholders perfect their appraisal rights under Delaware law. In addition, Huntway estimates that an aggregate of approximately
  $6.1 million will be required to be paid with respect to the economic value (or spread) on our outstanding options for common stock and an aggregate of approximately $43.4 million will be required by Valero Refining for the repayments and/or purchases of indebtedness of Huntway contemplated to occur upon the merger. The $43.4 million does not include accrued and unpaid interest on the indebtedness, but does include the prepayment fee contemplated to be paid under the loan agreement with Boeing Capital.

- Valero Refining expects to have sufficient cash resources available at closing to fund all required cash payments. Valero Refining expects to use inter-company indebtedness and/or capital contributions from Valero Energy, the parent of Valero Refining, to finance the transactions contemplated by the merger agreement. Valero Refining does not need, nor does it expect to obtain, commitments from lending institutions to specifically finance the cash payments by it contemplated pursuant to the merger agreement.

- Valero Energy has guaranteed all of the obligations and covenants of Valero Refining and HAC set forth in the merger agreement, including the payment of the merger consideration for the common stock. Valero Energy does not need, nor does it expect to obtain, commitments from lending institutions in order to provide Valero Refining with financing in connection with the merger.

    Please read "THE MERGER -- Financing of the Merger" on page 23.

SURRENDER OF CERTIFICATES

- Pursuant to the merger agreement, Valero Refining will deposit with a bank or trust company an amount of cash necessary to pay the aggregate consideration payable to the stockholders of Huntway in the merger. Promptly after the effective time of the merger, each stockholder of record will be mailed a letter of transmittal and detailed instructions specifying the procedures to be followed in surrendering certificates representing common stock. SHARE CERTIFICATES SHOULD NOT BE FORWARDED UNTIL RECEIPT OF THE LETTER OF TRANSMITTAL.

- Upon the proper surrender of a share certificate, you will receive a check representing an amount of cash equal to $1.90 per share of common stock formerly represented by the share certificate surrendered.

    Please read "THE MERGER AGREEMENT -- The Exchange Fund; Payment for Shares of Huntway Common Stock" beginning on page 28.

CONDITIONS TO THE MERGER

    The obligations of Huntway, Valero Refining and HAC to consummate the merger are subject to several conditions, including the following:

    - approval of the merger agreement and the merger by the holders of at least a majority of the shares of Huntway common stock outstanding and entitled to vote on the merger agreement and the merger;

    - absence of any law or regulation or judgment, injunction, order or decree of any federal, state or foreign authority making the merger illegal or otherwise prohibiting the consummation of the merger or the transactions contemplated by the merger agreement;

    - Bank of America having entered into an agreement providing for among other things the termination of its loan agreement with Huntway upon the effectiveness of a certain back-up letter of credit obtained by Valero Refining;

    - Boeing Capital having entered into an agreement providing for among other things the repayment of the indebtedness outstanding thereunder; and

    - each of the holders of our senior convertible notes and our junior subordinated debentures outstanding immediately prior to the closing of the merger having entered into an agreement providing for among other things the purchase by Valero Refining of such notes and debentures.

    The obligation of Valero Refining and HAC to consummate the merger is subject to several additional conditions, including the following:

    - Huntway having performed in all material respects its obligations contained in the merger agreement required to be performed at or prior to the effective time of the merger;

    - the representations and warranties of Huntway contained in the merger agreement (excluding all qualifications or exceptions relating to materiality and/or a material adverse effect) being true and correct, in each case (1) as of the date referred to in any representation or warranty which addresses matters as of a particular date or (2) as to all other representations and warranties, as of the date of the merger agreement and as of the time of the merger, subject to exceptions for the effect of actions taken by Huntway that are permitted under the merger agreement and to other exceptions the aggregate effect of which shall not have had or be reasonably likely to have a material adverse effect on Huntway;

    - the release and termination of all liens and encumbrances under or related to our existing bank and note indebtedness;

    - the termination of various agreements with our creditors and collateral agent;

    - the transfer of the interest in our subsidiary not currently owned by us to Valero Refining or its designee;

    - written resignations, effective as of the merger, from each director of Huntway;

    - written resignations, effective as of immediately after the merger, from each officer of Huntway or its subsidiary identified by Valero Refining;

    - Chicago Title Insurance Company or another equivalent title insurance company having issued a title insurance policy with extended coverage in the amount of $25 million or more with respect to our owned real property at Benicia, California, showing title to the owned real property vested in Huntway, subject only to permitted liens;

    - the acquisition by Huntway of certain property related to our Wilmington, California refinery currently owned by Vulcan Materials Company which Vulcan has contracted to sell to Huntway subject to certain conditions, unless (1) there has been an amendment to the existing contract providing that if the closing of the sale of such property to Huntway has not occurred on or prior to a date no later than September 30, 2001, the property shall be subdivided and a certain portion thereof sold to Huntway or (2) a long-term lease or a long-term extension of the existing lease by Huntway relating to a certain portion of such property has been entered into, in either case upon terms that are reasonably satisfactory to Valero Refining; and

    - if Huntway has acquired the Wilmington, California property described above on or before the closing of the merger, Chicago Title Insurance Company or another equivalent title insurance company having issued a title insurance policy with extended coverage in the amount of $10 million or more with respect to such property, showing title to the property vested in Huntway, subject only to permitted liens.

    Please read "THE MERGER AGREEMENT -- Conditions to the Merger" beginning on page 35.

EFFECTIVE TIME

- The merger will become effective as of the date and time that a certificate of merger is filed with the Secretary of State of the State of Delaware, which is expected to occur as soon as practicable after the stockholders approve the merger agreement and the merger at the special meeting and the closing conditions described above are satisfied or waived.

    Please read "THE MERGER AGREEMENT -- Completion of the Merger" on page 28.

TERMINATION AND TERMINATION FEE

- The merger agreement may be terminated at any time prior to the effective time of the merger by the mutual agreement of the parties.

- The merger agreement may be terminated if the consummation of the merger has not occurred on or before July 31, 2001, subject to a certain limited exception.

- Huntway may terminate the merger agreement in the event that our board of directors has authorized us to enter into a definitive agreement with respect to a superior proposal to acquire our company from a person other than Valero Refining.

- Upon the occurrence of certain events described on pages 36 and 37, including a termination relating to a superior proposal as described above, Huntway must pay Valero Refining a $1.75 million termination fee.

    Please read "THE MERGER AGREEMENT -- Termination" beginning on page 36 and "THE MERGER AGREEMENT -- Termination Fee" on page 37.

TAX CONSEQUENCES AND ACCOUNTING TREATMENT

- The receipt of cash in the merger by you will be taxable to you for U.S. federal income tax purposes in the same way as if you sold your shares in the market for $1.90 per share in cash. Assuming you hold your shares as a capital asset, you will recognize capital gain or loss on each share as a result of the merger equal to the difference, if any, between $1.90 per share and your adjusted tax basis in such share.

- You will need to provide a substitute Form W-9 along with your letter of transmittal or a tax withholding will be made from your merger consideration.

- Because of the complexities of the tax laws, you are advised to consult your own tax advisors concerning the applicable federal, state, local, foreign and other tax consequences resulting from the merger.

- The merger will be treated as a "purchase" for accounting purposes.

    Please read "THE MERGER -- Material Federal Income Tax Consequences of the Merger" beginning on page 25 and "THE MERGER -- Accounting Treatment" on page 23.

RECENT DEVELOPMENT

- On April 5, 2001, Huntway was notified that the NYSE was taking action to delist the common stock from the NYSE. Huntway timely requested a review of such determination. We anticipate that the common stock will continue to be listed on the NYSE until at least our scheduled review date, which the NYSE has informed us is June 6, 2001, as a request for a review ordinarily stays delisting until the review is heard. We are considering our alternatives if the NYSE does not reverse its determination to delist the common stock and if prior to the effective time of any delisting the transaction with Valero Refining has not closed.

                            ------------------------

    Throughout this proxy statement, the term "merger agreement" refers to the Agreement and Plan of Merger dated March 20, 2001, by and among Huntway, Valero Refining and HAC (a copy of which is included at the back of this proxy statement as Annex A), the term "merger" refers to the merger of HAC, a wholly-owned subsidiary of Valero Refining, with and into Huntway, with Huntway continuing as a wholly-owned subsidiary of Valero Refining, and the term "merger consideration" refers to the $1.90 per share in cash, without interest, to be received by stockholders of Huntway in the merger. For ease of reference, we sometimes refer in this document to Valero Refining and Marketing Company as "Valero Refining," to HAC Company as "HAC," to Valero Energy Corporation as "Valero Energy," and to Huntway Refining Company as "Huntway." We are also using the term "common stock" to mean the common stock, par value $0.01 per share, of Huntway.

                           ABOUT THE SPECIAL MEETING

Q:                     WHY AM I RECEIVING THESE MATERIALS?          A:  This proxy statement is being furnished to you and
                                                                        the other stockholders of Huntway in connection with
                                                                        the solicitation of proxies on behalf of the board of
                                                                        directors for use at a special meeting of
                                                                        stockholders to be held on May 30, 2001, or at any
                                                                        adjournment or postponement thereof. This proxy
                                                                        statement is first being mailed to our stockholders
                                                                        on or about April 24, 2001.

Q:                     WHAT AM I BEING ASKED TO VOTE UPON?          A:  You are being asked to vote upon a proposal to
                                                                        approve a merger agreement and the merger
                                                                        contemplated thereby.

Q:                     WHAT IS OUR VOTING RECOMMENDATION?           A:  Our board of directors has:
                                                                        - Unanimously determined that the merger agreement
                                                                          and the transactions contemplated thereby,
                                                                          including the merger, are advisable and in the best
                                                                          interests of Huntway and its stockholders;
                                                                        - Unanimously approved and adopted the form, terms
                                                                          and provisions of the merger agreement and the
                                                                          performance by Huntway of its obligations under the
                                                                          merger agreement; and
                                                                        - Unanimously recommended to the stockholders of
                                                                          Huntway that they vote in favor of approving the
                                                                          merger agreement and the merger contemplated
                                                                          thereby.

Q:                     WHEN AND WHERE WILL THE SPECIAL              A:  The special meeting will take place at 10:00 a.m.
                       MEETING BE HELD?                                 local time on Wednesday, May 30, 2001 at our
                                                                        principal executive offices located at 25129 The Old
                                                                        Road, Suite 322, Newhall, California 91381.

Q:                     WHO CAN VOTE AND ATTEND THE MEETING?         A:  All stockholders of record as of the close of
                                                                        business on April 16, 2001, the record date for the
                                                                        special meeting, are entitled to receive notice of
                                                                        and to attend and vote at the special meeting, or any
                                                                        postponement or adjournment thereof.

                                                                        As of the record date, we had outstanding 15,004,771
                                                                        shares of common stock.

Q:                     WHAT CONSTITUTES A QUORUM AT THE             A:  The presence in person or by proxy of holders of at
                       SPECIAL MEETING?                                 least a majority of the outstanding common stock
                                                                        entitled to vote at the special meeting constitutes a
                                                                        quorum. Proxies received but marked as abstentions
                                                                        and properly executed "broker non-votes" will be
                                                                        included in the calculation of the number of shares
                                                                        considered to be present and entitled to vote at the
                                                                        meeting.

                                                                        "Broker non-votes" result when, under the rules of
                                                                        the New York Stock Exchange, brokers are precluded
                                                                        from exercising their voting discretion with respect
                                                                        to the

                                                                        approval of non-routine matters, such as the proposal
                                                                        to approve the merger agreement and the merger.
                                                                        Absent specific instructions from the beneficial
                                                                        owner of those shares, brokers are not empowered to
                                                                        vote the shares with respect to the approval of those
                                                                        proposals.

Q:                     HOW CAN I VOTE SHARES HELD IN MY             A:  If your broker holds your shares in its name (or in
                       BROKER'S NAME?                                   what is commonly called "street name"), then you
                                                                        should give your broker instructions on how to vote.
                                                                        Otherwise, your shares will not be voted and you
                                                                        will, in effect, be voting AGAINST the merger
                                                                        agreement and the merger.

Q:                     HOW DO I VOTE?                               A:  You can vote on the merger agreement and the merger
                                                                        in two ways:
                                                                        - By completing, dating and signing the enclosed
                                                                          proxy card and returning it in the enclosed
                                                                          postage-paid envelope; or
                                                                        - By written ballot at the special meeting.

                                                                        Please see your proxy card for specific instructions
                                                                        on the above methods of voting.

                                                                        All shares of common stock represented at the special
                                                                        meeting by properly executed proxies received prior
                                                                        to or at the special meeting, unless previously
                                                                        revoked, will be voted at the special meeting in
                                                                        accordance with the instructions on the proxies.
                                                                        Unless contrary instructions are indicated, proxies
                                                                        will be voted "FOR" the approval of the merger
                                                                        agreement and the merger. In addition, the persons
                                                                        designated on our proxy card will have the discretion
                                                                        to vote on such matters as may properly come before
                                                                        the special meeting.

Q:                     WHAT HAPPENS IF I DO NOT VOTE?               A:  Because approval of the merger agreement and merger
                                                                        is based on the affirmative vote of at least a
                                                                        majority of all shares outstanding rather than of the
                                                                        number of votes cast, failure to vote your shares
                                                                        using one of the two ways described above will have
                                                                        the same effect as voting AGAINST the merger
                                                                        agreement and the merger. Similarly, abstentions and
                                                                        "broker non-votes" will have the same effect as a
                                                                        vote AGAINST approval of the merger and the merger
                                                                        agreement.

Q:                     CAN I CHANGE MY VOTE?                  A:        Yes. You may change your vote at any time before the
                                                                        vote at the special meeting. For shares held directly
                                                                        in your name, you may do this by:
                                                                        - Filing with the Secretary of Huntway a notice of
                                                                          revocation;
                                                                        - Sending in another duly executed and completed
                                                                          proxy card bearing a later date; or
                                                                        - Attending the special meeting and casting your vote
                                                                          in person.

                                                                        Your last vote is the vote that is counted. Simply
                                                                        attending the meeting alone will not revoke your
                                                                        proxy unless you vote at the meeting. For shares held
                                                                        in "street name," you may change your vote only by
                                                                        giving new voting instructions to your broker or
                                                                        nominee.

Q:                     WHAT VOTE IS REQUIRED TO APPROVE THE         A:  The merger agreement and the merger must be approved
                       MERGER AGREEMENT AND THE MERGER?                 by the affirmative vote of the holders of at least a
                                                                        majority of the outstanding shares of our common
                                                                        stock.

                                                                        Holders of our common stock are entitled to one vote
                                                                        per share.

Q:                     WHAT SHOULD I DO NOW?                        A:  Please carefully review this proxy statement,
                                                                        including the annexes, and consider how the merger
                                                                        affects you. Then, vote your shares in one of the
                                                                        ways described above so that your shares may be
                                                                        represented and voted at the special meeting.

Q:                     SHOULD I SEND IN MY STOCK                    A:  No. After the merger is completed, you will receive a
                       CERTIFICATES NOW?                                letter of transmittal and written instructions that
                                                                        will tell you how to exchange your certificates for
                                                                        $1.90 per share in cash. PLEASE DO NOT SEND IN YOUR
                                                                        CERTIFICATES NOW OR WITH YOUR PROXY CARD. Hold your
                                                                        certificates until you receive further instructions.

Q:                     WHAT RIGHTS DO I HAVE IF I OPPOSE THE        A:  If you wish, you may seek an appraisal of the fair
                       MERGER?                                          value of your shares of common stock, but only if you
                                                                        comply with all requirements of Delaware law
                                                                        described on pages 39 to 42 and in Annex B of this
                                                                        proxy statement. Based on the determination of the
                                                                        Delaware Court of Chancery, the appraised fair value
                                                                        of your shares of Huntway, which will be paid to you
                                                                        if you seek an appraisal, may be more than, less than
                                                                        or equal to the $1.90 per share to be paid in the
                                                                        merger.

                                                                        As explained below, a vote in favor of the merger
                                                                        agreement and the merger means that the holder of
                                                                        those shares will not have the right to seek
                                                                        appraisal of the fair value of such shares.

Q:                     ARE THERE ANY OTHER MATTERS THAT WILL        A:  We do not know of any other matters that are to come
                       BE CONSIDERED AT THIS SPECIAL                    before the special meeting. If any other matters are
                       MEETING?                                         properly presented at the special meeting for action,
                                                                        including, among other things, consideration of a
                                                                        motion to adjourn such meeting to another time and/or
                                                                        place for the purpose of soliciting additional
                                                                        proxies, allowing additional time for the
                                                                        satisfaction of conditions to the merger or
                                                                        otherwise, the persons named in the enclosed proxy
                                                                        card and acting thereunder generally will have
                                                                        discretion to vote on such matters in accordance with
                                                                        their best judgment. Notwithstanding the foregoing,
                                                                        the persons named in the enclosed proxy card will not
                                                                        use their discretionary authority to use proxies
                                                                        voting against

                                                                        the merger agreement and the merger to vote in favor
                                                                        of adjournment or postponement of the special
                                                                        meeting.

Q:                     HOW ARE WE SOLICITING THIS PROXY AND         A:  We will bear the cost of preparing, assembling and
                       WHO WILL BEAR THE COSTS?                         mailing this proxy statement, the notice of special
                                                                        meeting of stockholders and the enclosed proxy card.
                                                                        We are requesting that banks, brokers and other
                                                                        custodians, nominees and fiduciaries forward copies
                                                                        of the proxy materials to their principals and
                                                                        request authority for the execution of proxies. We
                                                                        may reimburse such persons for their expenses in so
                                                                        doing. In addition to the solicitation of proxies by
                                                                        mail, our directors, officers and employees may,
                                                                        without receiving any additional compensation,
                                                                        solicit proxies by telephone, telefax, telegram,
                                                                        other electronic means or in person. We have also
                                                                        retained Corporate Investor Communications, Inc. to
                                                                        assist in the solicitation of proxies at an estimated
                                                                        cost of $6,000, plus reasonable costs and expenses,
                                                                        including fees for making and receiving calls.

Q:                     WHO CAN HELP ANSWER MY QUESTIONS?            A:  If you have more questions about the special meeting
                                                                        or the merger or would like additional copies of this
                                                                        proxy statement or our 2000 annual report, you should
                                                                        contact Earl G. Fleisher, the Chief Financial Officer
                                                                        of Huntway, at 25129 The Old Road, Suite 322,
                                                                        Newhall, California 91381, telephone (661) 254-1220.

                                                                        If you need assistance in changing or revoking your
                                                                        proxy or if you have other questions about the
                                                                        special meeting, you may call Corporate Investor
                                                                        Communications, Inc., our solicitation agent for the
                                                                        merger, at (888) 369-0004.

                                                                        NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR
                                                                        MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROXY
                                                                        STATEMENT, AND IF GIVEN OR MADE, SUCH INFORMATION OR
                                                                        REPRESENTATION SHOULD NOT BE RELIED UPON AS HAVING
                                                                        BEEN AUTHORIZED.

                                  THE PARTIES

HUNTWAY REFINING COMPANY

    We are a Delaware corporation, with our principal executive offices located at 25129 The Old Road, Suite 322, Newhall, California 91381; telephone:
(661) 286-1582. We own and operate two crude oil refineries located in California and also own a facility in Arizona that is currently being held for future use as a refined products terminal.

    Our two California refineries produce liquid asphalt products and light-end products from crude oil primarily obtained from onshore and offshore California production sources. The liquid asphalt is sold to hot mix asphalt producers, material supply companies, contractors and government agencies, principally for use in road paving in California. The light-end products consist of intermediate refinery feedstocks and are sold to other refiners for further processing into gasoline, diesel fuel and jet fuel.

    For additional information regarding us and our business, see "WHERE YOU CAN FIND MORE INFORMATION" and "ADDITIONAL INFORMATION" on pages 48 and 49, respectively.

VALERO REFINING AND MARKETING COMPANY

    Valero Refining and Marketing Company is a Delaware corporation and a wholly-owned subsidiary of Valero Energy Corporation, a Fortune 500 company listed on the New York Stock Exchange.

    Valero Energy, the parent corporation of Valero Refining, is one of the largest and most geographically diverse independent petroleum refining and marketing companies in the United States. Valero Energy currently owns and operates six refineries in Texas, California (including a refinery adjacent to our Benicia, California facility), Louisiana and New Jersey and is recognized throughout the industry as a leader in the production of premium, environmentally clean products such as reformulated gasoline, CARB Phase II gasoline, low-sulfur diesel and oxygenates. Valero Energy markets its products in the United States through an extensive wholesale bulk and rack marketing network, and in California through approximately 85 Valero branded retail and 270 other retail distributor locations.

    Pursuant to the merger agreement, Valero Energy has guaranteed all of the obligations and covenants of Valero Refining and HAC set forth in the merger agreement, including the payment of the merger consideration.

    The principal executive offices of Valero Refining and Valero Energy are located at One Valero Place, San Antonio, Texas 78212; telephone:
(210) 370-2000.

HAC COMPANY

    HAC Company is a Delaware corporation and wholly-owned subsidiary of Valero Refining formed in March 2001 for the purposes of engaging in the merger. HAC has not carried on any activities to date other than those incident to its formation and the negotiation and execution of the merger agreement.

    The principal executive offices of HAC are located at One Valero Place, San Antonio, Texas 78212; telephone: (210) 370-2000.

                                   THE MERGER

BACKGROUND OF THE MERGER

    The management and board of directors of Huntway have considered and evaluated on a periodic basis since at least June 1999 a wide range of strategic alternatives for Huntway and its businesses with a view toward maximizing value to its stockholders. To this end, from time to time prior to May 10, 2000, certain members of the board met or held discussions with investment bankers to discuss the strategic alternatives available to Huntway.

    At the May 10, 2000 regular meeting of the board of directors, Warren
J. Nelson, our President and Chief Executive Officer, as the lead representative of a group of Huntway officers, indicated that such group intended to make a proposal to acquire Huntway.

    On June 13, 2000, the board of directors formed a special committee consisting of Brian Hogan, Harris Kaplan and J.C. McFarland (1) to consider strategic alternatives for Huntway as a means of maximizing stockholder value, including asset purchases or sales, stock repurchases, public offerings or private placements of securities, or a sale of Huntway to a third party for cash or securities and (2) to consider and respond to any proposal that might ultimately be made by the management group. The special committee elected
Mr. McFarland to serve as its chairman, retained Baker Botts L.L.P. as its legal counsel and, after considering several proposals from investment banks, engaged Simmons & Company International to serve as its financial advisor.

    From June 13, 2000 to February 21, 2001, the special committee held 18 meetings (most by telephone) and communicated informally numerous other times.

    On September 5, 2000, the special committee met in person with Simmons to review the initial evaluation by Simmons of various strategic alternatives, including: (1) maintaining the status quo; (2) increasing the public float by a public offering of shares; (3) recapitalizing Huntway and paying a special dividend to stockholders; (4) growing through acquisitions for cash consideration; (5) growing through acquisitions or mergers for stock consideration; and (6) selling Huntway to a strategic buyer, financial buyer, management group or existing large stockholder for cash and/or stock. Simmons concluded that a sale of Huntway presented the best opportunity to maximize stockholder value and liquidity.

    At the September 5 meeting, the special committee made no decision to pursue a specific strategic alternative, but requested that Simmons focus on possible transactions involving a sale of Huntway, and then reviewed with Simmons parties that might be interested in pursuing such a transaction. The special committee asked Simmons initially to contact 10 of the most likely interested parties, including Valero Energy, to determine their interest. The number contacted eventually was expanded to a total of 20 parties. Huntway subsequently entered into confidentiality and standstill agreements with the management group and nine other interested parties and delivered to them a descriptive memorandum containing information regarding Huntway. Valero Energy signed its confidentiality agreement on September 27, 2000 and received its memorandum on October 2, 2000.

    On October 27, 2000, the special committee asked each of the interested parties, including Valero Energy, to submit by November 10, 2000 a written indication of interest in a possible acquisition of Huntway.

    On November 10, 2000, the special committee received non-binding indications of interest from Valero Energy, the management group and two other interested parties. The indication of interest of Valero Energy was in the range of $2.45 to $2.50 per share.

    On November 13, 2000, the special committee met with Simmons to review the relative strengths and weaknesses of each of the four indications of interest. The special committee authorized Simmons to invite each of the four interested parties, including Valero Energy, to receive a presentation by Huntway management, visit a data room and conduct due diligence. After all of the interested parties had visited the data room and received a management presentation and a proposed form of cash merger agreement, one of the interested parties indicated that it no longer intended to pursue a transaction with Huntway.

    On January 16, 2001, the special committee through Simmons asked the interested parties to submit definitive offers by February 13, 2001.

    On February 8, 2001, Huntway publicly released its earnings for the year 2000. The price of the common stock, which had been in the range of $0.63 to $1.06 per share during the preceding 90 days, rose rapidly to as high as $1.74 per share and closed at $1.35 per share on February 13.

    On February 13, 2001, Valero Energy submitted a cash offer of $1.45 per share and its comments on the proposed form of cash merger agreement. The special committee also received a written status update from the management group, and the remaining interested party requested an extension of time to submit a proposal, which it subsequently submitted on February 20.

    On February 15, 2001, the special committee met with Simmons to review the Valero Energy offer and as well to discuss the status of the management group and the interested party that had requested a time extension. The special committee deferred further action until its scheduled meeting on February 21, the date of the next regular meeting of the board.

    On February 21, 2001, the special committee met in advance of the meeting of the board of directors. Simmons reviewed and compared the proposals of the interested parties, and also discussed its analysis of the strategic alternatives available to Huntway. Simmons advised the special committee of discussions it had held with Valero Energy since the previous special committee meeting, including those with respect to the disparity between the Valero Energy offer and its preliminary indication of interest submitted on November 10, 2000, and of its evaluation of the potential for negotiating better terms with Valero Energy. The presentation of Simmons included discussions of (1) the financial characteristics and prospects of Huntway, (2) the current valuation of Huntway,
(3) the strategic alternatives available to Huntway and the feasibility of each alternative, (4) the process undertaken by Simmons to solicit proposals by third parties to acquire Huntway, (5) the proposals received as a result of the process, (6) contractual issues Simmons had identified in the comments of Valero Energy on the cash merger agreement proposed by Huntway and (7) possible next steps. Baker Botts discussed with the special committee the various recommendations that the special committee could make to the full board of directors. The special committee concluded that pursuing a sale of Huntway was the best strategic alternative available. The special committee also concluded that it was unlikely that an acceptable transaction could be negotiated with the management group, and thus that the decision as to how to proceed should be made by the full board.

    The full board of directors met immediately following the special committee meeting on February 21, 2001. All directors attended the meeting in person, other than Harris Kaplan, who attended the meeting telephonically.
Mr. McFarland, the chairman of the special committee, presented to the board the report and conclusions of the special committee. Mr. Nelson confirmed that the management group was not further pursuing a transaction. Mr. McFarland informed the board of the proposals resulting from the auction process undertaken by the special committee. Following full discussion by the board of the report and conclusions of the special committee, Kirkland & Ellis, counsel to Huntway, advised the board on its legal duties and responsibilities. Simmons then made a presentation to the board that was similar to the one made at the preceding special committee meeting. Representatives of Simmons and Kirkland & Ellis reviewed in particular with the board, and the board discussed in particular, the proposed terms of the Valero Energy bid. The board discussed with Simmons among other things the potential synergies that could be realized by Valero Energy as a result of a purchase of Huntway by Valero Energy and the potential value of those synergies. After full discussion and due consideration, the board determined that a transaction with Valero Energy presented the best strategic alternative for Huntway, provided acceptable terms could be negotiated.

    On February 22, 2001, Simmons contacted Valero Energy to request that it increase its offer to an enterprise value of $80 million or approximately $1.96 per share. Valero Energy indicated that it would take the proposed price under consideration.

    On February 26, 2001 Valero Energy contacted Simmons to inform them that Valero Energy would not meet the proposed $80 million enterprise value but would be willing to increase its offer to an enterprise value of $75 million or approximately $1.82 per share, although this value would require approval by the executive committee of the Valero Energy board. Later that day, after further negotiations between Valero Energy and Simmons, Valero Energy ultimately agreed to an enterprise value of $77.5 million or approximately $1.90 per share.

    On February 27, 2001, the Huntway board held a special meeting to review the proposed transaction and to consider the proposed $1.90 price per share.
Mr. Kaplan, who had acted as the liaison of the board with Simmons since the February 21 board meeting, reviewed with the board the negotiations that had occurred between Simmons and Valero Energy since the prior meeting of the board. Following full discussion by the board and based on the indication of Simmons to Mr. Kaplan that Simmons would deliver a fairness opinion at the $1.90 proposed per share price, the board unanimously agreed that a sale of Huntway to Valero Energy at $1.90 per share should be actively pursued.

    The executive committee of the board of Valero Energy met on February 28, 2001 and approved the $1.90 per share price.

    Between March 6 and March 20, 2001, representatives of Valero Energy, Huntway, Simmons and Kirkland & Ellis negotiated the definitive terms of the merger agreement and various related documents, including in-person negotiations throughout March 6, March 7 and the morning of March 8, 2001. During this period, Mr. Nelson made contacts with Bank of America, Boeing Capital, certain holders of its convertible notes and the holders of its junior subordinated debentures to discuss the proposed transaction with Valero Energy and to ascertain whether such parties would support the transaction under its proposed terms. With respect to Boeing Capital, Mr. Nelson negotiated a prepayment fee of approximately $290,000. Also in this interim period, Huntway negotiated with Andre Danesh, as trustee of the Andre Danesh 1997 IRRV Trust, which negotiations concluded on March 19 and resulted in the Trust entering into an amendment to the option agreements held by the Trust for cash consideration of $200,000.

    On March 16, 2001, the board met to receive an update on the negotiations that had taken place since the prior board meeting and to consider approval of the transaction with Valero Energy. Kirkland & Ellis made a detailed presentation regarding among other things the terms and conditions of the merger agreement and related documents. Simmons delivered its oral fairness opinion to the board, which was later confirmed in writing, that as of that date and based upon and subject to the assumptions, limitations and qualifications set forth in the opinion, the consideration to be received by Huntway stockholders in the merger was fair, from a financial point of view, to the Huntway stockholders. Following extensive discussion and consideration, the board by the unanimous vote of all directors concluded that the merger agreement and the merger were fair to, and in the best interests of, the Huntway stockholders and approved the merger agreement and the merger and certain other matters related thereto, subject to the favorable resolution of negotiations with Andre Danesh, which as noted above were resolved on March 19.

    On March 20, 2001, following conclusion of the Danesh negotiations, the board held a telephonic meeting and approved the amendment negotiated with Mr. Danesh and authorized the execution and delivery of the merger agreement and related documents. A definitive merger agreement and other documents were executed that afternoon, and a press release announcing the transaction was issued by Huntway and Valero Energy after the close of trading that day.

RECOMMENDATION OF THE BOARD OF DIRECTORS; FAIRNESS OF THE MERGER

    At a special meeting of the Board of directors on March 16, 2001, at which all directors of Huntway were present, the board unanimously concluded that the terms and provisions of the merger agreement and the merger were fair to and in the best interests of Huntway and its stockholders and, subject to satisfactory resolution of issues relating to the Andre Danesh 1997 IRRV Trust options, approved the merger agreement and recommended that the stockholders approve the merger agreement and the transactions contemplated thereby.

    In reaching its decision to approve and recommend the Valero Refining offer of $1.90 per share, the board considered a variety of factors, including without limitation the following, each of which, individually and in the aggregate, in the opinion of the board, supported such determination:

    - TERMS OF THE MERGER AGREEMENT. The board considered the financial and other terms of the merger agreement. The board also considered the financial condition of Valero Energy and the fact that the obligations of Valero Refining and HAC under the merger agreement, which are guaranteed by Valero Energy, are not subject to any financing condition.

    - FAIRNESS OPINION OF SIMMONS. The board considered the financial presentation of Simmons and its opinion delivered to the board to the effect that, as of the date of its opinion and based upon and subject to certain matters stated therein, the $1.90 per share cash consideration to be received by Huntway stockholders in the merger is fair from a financial point of view. A copy of the opinion of Simmons, with a discussion of the information reviewed, assumptions made and matters considered by Simmons, is attached to this proxy statement as Annex C. You should read this opinion in its entirety as well as the other information described under "-- Opinion of Financial Advisor" beginning on page 18 below.

    - MARKET PRICE AND PREMIUM. The board considered:

       - The fact that the $1.90 per share price offered by Valero Refining represented a premium of approximately 17% over the closing price of the common stock on March 15, 2001, and approximately 31% over the average closing prices of the common stock during the period beginning February 9, 2001 (the first trading day following public release of the 2000 earnings of Huntway) and ending March 15, 2001.

       - The history of the trading of the common stock on the NYSE during the 12 months ended February 8, 2001, with the average closing price during such period being approximately $1.02 per share of common stock, and the premium represented by the merger consideration to the prices reflected in such history.

       - The fact that the closing price of the common stock has not equaled or exceeded the merger consideration since June 1, 1998, when Huntway converted from partnership to corporate form, other than during three brief periods: on one trading day during July 1998, when the closing price reached a high of $1.94; on twelve trading days in February and March 1999, when the closing price reached a high of $2.13; and on seven trading days in September 1999, when the closing price reached a high of $2.00.

       - The fact that the closing price of the common stock has steadily declined since June 1, 1998 (other than during the three brief periods described above and during the period since February 8, 2001), notwithstanding a trend of improved annual earnings since that time.

       - The volatility in the price of the common stock.

    - LIQUIDITY OF COMMON STOCK. The board considered the thin trading market and the lack of liquidity of the common stock.

    - NYSE NON-COMPLIANCE. The board considered the fact that the market capitalization of Huntway failed to meet the continued listing requirements of the NYSE and the unlikelihood that the NYSE would continue the listing of the common stock.

    - POSSIBLE DECLINE IN MARKET PRICE OF COMMON STOCK. The board considered the alternatives available to Huntway, and the probability that if Huntway remained an independent public corporation, the price that could be received by holders of shares of the common stock in the open market or in another transaction would be less than the $1.90 per share merger consideration.

    - RESULT OF THE AUCTION PROCESS. The board considered that the auction process conducted by Simmons resulted in only two proposals and one indication of interest and that at the time the board took final action on the merger only one of the foregoing was firm.

    - NATURE OF THE HUNTWAY BUSINESS. The board considered:

       - the existing competitive and market positions of Huntway, including the nature of the industry in which Huntway operates; and

       - the dependence of Huntway on hedging for a significant part of its recent profits, and the unlikelihood that Huntway will be able to continue to obtain hedges on terms as favorable.

    - AVAILABILITY OF APPRAISAL RIGHTS. The board considered the fact that appraisal rights would be available to the holders of common stock under Delaware law.

    In view of the wide variety of factors considered in connection with its evaluation of the merger, the board did not find it practicable to, and did not, quantify or otherwise attempt to assign relative weights to the specific factors considered in reaching its determination. The determination to approve the merger was made after consideration of all of the factors as a whole. In addition, individual members of the board may have given different weights to different factors.

    The board considered the potential drawbacks or risks relating to the merger, including the following:

    - The consummation of the merger will preclude stockholders from participating in the future growth of Huntway.

    - The fact that an all-cash transaction would be taxable to Huntway stockholders for income tax purposes.

    - The possibility that, notwithstanding the provisions of the merger agreement allowing Huntway under certain circumstances to furnish information to and conduct negotiations with a third party, and ultimately terminate the merger agreement and enter into an agreement relating to a superior proposal for a business combination or acquisition of Huntway, the termination fee payable upon such termination might discourage other parties that might have an interest in a business combination with, or an acquisition of, Huntway.

    In considering the recommendation of the board with respect to the merger agreement and the merger, stockholders should be aware that the members of the board are equity and/or option holders in Huntway. The board members believe that their interests as stockholders in considering the merger agreement and the merger are substantially the same as the interests of the other stockholders of Huntway.

OPINION OF FINANCIAL ADVISOR

    Simmons has acted as financial adviser to the special committee and the board of directors of Huntway with respect to evaluating strategic alternatives for Huntway and developing potential acquirors for Huntway. The board of directors instructed Simmons, in its role as financial advisor, to evaluate the fairness, from a financial point of view, of the merger consideration to be received by the holders of Huntway common stock (the "Public Stockholders") pursuant to the merger.

    On March 16, 2001, Simmons delivered its oral opinion to the board of directors to the effect that, as of such date and based upon and subject to certain matters discussed with the board of directors, the merger consideration to be received by the Public Stockholders pursuant to the transaction in accordance with the merger agreement was fair to the Public Stockholders from a financial point of view. Simmons confirmed its opinion in writing (the "Opinion") on March 20, 2001.

    THE FULL TEXT OF THE OPINION, WHICH SETS FORTH THE ASSUMPTIONS MADE, MATTERS CONSIDERED AND QUALIFICATIONS AND LIMITATIONS ON THE REVIEW UNDERTAKEN, IS ATTACHED AS ANNEX C TO THIS PROXY STATEMENT AND IS INCORPORATED IN THIS DOCUMENT BY REFERENCE. THE SUMMARY OF THE OPINION SET FORTH IN THIS PROXY STATEMENT IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF THE OPINION. STOCKHOLDERS OF HUNTWAY ARE URGED TO READ THE OPINION IN ITS ENTIRETY. IN ARRIVING AT ITS OPINION, SIMMONS DID NOT ASCRIBE A SPECIFIC VALUE TO HUNTWAY, BUT RATHER MADE ITS DETERMINATION AS TO THE FAIRNESS, FROM A FINANCIAL POINT OF VIEW, OF THE MERGER CONSIDERATION TO BE RECEIVED BY HUNTWAY STOCKHOLDERS IN THE TRANSACTION ON THE BASIS OF THE FINANCIAL AND COMPARATIVE ANALYSES DESCRIBED BELOW. SIMMONS' OPINION IS FOR THE USE AND BENEFIT OF THE BOARD OF DIRECTORS AND WAS RENDERED TO THE BOARD OF DIRECTORS IN CONNECTION WITH ITS CONSIDERATION OF THE MERGER. THE OPINION DOES NOT ADDRESS THE MERITS OF THE UNDERLYING DECISION OF HUNTWAY TO ENGAGE IN THE TRANSACTION CONTEMPLATED BY THE MERGER AGREEMENT. MOREOVER, IT DOES NOT CONSTITUTE A RECOMMENDATION BY SIMMONS TO ANY STOCKHOLDER AS TO HOW THE STOCKHOLDERS SHOULD VOTE ON THE MERGER OR THE TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT.

    In connection with its Opinion, Simmons has, among other things:
(1) reviewed the merger agreement and related documents; (2) reviewed certain publicly available business and financial information relating to Huntway that it deemed relevant; (3) reviewed certain other information relating to Huntway, including financial forecasts and operating data prepared by management of Huntway and provided to Simmons relating to its business, earnings, cash flow, assets, liabilities and prospects; (4) reviewed certain financial and stock market data of Huntway and compared that data with similar data for certain other publicly traded companies that it deemed to be relevant; (5) compared the proposed financial terms of the transaction contemplated by the merger agreement with the financial terms of other transactions that it deemed to be relevant;
(6) reviewed the public float and historical daily trading volume of the common stock of Huntway; and (7) reviewed the results of efforts to solicit indications of interest and proposals from third parties with respect to an acquisition of Huntway. In addition, Simmons had discussions with the management of Huntway concerning the business, operations, assets, financial condition and prospects of Huntway, and performed such other financial studies and analyses and took into account such other matters as it deemed necessary, including its assessment of general economic, market and monetary conditions.

    In arriving at its Opinion, Simmons, with the consent of the board of directors, assumed and relied upon the accuracy and completeness of all the foregoing information and did not independently verify any of such information. With respect to such financial forecasts, Simmons utilized certain information set forth therein and assumed that such information was reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of Huntway as to the future financial performance of Huntway. Simmons did not conduct a physical inspection of any of the assets, operations or facilities of Huntway and did not make or receive any independent evaluation or appraisal of any assets or liabilities (contingent or otherwise) of Huntway. Simmons' Opinion is necessarily based upon market, economic and other conditions as they existed and could be evaluated on, and the information made available to it as of, the date of its Opinion.

    In preparing its Opinion for the board of directors, Simmons performed a variety of financial and comparative analyses, including those described below. The summary of the analyses performed by Simmons, as set forth below, does not purport to be a complete description of the analyses underlying Simmons' Opinion. The preparation of a fairness opinion is a complex analytic process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to partial or summary description. No company or transaction used in such analyses as a comparison is identical to Huntway or the transactions contemplated by the merger agreement, nor is an evaluation of the results of such analyses entirely mathematical; rather, it involves complex considerations and judgments concerning financial and operational characteristics and other factors that could affect the public trading or other values of the companies or transactions being analyzed. The estimates contained in such analyses and the ranges of valuations resulting from any particular analysis are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by such analyses. In addition, analyses relating to the value of the business or securities do not purport to be appraisals or to reflect the prices at which businesses, companies or securities actually may be sold. Accordingly, such analyses and estimates are subject inherently to substantial uncertainty.

    In arriving at its Opinion, Simmons made qualitative judgments as to the significance and relevance of each analysis and factor considered by it. Accordingly, Simmons believes that its analyses must be considered as a whole and that selecting portions of its analyses and factors, without considering all analyses and factors, could create an incomplete view of the processes underlying such analyses and its Opinion. In its analyses, Simmons made numerous assumptions with respect to general business, economic, market and financial conditions, as well as other matters, many of which are beyond the control of Huntway and involve the application of complex methodologies and experienced and educated judgment.

    VALUATION ANALYSIS. Simmons' valuation of Huntway was based upon an assessment of Huntway as an independent, free standing enterprise without the benefit of any cost savings or operating synergies that may result from the merger. In determining its valuation of Huntway, Simmons used the following methodologies: comparable company trading analysis, comparable transactions analysis and discounted cash flow analysis. The reference Enterprise Value Range suggested by each of these methodologies was used to generate a Reference Enterprise Value Range for Huntway. Enterprise Value was defined to be the total value of the Company as if it were unencumbered by any convertible or other debt, leases, minority interests or preferred stock and assumes a normal level of working capital. The suggested Reference Enterprise Value Range for Huntway was adjusted for appropriate balance sheet assets and liabilities to arrive at a per share common equity value range for Huntway (the "Per Share Equity Value Range"). The Per Share Equity Value Range was then used to evaluate the merger consideration to be received by the Public Stockholders in the merger. The implied valuation ranges derived using the various valuation methodologies described above all supported the conclusion that the merger consideration to be received by the Public Stockholders in the merger is fair, from a financial point of view, to such stockholders. The various valuation analyses are summarized below:

    (1) COMPARABLE COMPANY TRADING ANALYSIS. Using publicly available information, Simmons compared selected public market trading multiples for Huntway with respective corresponding multiples of certain similar publicly traded companies. Simmons selected a group of companies from the universe of possible companies based on its views as to the comparability of the financial and operating characteristics of independent refining companies to Huntway. With respect to each such analysis, Simmons made such comparisons with the following companies (the "Comparable Companies"): Crown Central Petroleum Corporation, Frontier Oil Corporation, Giant Industries, Inc., Holly Corporation,
Sunoco, Inc., Tesoro Petroleum Corporation, Tosco Corporation, Ultramar Diamond Shamrock Corporation, and Valero Energy Corporation.

    Using publicly available information, Simmons calculated and analyzed the common equity market value multiples of certain historical and projected financial criteria (such as net income and Leveraged After Tax Cash Flow, defined as net income plus depreciation plus other non-cash items) and the Enterprise Value multiples of certain historical and projected financial criteria (such as earnings before interest, taxes, depreciation and amortization ("EBITDA")). The Enterprise Value of each company was obtained by adding the market value of its common equity to the sum of the book value of any debt, preferred stock and minority interest, minus excess cash. Simmons placed the most emphasis on net income and EBITDA multiples. The appropriate trailing twelve month ("TTM") and projected year EBITDA multiple ranges were determined to be 3.0x to 5.0x and 4.0x to 5.0x, respectively. The appropriate TTM and projected year net income multiple ranges were determined to be 6.0x to 10.0x and 5.0x to 7.0x, respectively. The appropriate TTM and projected year Leveraged After Tax Cash Flow multiple ranges were determined to be 2.0x to 5.0x and 2.5x to 4.5x, respectively. This methodology yielded valuations that imply an Enterprise Value Range of $50 million to $60 million for Huntway.

    Because of the inherent differences between the businesses, operations, financial conditions and prospects of Huntway and the businesses, operations, financial conditions and prospects of the companies included in the Comparable Companies, Simmons believed that it was inappropriate to, and therefore, did not, rely solely on the quantitative results of the analysis, and accordingly, also made qualitative judgements concerning differences between the financial and operating characteristics of Huntway and companies in the Comparable Companies group that would affect the public trading values of Huntway and the Comparable Companies.

    (2) COMPARABLE TRANSACTIONS ANALYSIS. Simmons reviewed publicly available information with respect to selected transactions in which refineries or independent refining companies were acquired ("Comparable Transactions"). Simmons examined twenty-three such transactions that have occurred since April 8, 1993.

    For each transaction, relevant transaction multiples were analyzed including, (i) a transaction value, defined as the total value paid for and debt assumed of the refinery, related facilities and inventories of the refining company ("Transaction Value"), divided by EBITDA, (ii) Transaction Value divided by the refinery's crude oil processing capacity, as measured by the number of barrels of crude oil that the refinery can process in a single day ("Capacity") and (iii) Transaction Value divided by the Capacity times the Nelson Complexity Factor of the refinery ("Nelson Capacity"). The appropriate TTM, 3-year average, 5-year average and projected EBITDA multiple range was determined to be 3.5x to 5.0x. The appropriate Capacity multiple range was determined to be $1,000 per barrel to $1,500 per barrel. The appropriate Nelson Capacity multiple range was determined to be $140 per barrel to $275 per barrel. This methodology yielded valuations that imply an Enterprise Value Range of $40 million to $55 million for Huntway.

    Because the market conditions, rationale and circumstances surrounding each of the transactions analyzed were specific to each transaction and because of the inherent differences between the businesses, operations, financial conditions and prospects of Huntway and the Comparable Transactions analyzed, Simmons believed that it was inappropriate to, and therefore did not, rely solely on the quantitative results of the analysis, and accordingly, also made qualitative judgments concerning differences between the characteristics of Huntway and the assets and companies included in the Comparable Transactions that would affect the acquisition values of Huntway and such Comparable Transactions.

    (3) DISCOUNTED CASH FLOW ANALYSIS. Simmons prepared an after-tax unlevered free cash flow model for Huntway utilizing information and projections provided by Huntway. Simmons used discount rates of 10% to 14% and terminal EBITDA multiples of 3.5x to 5.0x. The discount rates and terminal EBITDA multiples were based on Simmons' review of the financial terms of similar transactions in the refining sector. The unlevered after tax free cash flows and the terminal values were discounted to present values. This methodology yielded valuations that imply an Enterprise Value Range of $50 million to $60 million for Huntway.

    (4) VALUATION CONCLUSION. Considering each of the foregoing analyses, among other things, Simmons concluded that a relevant suggested Reference Enterprise Value Range for Huntway was $50 million to $60 million. This Reference Enterprise Value Range of Huntway was based on an assessment of the company as an independent, free-standing enterprise without the benefit of any cost savings or operating synergies that may result from the merger. Adjusting this range by an aggregate $30.5 million on the low end and an aggregate $6.8 million on the high end for excess cash, stock options proceeds, convertible debt and other debt, and using 18.887 million shares outstanding on the low end and
34.725 million shares outstanding on the high end, implied a Per Share Equity Value Range of $1.04 per share to $1.53 per share.

    PREMIUM ANALYSES. In order to determine the magnitude of the premium implicit in the merger consideration, Simmons compared the merger consideration to different Huntway per share common stock prices or average prices, including:
(i) the closing sales price of Huntway common stock on the NYSE on March 19, 2001(the "March 19 Closing Price") of $1.69 per share; (ii) the closing sales price of Huntway common stock price prior to the announcement of fourth quarter, 2000 earnings on February 8, 2001 (the "February 8 Closing Price") of $1.03 per share; and (iii) the average of the closing sales prices of Huntway common stock for the 30 trading days ending on March 19, 2001 prior to the announcement of the Merger (the "Pre-Announcement Date Average Trading Price") of $1.41 per share. Simmons found that the merger consideration represented a premium of 12.4% over the March 19 Closing Price, 84.5% over the February 8 Closing Price and 34.8% over the Pre-announcement Date Average Trading Price.

    Simmons is an internationally recognized investment-banking firm specializing in the energy industry and, as part of its investment banking business, is regularly engaged in the valuation of businesses and securities in connection with mergers and acquisitions. The special committee selected Simmons as its financial adviser because of Simmons' experience and expertise. In the ordinary course of its business, Simmons may trade in the debt and equity securities of Huntway and Valero Energy (and may, after the completion of the merger, trade in the debt and equity securities of Valero Energy) for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities.

    Pursuant to the terms of the engagement of Simmons, Huntway has paid or has agreed to pay Simmons for its financial advisory services in connection with the transactions contemplated by the Merger Agreement: (i) an aggregate of $625,000 through and including the date of mailing of this proxy statement; and (ii) an additional fee of approximately $530,000 upon the merger closing. In addition, Huntway has agreed to reimburse Simmons for its reasonable out-of-pocket expenses, including the fees and expenses of its legal counsel, incurred in connection with the engagement and to indemnify Simmons against certain liabilities or to contribute to payments Simmons may be required to make in respect thereof.

CERTAIN EFFECTS OF THE MERGER

    If the merger is consummated, Huntway will become a wholly-owned subsidiary of Valero Refining and you will no longer have any interest in, and will not be a stockholder of, Huntway. Therefore, you will not benefit from any future earnings or growth of Huntway or benefit from any increase in the value of Huntway, but you will also no longer bear the risk of any decrease in value of Huntway. Instead, you will have the right to receive upon consummation of the merger $1.90 in cash for each of your shares of common stock. The benefit to the holders of common stock of the transaction is the payment of a premium, in cash, above the market value for such stock prior to the announcement of the merger agreement. This cash payment assures that all stockholders will receive the same amount for their shares. The detriment of the merger to such holders is their inability to participate as continuing stockholders in the possible future growth of Huntway.

    Immediately prior to the effective time of the merger, each outstanding employee and director option to purchase shares of common stock will become fully vested and exercisable. In addition, each such option shall upon the merger be deemed to constitute an option to acquire, on the same terms and conditions (subject to certain exceptions) as were applicable under such option immediately prior to the merger, the same merger consideration as the holder of such option would have been entitled to receive pursuant to the merger agreement had such holder exercised such option in full immediately prior to the merger. At the closing of the merger, Valero Refining will pay to each holder of such outstanding options who has previously delivered certain written instructions to Huntway, an amount equal to the difference between $1.90 and the exercise price of the applicable option, multiplied by the number of shares subject to the option, less any amounts required to be withheld or deducted.

    Each option held by the Andre Danesh 1997 IRRV Trust shall upon the merger be deemed to constitute an option to acquire, on the same terms and conditions (subject to certain exceptions) as were applicable under such option immediately prior to the merger, the same merger consideration as the holder of such option would have been entitled to receive pursuant to the merger agreement had such holder exercised such option in full immediately prior to the merger.

    As a result of the merger, Huntway will be a privately held corporation, and there will be no public market for its common stock, which stock is currently registered under the Securities Exchange Act of 1934. After the merger, the common stock will be delisted from the New York Stock Exchange, the registration of the common stock under the Exchange Act will be terminated, Huntway will be relieved of the obligation to comply with the proxy rules of Regulation 14A under Section 14 of the Exchange Act and its officers, directors and beneficial owners of more than 10 percent of the common stock, subject to certain limitations, will be relieved of the reporting requirements and "short-swing" trading provisions under Section 16 of the Exchange Act. Further, Huntway will no longer be subject to the periodic reporting requirements of the Exchange Act and will cease filing information with the SEC.

    The officers and directors of HAC will become the officers and directors of Huntway immediately after the merger. The certificate of incorporation of Huntway will be amended to read in its entirety as the certificate of incorporation of HAC and the bylaws of Huntway will be amended to read in their entirety as the bylaws of HAC.

CONDUCT OF THE BUSINESS OF HUNTWAY IF THE MERGER IS NOT CONSUMMATED

    If the merger is not consummated, we expect to continue to operate our business substantially as presently operated. We would, however, encourage you to read "Management's Discussion and Analysis of Financial Condition and Results of Operations" included in our Form 10-K for the year ended December 31, 2000 which is incorporated into this proxy statement by reference.

ACCOUNTING TREATMENT

    The merger will be accounted for under the purchase method of accounting. Under this method of accounting, the purchase price will be allocated to assets acquired and liabilities assumed based on the estimated fair values at the effective time of the merger (with the excess purchase price after such allocation being recorded as goodwill).

FINANCING OF THE MERGER

    Huntway estimates that approximately $28.5 million will be required to fund the payment by Valero Refining of the merger consideration for the common stock, assuming no stockholders perfect their appraisal rights under Delaware law. In addition, Huntway estimates that an aggregate of approximately $6.1 million will be required to be paid with respect to the economic value (or spread) on our outstanding options for common stock and an aggregate of approximately
$43.4 million will be required by Valero Refining for the repayments and/or purchases of indebtedness of Huntway contemplated to occur upon the merger. The $43.4 million does not include accrued and unpaid interest on the indebtedness, but does include the prepayment fee contemplated to be paid under the loan agreement with Boeing Capital.

    Valero Refining expects to have sufficient cash resources available at closing to fund all required cash payments. Valero Refining expects to use inter-company indebtedness and/or capital contributions from Valero Energy, the parent of Valero Refining, to finance the transactions contemplated by the merger agreement. Valero Refining does not need, nor does it expect to obtain, commitments from lending institutions to specifically finance the cash payments by it contemplated pursuant to the merger agreement.

    Valero Energy has guaranteed all of the obligations and covenants of Valero Refining and HAC set forth in the merger agreement, including the payment of the merger consideration for the common stock. Valero Energy does not need, nor does it expect to obtain, commitments from lending institutions in order to provide Valero Refining with financing in connection with the merger.

REGULATORY REQUIREMENTS

    Other than approvals, filings or notices required pursuant to federal securities law and the filing of the certificate of merger with the Secretary of State of the State of Delaware, no other government or regulatory approvals, filings or notices are required in connection with the merger. However, at any time before or after the merger, the Department of Justice or the Federal Trade Commission could take action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the merger or seeking divestiture of substantial assets of Huntway and Valero Refining or their subsidiaries. Private parties and state attorneys general may also bring an action under the antitrust laws under certain circumstances. There can be no assurance that a challenge to the merger on antitrust grounds will not be made or, if such a challenge is made, of the result.

CONFLICTS OF INTEREST OF CERTAIN PERSONS IN THE MERGER; CERTAIN RELATIONSHIPS

    You should be aware that the executive officers and directors of Huntway have interests in the merger that are different from, or in addition to, their interests as stockholders of Huntway generally. The Huntway board was aware of these interests and considered them, among other matters, in approving the merger and the merger agreement.

    COMMON STOCK. As of March 31, 2001, the executive officers and directors of Huntway beneficially owned an aggregate of 1,315,933 shares, or 9%, of outstanding common stock, which will be treated in the merger in the same manner as shares of common stock held by other stockholders.

    STOCK OPTIONS. Pursuant to the terms of the merger agreement, all options, whether or not vested or exercisable, granted under the Huntway 1996 Employee Incentive Option Plan and the Huntway 1998 Stock Incentive Plan to employees, executive officers and directors will become fully vested and exercisable at the effective time of the merger. In addition, Huntway has made an arrangement with Valero Refining that will permit the economic value (or spread) of such options to be paid at the closing of the merger in cash.

    The following table shows the number of Huntway options held by Huntway executive officers and directors whose vesting and exercisability will accelerate as a result of the merger, the number of already vested and exercisable options and the estimated value of all Huntway stock options held by such persons.

                                               NUMBER OF OPTIONS
                                              THAT ACCELERATE AS A   ALREADY VESTED     AGGREGATE OPTION
                                                 RESULT OF THE       AND EXERCISABLE   SPREAD VALUE OF ALL
                                                  MERGER(1)(#)         OPTIONS(#)         OPTIONS(2)($)
                                              --------------------   ---------------   -------------------
Warren J. Nelson ...........................        100,000              895,000           $1,063,000
  President, Chief Executive Officer and
  Director
Earl G. Fleisher ...........................              0              187,500           $  192,500
  Chief Financial Officer
Terrance L. Stringer .......................              0              405,000           $  457,000
  Executive Vice President of Supply,
  Planning and Distribution
Lucian A. Nawrocki .........................              0              382,500           $  425,500
  Executive Vice President, Asphalt Sales
William G. Darnell .........................              0              282,500           $  305,500
  Vice President and General Manager,
  Benicia
Juan Y. Forster ............................              0              740,250           $  856,350
  Director
Brian D. Hogan .............................         75,000               25,000(3)        $   90,000
  Director
Harris Kaplan ..............................         75,000              175,000           $   68,750
  Director
J.C. McFarland .............................         50,000              200,000           $   68,750
  Director
Richard Spencer ............................              0                    0           $        0
  Director

------------------
(1) Represents the number estimated to be unvested as of the date of the special meeting.

(2) The estimated option spread value shown in this column assumes a value of common stock equal to $1.90 per share.

(3) Option vests on May 5, 2001.

    CONVERTIBLE NOTES. Lighthouse Investors, LLC currently holds $11 million aggregate principal amount of our outstanding convertible notes. Richard Spencer, a director of Huntway, is an affiliate of Lighthouse Investors, LLC and has indirect pecuniary interests in such entity. As discussed in more detail on page 30, Valero Refining has agreed to purchase all outstanding convertible notes of Huntway, including the convertible notes held by Lighthouse Investors, LLC.

    NELSON EMPLOYMENT AGREEMENT. Mr. Nelson, our President and Chief Executive Officer, has an employment agreement with Huntway that expires in March 2003, but may be extended for additional one year terms prior to his sixty-fifth birthday. The agreement provides that in the event of a "change of control," if Mr. Nelson is involuntarily terminated without "cause" or terminates his employment for "good reason" within twelve months following such change in control, Mr. Nelson is entitled to among other things (1) a lump sum payment equal to three times his then current base salary and target performance bonus and (2) to the continuation of certain health and other benefits for a period of three years following the then current term of his employment agreement, subject to certain limitations. The proposed merger will constitute a "change of control" under this employment agreement. Valero Refining has indicated it will not continue the employment of Mr. Nelson after the merger, other than for a brief transition period. In such event, the aggregate lump sum payable to Mr. Nelson (before required tax withholdings) would be approximately $894,000. In addition, Valero Refining is in discussions with Mr. Nelson regarding the terms of a post-closing consulting agreement, which agreement is contemplated to provide for total consulting payments of $150,000.

    CHANGE IN CONTROL POLICY. We currently have a change in control policy for our executive officers and certain key employees, including without limitation Messrs. Fleisher, Stringer, Nawrocki and Darnell. In the event of a "change of control," if a participating employee is involuntarily terminated without "cause" or terminates his employment for "good reason" within twelve months following such change in control, such employee is entitled to receive (1) a lump sum payment equal to the current annual salary and target bonus of such employee and (2) the continuation of certain health and other benefits for a period of twelve months following termination. The proposed merger would constitute a "change in control" under this policy. If the employment of all four executive officers of Huntway who are subject to this policy were to be involuntarily terminated without cause immediately after the effective time of the merger, the aggregate lump sum payable to them upon the terminations (before required tax withholdings) would be approximately $907,000.

    INDEMNIFICATION; DIRECTORS AND OFFICER INSURANCE. Please refer to "THE MERGER AGREEMENT -- Covenants -- Indemnification and Insurance of Huntway Directors and Officers" for a discussion of indemnification and insurance rights of our directors and officers following the merger.

    EMPLOYEE MATTERS. Please refer to "THE MERGER AGREEMENT -- Covenants -- Employee Matters" for a discussion of the employee benefits to be provided to our employees, including any executive officers, who remain employed by Huntway following the merger.

    Valero Refining is considering whether to continue the employment of Lucian A. Nawrocki and William G. Darnell, who are executive officers of Huntway, subsequent to the closing or a brief transition period after the closing. Valero Refining is currently in discussions with each such executive officer regarding the terms of post-closing employment.

MATERIAL FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

    GENERAL. The following is a summary of the material United States federal income tax consequences of the merger to Huntway stockholders. This summary is based upon the provisions of the Internal Revenue Code of 1986, as amended, applicable current and proposed United States Treasury Regulations, judicial authority, and administrative rulings and practice. Legislative, judicial or administrative rules and interpretations are subject to change, possibly on a retroactive basis, at any time, and, therefore, the following statements and conclusions could be altered or modified. This summary only applies to shares of Huntway common stock held as capital assets by a United States person (I.E., a citizen or resident of the United States or a domestic corporation), and it does not address all aspects of United States federal income taxation that may be relevant to a particular Huntway stockholder in light of that Huntway stockholder's personal investment circumstances, or to Huntway stockholders subject to special treatment under the United States federal income tax laws (for example, life insurance companies, tax-exempt organizations, financial institutions, United States expatriates, foreign corporations and nonresident alien individuals), Huntway stockholders who hold shares of Huntway common stock as part of a hedging, "straddle," conversion or other integrated transaction, or Huntway stockholders who acquired their shares of Huntway common stock through the exercise of director or employee stock options or other compensation arrangements. In addition, the discussion does not address any aspect of foreign, state or local taxation or estate and gift taxation that may be applicable to a Huntway stockholder.

    CONSEQUENCES OF THE MERGER TO HUNTWAY STOCKHOLDERS. The receipt of the merger consideration in the merger will be a taxable transaction for United States federal income tax purposes (and also may be a taxable transaction under applicable state, local and other income tax laws). In general, for United States federal income tax purposes, a holder of Huntway common stock will recognize gain or loss equal to the difference between such stockholder's adjusted tax basis in Huntway's common stock converted in the merger, and the amount of cash received. Gain or loss will be calculated separately for each block of shares converted in the merger (I.E., shares acquired at the same cost in a single transaction). The gain or loss will be capital gain or loss, and will be short-term gain or loss if, at the effective time of the merger, the shares of Huntway common stock so converted were held for one year or less. If the shares were held for more than one year, the gain or loss will be long-term, subject (in the case of stockholders who are individuals) to tax at a maximum United States federal income tax rate of 20%.

    BACKUP TAX WITHHOLDING. Under the United States federal income tax backup withholding rules, unless an exemption applies, Valero Refining is generally required to and will withhold 31% of all payments to which a Huntway stockholder or other payee is entitled in the merger, unless the Huntway stockholder or other payee provides a tax identification number (social security number in the case of an individual, or employer identification number in the case of other stockholders), and certifies under penalties of perjury that that number is correct. Each Huntway stockholder and, if applicable, each other payee, should complete and sign the substitute Form W-9 that will be a part of the letter of transmittal to be returned to the exchange agent (or its agent) in order to provide the information and certification necessary to avoid backup withholding, unless an applicable exemption exists and is otherwise proved in a manner satisfactory to the exchange agent (or its agent). The exemptions provide that certain Huntway stockholders (including, among others, all corporations and certain foreign individuals) are not subject to these backup withholding requirements. In order for a foreign individual to qualify as an exempt recipient, however, he or she must submit a signed statement (such as a Certificate of Foreign Status on Form W-8) attesting to his or her exempt status. Any amounts withheld will be allowed as a credit against the holder's United States federal income tax liability for its fiscal year in which the merger occurs.

    INDIVIDUAL CIRCUMSTANCES MAY DIFFER. EACH HOLDER OF HUNTWAY COMMON STOCK SHOULD CONSULT HIS OR HER OWN TAX ADVISOR TO DETERMINE THE APPLICABILITY OF THE RULES DISCUSSED ABOVE AND THE PARTICULAR TAX EFFECTS TO SUCH STOCKHOLDER OF THE MERGER, INCLUDING THE APPLICATION AND EFFECT OF STATE, LOCAL AND OTHER TAX LAWS.

FEES AND EXPENSES

    Whether or not the merger is consummated and except as otherwise provided in the merger agreement, all fees and expenses incurred in connection with the merger will be the responsibility of the party incurring such fees and expenses, except that Valero Refining will pay for all costs relating to the title policy, title report and survey for our Benicia, California facility. Estimated fees (other than the SEC filing fee, which is actual) and expenses to be incurred by Huntway in connection with the merger are as follows:

Financial Advisor Fee and Expenses..........................  $1,200,000
SEC Filing Fee..............................................  $   11,410
Legal Fees and Expenses.....................................  $  650,000
Printing and Mailing Expenses...............................  $   50,000
Miscellaneous...............................................  $   88,590
                                                              ----------
Total.......................................................  $2,000,000

    These expenses will not reduce the merger consideration to be received by our stockholders.

                              THE MERGER AGREEMENT

    The following is a summary of the material provisions of the merger agreement, a copy of which is attached to this proxy statement as Annex A. This summary is qualified in its entirety by reference to the full text of the merger agreement.

COMPLETION OF THE MERGER

    The merger agreement provides that the merger will become effective at such time as a certificate of merger is duly filed with the Secretary of State of the State of Delaware or at such later time as is agreed to by the parties and as is specified in the certificate of merger. If the merger is approved at the special meeting by the requisite stockholder vote, it is currently anticipated that the merger will become effective as soon as practicable after the special meeting, subject to satisfaction or waiver of the closing conditions in the merger agreement other than stockholder approval; however, there can be no assurance as to the timing of the consummation of the merger or that the merger will be consummated.

MERGER CONSIDERATION

    At the effective time of the merger, HAC will be merged with and into Huntway, the separate corporate existence of HAC will cease and Huntway will continue as a wholly-owned subsidiary of Valero Refining. In the merger, each share of common stock (other than common stock held (1) in the treasury of Huntway, (2) by stockholders who perfect appraisal rights or (3) if any, by Valero Refining or HAC) will, by virtue of the merger and without any action on the part of the holder thereof, be converted into the right to receive $1.90 per share in cash, without interest. Each certificate representing shares of Huntway common stock that have been converted under the terms of the merger agreement will, after the effective time of the merger, evidence only the right to receive, upon the surrender of such certificate, an amount of cash per share equal to the merger consideration.

    Each share of common stock owned by Valero Refining or HAC, if any, or held in the treasury of Huntway will automatically be canceled and retired and no payment will be made with respect thereto.

    Stockholders who do not vote to approve the merger agreement and who otherwise comply with the provisions of the Delaware General Corporation Law regarding statutory appraisal rights have the right to seek a determination of the fair value of their shares of Huntway common stock and payment in cash therefor in lieu of the merger consideration. See "RIGHT OF APPRAISAL" beginning on page 39 below.

THE EXCHANGE FUND; PAYMENT FOR SHARES OF HUNTWAY COMMON STOCK

    Before the special meeting, Valero Refining will enter into an agreement with a bank or trust company (the "exchange agent") selected by Valero Refining and acceptable to Huntway, for the purpose of exchanging the common stock for the merger consideration. At the effective time of the merger, Valero Refining will cause to be deposited with the exchange agent, for the benefit of holders of common stock that is converted into the merger consideration, an amount in cash equal to the aggregate merger consideration (the "exchange fund").

    As soon as practicable after the effective time of the merger, but in any event within five business days thereafter, Valero Refining or the exchange agent will mail to each record holder of shares of Huntway common stock immediately prior to the effective time of the merger a letter of transmittal and instructions for surrendering certificates formerly representing shares of common stock. No stockholder should surrender any certificates until the stockholder receives the letter of transmittal and other materials for such surrender. Upon surrender of a certificate for cancellation to the exchange agent, together with a letter of transmittal, duly executed and completed, and such other customary documents as may be required pursuant to the instructions, the holder of such certificate will be entitled to receive in exchange therefor the merger consideration for each share of Huntway common stock formerly represented by such certificate, without any interest thereon, less any required withholding of taxes, and the certificate so surrendered will be canceled. The merger consideration will be delivered by the exchange agent as promptly as practicable following surrender of a certificate and delivery of a duly executed and completed letter of transmittal and any other required documents. Cash payments may be made by check unless otherwise required by a depositary institution in connection with the book-entry delivery of securities.

    If payment of the merger consideration is to be made to a person other than the person in whose name the certificate surrendered is registered, it will be a condition of payment that the certificate so surrendered be properly endorsed (together with signature guarantees on such certificate and any related stock power) or otherwise be in proper form for transfer and that the exchange agent receives evidence that any applicable transfer or other taxes have been paid or are not applicable.

    YOU SHOULD NOT SEND YOUR CERTIFICATES NOW AND SHOULD SEND THEM ONLY PURSUANT TO INSTRUCTIONS SET FORTH IN THE LETTER OF TRANSMITTAL WHICH WILL BE MAILED TO STOCKHOLDERS AS SOON AS PRACTICABLE AFTER THE EFFECTIVE TIME OF THE MERGER. IN ALL CASES, THE MERGER CONSIDERATION WILL BE PAID ONLY IN ACCORDANCE WITH THE PROCEDURES SET FORTH IN THIS PROXY STATEMENT AND THE LETTER OF TRANSMITTAL.

    One year following the effective time of the merger, the exchange agent may return to Valero Refining any portion of the exchange fund that remains undistributed to the holders of Huntway common stock (including the proceeds of any investments thereof), and any holders of Huntway common stock who have not theretofore complied with the above-described procedures to receive payment of the merger consideration may look only to Valero Refining for payment.

TRANSFERS OF HUNTWAY COMMON STOCK

    At the effective time of the merger, the stock transfer books of Huntway will be closed, and there will be no further registration of transfers of shares of Huntway common stock thereafter on the records of Huntway.

TREATMENT OF OPTIONS

    Immediately prior to the effective time of the merger, each outstanding employee and director option to purchase shares of common stock will become fully vested and exercisable. In addition, each such option shall upon the merger be deemed to constitute an option to acquire, on the same terms and conditions (subject to certain exceptions) as were applicable under such option immediately prior to the merger, the same merger consideration as the holder of such option would have been entitled to receive pursuant to the merger agreement had such holder exercised such option in full immediately prior to the merger. At the closing of the merger, Valero Refining will pay to each holder of such outstanding option who has previously delivered certain written instructions to Huntway, an amount equal to the difference between $1.90 and the exercise price of the applicable option, multiplied by the number of shares subject to the option, less any amounts required to be withheld or deducted.

REPAYMENT AND/OR PURCHASE OF CERTAIN INDEBTEDNESS

    BANK OF AMERICA LOAN AGREEMENT. Valero Refining has agreed to put in place a back-up letter of credit from a financial institution acceptable to Bank of America with respect to letters of credit outstanding under our loan agreement with Bank of America upon consummation of the merger. Huntway and Valero Refining have agreed to use their reasonable best efforts to cause Bank of America to enter into an agreement with Huntway that provides for (1) Bank of America to take all actions necessary and appropriate to cause the release and termination of all liens with respect to such loan agreement and to join in the termination of certain collateral documents at the closing, (2) the termination of such loan agreement and
(3) Bank of America to join in all actions necessary and appropriate to cause the termination of an intercreditor agreement and certain collateral documents upon the closing. As of March 31, 2001, Huntway has no outstanding indebtedness under the loan agreement, other than letters of credit.

    BOEING CAPITAL LOAN AGREEMENT. Huntway and Valero Refining have agreed to use their reasonable best efforts to cause Boeing Capital Corporation to enter into an agreement with Huntway (1) that permits the payment by Valero Refining at the closing of all indebtedness and other amounts then outstanding or payable under such loan agreement and (2) that provides, subject to the payment at the closing of all indebtedness and other amounts then outstanding or payable under such loan agreement, for (a) Boeing Capital to take all actions necessary and appropriate to cause the release and termination of all liens with respect to such loan agreement and to join in the termination of certain collateral documents at the closing, (b) the termination of such loan agreement and the surrender for cancellation of the notes issued thereunder upon the closing and
(c) Boeing Capital to join in all actions necessary and appropriate to cause the termination of an intercreditor agreement and certain collateral documents upon the closing. Valero Refining has also agreed to pay Boeing Capital a certain prepayment fee related to the loan agreement. The principal amount of indebtedness outstanding as of March 31, 2001 under the loan agreement was $12.3 million and we anticipate that the prepayment fee will be approximately $290,000.

    CONVERTIBLE NOTES. Huntway and Valero Refining have agreed to use their reasonable best efforts to cause each holder of a convertible note to enter into an agreement with Huntway (1) that permits Valero Refining to purchase such convertible note at or immediately prior to the closing for cash in an amount equal to the sum of (a) the amount that would have been payable in the merger for the common stock underlying such convertible note had such convertible note been fully converted into shares of common stock immediately prior to the closing and (b) any accrued and unpaid interest on such convertible note as of the closing, but not including any prepayment premium or penalty, and (2) that provides, subject to such payment at the closing, for among other things
(a) the termination of the indenture for the convertible notes and a related agreement, (b) the due transfer of the underlying convertible note to Valero Refining upon the closing, (c) the release and termination of all liens related to the convertible notes and to join in the termination of certain collateral documents at the closing and (d) holders of convertible notes to join in all actions necessary and appropriate to cause the termination of an intercreditor agreement and certain collateral documents at the closing. We anticipate that the aggregate purchase price for the convertible notes to be paid by Valero Refining (excluding accrued and unpaid interest thereon) will be approximately $27.6 million.

    JUNIOR SUBORDINATED DEBENTURES. Huntway and Valero Refining have agreed to use their reasonable best efforts to cause each holder of a junior subordinated debenture to enter into an agreement with Huntway (1) that permits Valero Refining to purchase such junior subordinated debenture at or immediately prior to the closing for cash in an amount equal to the total principal and accrued and unpaid interest thereon as of the closing, but not including any prepayment penalty or premium, and (2) that provides, subject to such payment at the closing, for among other things the due transfer of the underlying junior subordinated debenture to Valero Refining upon the closing. The total principal amount of indebtedness under the junior subordinated debentures as of March 31, 2001 was $3.7 million.

    RELEASE OF LIENS. It is contemplated that at the closing all liens related to such indebtedness will be terminated and released.

    CONSENTS. Huntway has not obtained the consent and agreement of Bank of America, Boeing Capital or the holders of the convertible notes or the junior subordinated debentures to the repayments and/or purchases described above. Such consents and agreements are a closing condition under the merger agreement as described below. We have, however, obtained oral assurances that such consents and agreements will be given.

REPRESENTATIONS AND WARRANTIES

    Huntway has made customary representations and warranties to Valero Refining, including representations and warranties relating to:

    - corporate existence and power;

    - corporate authorization and approvals;

    - governmental authorization;

    - non-contravention;

    - capitalization;

    - subsidiaries;

    - SEC filings;

    - financial statements and liabilities;

    - information to be supplied;

    - absence of certain changes;

    - litigation;

    - taxes;

    - compliance with laws, licenses, permits and registrations;

    - contracts;

    - employee benefit plans;

    - transactions with affiliates;

    - intellectual property;

    - environmental matters;

    - real estate;

    - required vote and board approval;

    - finders' fees and opinion of financial advisor;

    - employee matters;

    - personal property;

    - insurance;

    - credit documents; and

    - anti-takeover statutes.

    Valero Refining, HAC and Valero Energy have also made customary representations and warranties to Huntway, including representations and warranties relating to:

    - corporate existence and power;

    - corporate authorization and approvals;

    - governmental authorization;

    - non-contravention;

    - information to be supplied;

    - finders' fees;

    - financing of merger; and

    - solvency and status.

    None of the representations and warranties contained in the merger agreement survives the completion of the merger or the termination of the merger agreement.

COVENANTS

    Huntway and Valero Refining have agreed to certain covenants in the merger agreement. A description of the covenants follows:

    HUNTWAY INTERIM OPERATIONS. We have agreed that until the completion of the merger, we will conduct our business in the ordinary course of business consistent with past custom and practice and will use commercially reasonable efforts to, among other things, preserve intact our business organization and goodwill and keep available the services of our officers and key employees. We have also agreed, with certain exceptions, that we will not prior to the completion of the merger do any of the following without the prior written consent of Valero Refining, which Valero Refining may not unreasonably delay or withhold:

    -  amend our certificate of incorporation or bylaws;

    - split, combine or reclassify any shares of our capital stock or declare or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of any common stock or redeem, repurchase or otherwise acquire or offer to redeem, repurchase or otherwise acquire any Huntway equity or equity related securities or any equity or equity related securities of our subsidiary;

    - issue, deliver or sell or authorize the issuance, delivery or sale of, any shares of our capital stock of any class or series or any securities convertible into or exercisable for, or any rights, warrants or options to acquire, any such capital stock or any such convertible or exchangeable securities, other than in connection with the issuance of common stock upon the exercise of any outstanding stock options and the issuance of common stock upon the conversion of any outstanding convertible note;

    - amend in any material respect any term of any of our outstanding securities in any manner adverse to Valero Refining;

    - incur any capital expenditures or any obligations or liabilities in respect thereof, except for (1) repair and maintenance capital expenditures or any obligations or liabilities in respect thereof in the ordinary course of business consistent with past custom and practice,
       (2) other capital expenditures or any obligations or liabilities in respect thereof contemplated by our capital expenditure budget for fiscal 2001 (subject to certain exceptions) or (3) other capital expenditures or any obligations or liabilities in respect thereof incurred in the ordinary course of business consistent with past custom and practice and which, in the aggregate, do not exceed $100,000;

    - acquire (whether pursuant to merger, stock or asset purchase or otherwise) in one transaction or a series of related transactions any equity interests or any business or division or acquire in one transaction or a series of related transactions any assets having a cost in excess of $50,000 (other than, among other things, inventory purchased in the ordinary course of business consistent with past custom and practice);

    - sell, lease, encumber or otherwise dispose of any material assets, other than (1) sales in the ordinary course of business consistent with past custom and practice and (2) dispositions of assets related to discontinued operations;

    - incur (which shall be deemed to include entering into new or amended credit agreements, lines of credit or similar arrangements) any indebtedness for borrowed money or guarantee any such indebtedness or issue or sell any debt securities or warrants or rights to acquire any debt securities or guarantee any debt securities of others, except in the ordinary course of business consistent with past custom and practice (which shall include borrowings and the issuance of letters of credit under our existing credit facilities within the borrowing capacity thereunder and the issuance of certain additional debt securities with respect to our junior subordinated debentures in lieu of cash interest thereon);

    - except in the ordinary course of business consistent with past custom and practice, amend, modify or terminate any material contract, agreement or arrangement or otherwise waive, release or assign any material rights, claims or benefits thereunder;

    - increase the amount of compensation of any director, officer or employee or make any increase in or commitment to increase any employee health, welfare or retirement benefits, except as required by law, an existing agreement or an existing policy or arrangement;

    - grant any new severance or termination pay or rights to any director, officer or employee or adopt any additional employee plans, except as required by law, an existing agreement or an existing policy or arrangement, or make any contribution to any existing such plan, except in the ordinary course of business consistent with past custom and practice or as required by law, or amend in any material respect any employee plan except as may be required by law;

    - change our methods of accounting in effect at December 31, 2000, except as required by changes in GAAP or by Regulation S-X of the Securities Exchange Act of 1934, as concurred in by our independent public accountants, or our fiscal year;

    - declare or pay or agree to declare or pay any dividends on any common stock or any other capital stock of our company;

    - cause to be issued under the loan agreement with Bank of America or otherwise any new letter of credit or extend or renew any existing letter of credit for our benefit, in either case with a maturity date after August 31, 2001; or

    -  agree, resolve or commit to do any of the foregoing.

    INDEMNIFICATION AND INSURANCE FOR HUNTWAY DIRECTORS AND OFFICERS. Valero Refining and Huntway have agreed for six years after the merger:

    - to indemnify our present and former officers and directors in respect of actions taken or failures to take action prior to and including the consummation of the merger, to the fullest extent permitted by law;

    - to maintain officer and director liability insurance and excess liability insurance covering those directors and officers currently covered by our liability insurance policies with respect to actions taken or failures to take action prior to and including the consummation of the merger, on terms and conditions no less favorable than those in effect on the date of the merger agreement under our existing policies; and

    - to perform the indemnification agreements entered into in August 2000 with the members of the special committee of our board of directors.

    EMPLOYEE MATTERS. In connection with the merger, Valero Refining has agreed to honor and perform, and to cause Huntway to honor and perform, our written severance, change of control and termination programs, policies, agreements and plans, including without limitation the employment agreement of Warren J. Nelson and our change of control policy for executive officers and certain key employees.

    For a period of one year after the merger, Valero Refining has agreed to provide continuing employees of Huntway with compensation and benefits that are no less favorable in the aggregate than those currently provided by us to such employees; provided that the defined benefit pension plan of Valero Refining will be deemed a comparable substitute for our Money Purchase Pension

Plan. Valero Refining will recognize service with us and any predecessor entities for all purposes (including, without limitation, for vesting, eligibility to participate, severance and benefit accrual); provided that, with respect to our Money Purchase Pension Plan, benefits under such plan shall be frozen as of the effective time of the merger and, with respect to the defined benefit pension plan of Valero Refining, past service with us shall count for vesting purposes only and benefits under such plan will begin to accrue as of the effective time of the merger only. Vesting schedules under our employee plans, including the Profit Sharing and Tax Deferred Savings Plan (401(k) Plan) and the Money Purchase Pension Plan, will not be accelerated or otherwise affected by the transactions contemplated by the merger agreement and amounts held by our employees in our 401(k) Plan and Money Purchase Pension Plan that are unvested as of the effective time will vest in accordance with the vesting schedule provided under such plans. With respect to welfare benefit plans, Valero Refining has also agreed to, and to cause Huntway to, waive all limitations as to preexisting conditions and all waiting or elimination periods and service requirements applicable to employees of Huntway, except to the extent preexisting conditions limitations, waiting or elimination periods or service requirements were in effect immediately prior to the effective time of the merger with respect to such employees under comparable employee welfare benefit plans maintained by our company immediately prior to the effective time of the merger.

    Valero Refining has agreed to pay a retention bonus and severance payment to our eligible employees who will not have employment with Huntway following the closing of the merger and who are not otherwise entitled to a change in control payment pursuant to our existing policies. The retention bonus is equal to 25 percent of the base salary of such employee and the severance payment is equal to one month of the base salary of such employee for the first year (or partial year) of service with us plus one week of the base salary of such employee for each additional year (or partial year) of consecutive service with us. Payment of the retention bonus and severance payment will be made in cash in a lump sum at the later of the closing of the merger or the last date of service with Huntway after closing, provided that such payment must be made on or before 60 days after the closing, subject to a limited exception.

    NO SOLICITATION OF ACQUISITION PROPOSALS. We have agreed that we will not, nor will we authorize or knowingly permit our directors, officers, employees, investment bankers, attorneys, accountants, agents or other advisors or representatives to, directly or indirectly:

    - solicit, initiate or knowingly facilitate or encourage any offer or proposal for or indication of interest in a merger, consolidation, stock exchange, business combination, reorganization, recapitalization, liquidation, dissolution or other similar transaction or any purchase of a majority or more of our assets or a majority or more of our common stock or the ownership interest in our subsidiary (an "acquisition proposal");

    - participate in any discussions or negotiations regarding, or furnish to anyone any information with respect to, or take any other action knowingly to facilitate any inquiries or the making of any proposal that constitutes, or reasonably could be expected to lead to, any acquisition proposal;

    - grant any waiver or release under any standstill or similar agreement with respect to any class of our equity securities; or

    -  enter into any agreement with respect to an acquisition proposal.

    The foregoing notwithstanding, Huntway may take any action described above in respect of any person, but only if such person delivers an acquisition proposal that, in the good faith judgment of our board of directors, either is a superior proposal or could reasonably be expected to lead to the delivery of a superior proposal within 75 days of delivery of such acquisition proposal or if otherwise required in order to satisfy the fiduciary duties of our board of directors as such duties would exist under applicable law in the absence of the restrictions set forth above. In addition, prior to our taking such action in respect of such person, such person must enter into a confidentiality agreement with us in form and substance substantially similar to the confidentiality agreement entered into by Valero Energy and Huntway.

    Huntway has agreed to not enter into any binding agreement (other than such a confidentiality agreement) with respect to any such acquisition proposal without first paying a $1.75 million termination fee and terminating the merger agreement.

    If prior to the termination of the merger agreement in accordance with its terms Huntway receives an inquiry or proposal from any person relating to an acquisition proposal, Huntway must advise Valero Refining of the receipt of such inquiry or proposal (and any change or modification thereto) promptly upon such receipt. Huntway must also advise Valero Refining of the material terms and conditions of such inquiry or proposal and any subsequent change or modification thereto, but Huntway is not required to disclose the identity or source of such inquiry or proposal or any agent or representative acting on behalf of such person.

    TITLE POLICIES. The cost of a certain title policy, title report and survey with respect to our Benicia, California facility will be promptly paid when due by Valero Refining or, if paid by our company, promptly reimbursed by Valero Refining upon our request.

CONDITIONS TO THE MERGER

    CLOSING CONDITIONS FOR EACH PARTY. The obligations of Huntway, Valero Refining and HAC to complete the merger are subject to the satisfaction or waiver of the following conditions:

    - approval of the merger agreement and the merger by the holders of at least a majority of the shares of Huntway common stock outstanding and entitled to vote on the merger agreement and the merger;

    - absence of any law or regulation or judgment, injunction, order or decree of any federal, state or foreign authority making the merger illegal or otherwise prohibiting the consummation of the merger or the transactions contemplated by the merger agreement;

    - Bank of America having entered into an agreement providing for among other things the termination of its loan agreement with Huntway upon the effectiveness of a certain back-up letter of credit obtained by Valero Refining;

    - Boeing Capital having entered into an agreement providing for among other things the repayment of the indebtedness outstanding thereunder; and

    - each of the holders of our senior convertible notes and our junior subordinated debentures outstanding immediately prior to the closing of the merger having entered into an agreement providing for among other things the purchase by Valero Refining of such notes and debentures.

    ADDITIONAL CLOSING CONDITION FOR VALERO REFINING'S BENEFIT. The obligation of Valero Refining to complete the merger is subject to satisfaction or waiver of the following additional conditions:

    - Huntway having performed in all material respects its obligations contained in the merger agreement required to be performed at or prior to the effective time of the merger;

    - the representations and warranties of Huntway contained in the merger agreement (excluding all qualifications or exceptions relating to materiality and/or a material adverse effect) being true and correct, in each case (1) as of the date referred to in any representation or warranty which addresses matters as of a particular date or (2) as to all other representations and warranties, as of the date of the merger agreement and as of the time of the merger, subject to exceptions for the effect of actions taken by Huntway that are permitted under the merger agreement and to other exceptions the aggregate effect of which shall not have had or be reasonably likely to have a material adverse effect on Huntway;

    - the release and termination of all liens and encumbrances under or related to our existing bank and note indebtedness;

    - the termination of various agreements with our creditors and collateral agent;

    - the transfer of the interest in our subsidiary not currently owned by us to Valero Refining or its designee;

    - written resignations, effective as of the merger, from each director of Huntway;

    - written resignations, effective as of immediately after the merger, from each officer of Huntway or its subsidiary identified by Valero Refining;

    - Chicago Title Insurance Company or another equivalent title insurance company having issued a title insurance policy with extended coverage in the amount of $25 million or more with respect to our owned real property at Benicia, California, showing title to the owned real property vested in Huntway, subject only to permitted liens;

    - the acquisition by Huntway of certain property related to our Wilmington, California refinery currently owned by Vulcan Materials Company which Vulcan has contracted to sell to Huntway subject to certain conditions, unless (1) there has been an amendment satisfactory to Valero Refining to the existing contract providing that if the closing of the sale of such property to Huntway has not occurred on or prior to a date no later than September 30, 2001, the property shall be subdivided and a certain portion thereof sold to Huntway or (2) a long-term lease or a long-term extension of the existing lease by Huntway relating to a certain portion of such property has been entered into, in either case upon terms that are reasonably satisfactory to Valero Refining; and

    - if Huntway has acquired the Wilmington, California property described above on or before the closing of the merger, Chicago Title Insurance Company or another equivalent title insurance company having issued a title insurance policy with extended coverage in the amount of $10 million or more with respect to the property, showing title to the property vested in Huntway subject only to permitted liens.

TERMINATION

    Huntway and Valero Refining may mutually agree, at any time prior to the completion of the merger, to terminate the merger agreement. In addition, either Huntway or Valero Refining may terminate the merger agreement if:

    (1) the merger has not been completed on or before July 31, 2001; however, neither Huntway nor Valero Refining may terminate the merger agreement on this basis if its breach of the merger agreement has resulted in the merger not being completed by this date;

    (2) after the parties have used reasonable best efforts to resist, resolve or lift, as the case may be, there remains any law or regulation that makes consummation of the merger illegal or otherwise prohibited or any judgment, injunction, order or decree of any proper governmental authority enjoining any of the parties from consummating the merger which judgment, injunction order or decree has been entered and become final and nonappealable; or

    (3) the merger agreement and the merger are not approved by our stockholders.

    Valero Refining may terminate the merger agreement if:

    (4) we fail to perform any of our representations, warranties, covenants or agreements under the merger agreement, in each case, such that Valero Refining's and HAC's conditions to closing relating to such failure cannot be satisfied, and such failure is incapable of being satisfied by July 31, 2001.

    Huntway may terminate the merger agreement if:

    (5) Valero Refining and HAC breach or fail to perform any of their representations, warranties, covenants or agreements under the merger agreement, in each case, such that Huntway's conditions to closing relating to such failure or breach cannot be satisfied, and such breach or failure is incapable of being satisfied by July 31, 2001, or

    (6) our board has authorized us to enter into a definitive agreement with respect to a superior proposal, subject to payment of the termination fee described in the next section below.

    If the merger agreement is validly terminated, it will become void and have no effect, without any liability of any party (or any stockholder, director, officer, employee, agent, consultant or representative of that party) to the other party. However, certain provisions thereof relating to among other things the termination fee described in the next section below will continue in effect.

TERMINATION FEE

    All costs and expenses incurred in connection with the merger agreement and related transactions will be paid by the party incurring such costs or expenses, subject to certain exceptions. Huntway, however, has agreed to pay Valero Refining a $1.75 million termination fee if:

    - Huntway terminates the merger agreement for the reason described in paragraph (6) of the immediately preceding section;

    - Huntway terminates the merger agreement for the reason described in paragraph (3) of the immediately preceding section and within 180 days of such termination we consummate an acquisition proposal with another person;

    - Valero Refining terminates the merger agreement for the reason described in paragraph (3) of the immediately preceding section and within 180 days of such termination we consummate an acquisition proposal with another person; or

    - Huntway or Valero Refining terminates the merger agreement for the reason described in paragraph (3) of the immediately preceding section and
       (a) one or more of our directors or certain of our officers has failed to vote any of his or her directly-owned (that is, not taking into account common stock beneficially owned as a result of among other things any such insider acting in a fiduciary or representative capacity) shares of common stock outstanding on the record date for the stockholder meeting in favor of approval of the merger agreement and the merger,
       (b) stockholder approval would have been obtained but for such failure and (c) the merger agreement is not terminable by Huntway as contemplated by paragraph (5) of the immediately preceding section.

    Any termination fee payable by Huntway must be paid to Valero Refining prior to or concurrent with the termination of the merger agreement. However, any termination fee payable as a result of Huntway consummating an acquisition proposal with another person as contemplated within the second and third bullet points above must be paid to Valero Refining no later than simultaneously with the consummation of such acquisition proposal.

AMENDMENTS AND WAIVERS

    Subject to Delaware law, the parties may mutually agree to amend any provision of the merger agreement at any time prior to the effective time of the merger with the prior authorization of their respective board of directors. After Huntway stockholders have approved the merger agreement, the parties may not amend the merger agreement in a manner that would reduce or change the kind of consideration stockholders will receive in the merger without further approval of Huntway stockholders.

GUARANTEE

    Valero Energy, the parent of Valero Refining, has guaranteed all of the obligations and covenants of Valero Refining and HAC set forth in the merger agreement, including the payment of the merger consideration. A copy of the guarantee is attached to the merger agreement contained in Annex A of this proxy statement.

                               RIGHT OF APPRAISAL

    Pursuant to Section 262 of the Delaware General Corporation Law, any holder of our common stock who does not wish to accept the merger consideration may dissent from the merger and elect to have the fair value of such stockholder's shares of common stock (exclusive of any element of value arising from the accomplishment or expectation of the merger) judicially determined and paid to such stockholder in cash, together with a fair rate of interest, if any, provided that such stockholder complies with the provisions of Section 262. The following discussion is not a complete statement of the law pertaining to appraisal rights under the Delaware General Corporation Law, and is qualified in its entirety by the full text of Section 262, which is provided in its entirety as Annex B to this proxy statement. All references in Section 262 and in this summary to a "stockholder" are to the record holder of the shares of common stock as to which appraisal rights are asserted. A person having a beneficial interest in shares of common stock held of record in the name of another person, such as a broker or nominee, must act promptly to cause the record holder to follow properly the steps summarized below and in a timely manner to perfect appraisal rights.

    Under Section 262, where a proposed merger is to be submitted for approval at a meeting of stockholders, as in the case of the special meeting, the corporation, not less than 20 days prior to the meeting, must notify each of its stockholders entitled to appraisal rights that such appraisal rights are available and include in such notice a copy of Section 262. This proxy statement shall constitute such notice to the holders of our common stock and the applicable statutory provisions of the Delaware General Corporation Law are attached to this proxy statement as Annex B. If you wish to exercise such appraisal rights or wish to preserve the right to do so, you should review carefully the following discussion and Annex B to this proxy statement, because failure to comply with the procedures specified in Section 262 timely and properly will result in the loss of appraisal rights. Moreover, because of the complexity of the procedures for exercising the right to seek appraisal of shares of common stock, we believe that if you consider exercising such rights, you should seek the advice of counsel.

    If you wish to exercise your right to demand appraisal under Section 262 of the Delaware General Corporation Law:

    - You must deliver to our Secretary a written demand for appraisal of your shares before the vote on the merger agreement at the special meeting, which demand will be sufficient if you reasonably inform us of your identity and that you intend to demand the appraisal of your shares.

    - You must not vote your shares of common stock in favor of the merger agreement. A proxy that does not contain voting instructions will, unless revoked, be voted in favor of the merger agreement. Therefore, if you vote by proxy and wish to exercise appraisal rights, you must vote against the merger agreement or abstain from voting on the merger agreement.

    - You must continuously hold such shares from the date of making the demand through the effective time of the merger. Accordingly, if you are a record holder of shares of our common stock on the date the written demand for appraisal is made, but thereafter transfer such shares prior to the effective time of the merger, you will lose any right to appraisal in respect of such shares.

    None of voting (in person or by proxy) against, abstaining from voting on or failing to vote on the proposal to approve the merger agreement will constitute a written demand for appraisal within the meaning of Section 262. The written demand for appraisal must be in addition to and separate from any such proxy or vote.

    Only a holder of record of shares of common stock issued and outstanding immediately prior to the effective time of the merger is entitled to assert appraisal rights with respect to the shares of common stock registered in that holder's name. A demand for appraisal should be executed by or on behalf of the stockholder of record, fully and correctly, as such stockholder's name appears on such stock certificates, should specify the stockholder's name and mailing address, the number of shares of common stock owned and that such stockholder intends thereby to demand appraisal of such stockholder's common stock. If the shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of the demand should be made in that capacity, and if the shares are owned of record by more than one person as in a joint tenancy or tenancy in common, the demand should be executed by or on behalf of all owners. An authorized agent, including one or more joint owners, may execute a demand for appraisal on behalf of a stockholder; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, the agent is acting as agent for such owner or owners. A record holder such as a broker who holds shares as nominee for several beneficial owners may exercise appraisal rights with respect to the shares held for one or more other beneficial owners while not exercising such rights with respect to the shares held for one or more beneficial owners; in such case, the written demand should set forth the number of shares as to which appraisal is sought, and where no number of shares is expressly mentioned the demand will be presumed to cover all shares held in the name of the record owner. If you hold your shares in brokerage accounts or other nominee forms and you wish to exercise appraisal rights, you are urged to consult with your brokers to determine appropriate procedures for the making of a demand for appraisal by such nominee.

    If you elect to exercise appraisal rights pursuant to Section 262, you should mail or deliver a written demand to: Huntway Refining Company, 25129 The Old Road, Suite 322, Newhall, California 91381; Attention: Earl G. Fleisher, Chief Financial Officer and Secretary.

    Within 10 days after the effective time of the merger, Huntway, as the surviving corporation, must send a notice of effectiveness of the merger to each former stockholder of Huntway who has made a written demand for appraisal in accordance with Section 262 and who has not voted in favor of the merger agreement. Within 120 days after the effective time of the merger, but not thereafter, either Huntway or any stockholder who has complied with the requirements of Section 262 may file a petition in the Delaware Court of Chancery demanding a determination of the value of the shares of common stock held by all stockholders who are entitled to appraisal rights. Huntway is under no obligation to and has no present intent to file a petition for appraisal, and stockholders seeking to exercise appraisal rights should not assume that Huntway will file such a petition or that Huntway will initiate any negotiations with respect to the fair value of such shares. Accordingly, stockholders who desire to have their shares appraised should initiate any petitions necessary for the perfection of their appraisal rights within the time periods and in the manner prescribed in Section 262. Inasmuch as Huntway has no obligation to file such a petition, the failure of a stockholder to do so within the period specified could nullify such stockholder's previous written demand for appraisal. In any event, at any time within 60 days after the effective time of the merger (or at any time thereafter with the written consent of Huntway), any stockholder who has demanded appraisal has the right to withdraw the demand and to accept payment of the merger consideration.

    Pursuant to the merger agreement, Huntway has agreed to give Valero Refining prompt notice of any demands for appraisal received by it and Valero Refining shall have the right to participate in negotiations and proceedings with respect to such demands to the extent permitted by law. Huntway may not, except with the prior written consent of Valero Refining, make any payment with respect to any demands for appraisal, or offer to settle, or settle, any such demands.

    Within 120 days after the effective time of the merger, any stockholder who has complied with the provisions of Section 262 to that point in time will be entitled to receive from Huntway, upon written request, a statement setting forth the aggregate number of shares not voted in favor of the merger agreement and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Huntway must mail such statement to the stockholder within 10 days after receipt of such request or within 10 days after expiration of the period for delivery of demands for appraisals under
Section 262, whichever is later.

    A stockholder timely filing a petition for appraisal with the Delaware Court of Chancery must deliver a copy to Huntway, which will then be obligated within 20 days to provide the Delaware Court of Chancery with a duly verified list containing the names and addresses of all stockholders who have demanded appraisal of their shares and with whom agreements as to the value of their shares have not been reached by Huntway. After notice to such stockholders, the Delaware Court of Chancery is empowered to conduct a hearing on the petition to determine which stockholders are entitled to appraisal rights. The Delaware Court of Chancery may require stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings, and if any stockholder fails to comply with the requirement, the Delaware Court of Chancery may dismiss the proceedings as to that stockholder.

    After determining the stockholders entitled to an appraisal, the Delaware Court of Chancery will appraise the "fair value" of their shares, exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. The costs of the action may be determined by the Delaware Court of Chancery and taxed upon the parties as the Delaware Court of Chancery deems equitable. Upon application of a stockholder, the Delaware Court of Chancery may also order that all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys' fees and the fees and expenses of experts, be charged pro rata against the value of all of the shares entitled to appraisal. IF YOU ARE CONSIDERING SEEKING APPRAISAL, YOU SHOULD BE AWARE THAT THE FAIR VALUE OF YOUR SHARES AS DETERMINED UNDER
SECTION 262 COULD BE MORE THAN, THE SAME AS OR LESS THAN THE MERGER CONSIDERATION YOU WOULD RECEIVE PURSUANT TO THE MERGER AGREEMENT IF YOU DID NOT SEEK APPRAISAL OF YOUR SHARES. YOU SHOULD ALSO BE AWARE THAT INVESTMENT BANKING OPINIONS ARE NOT OPINIONS AS TO FAIR VALUE UNDER SECTION 262.

    In determining fair value and, if applicable, a fair rate of interest, the Delaware Court of Chancery is to take into account all relevant factors. In WEINBERGER V. UOP, Inc., the Delaware Supreme Court discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that "proof of value by any techniques or methods that are generally considered acceptable in the financial community and otherwise admissible in court" should be considered, and that "fair price obviously requires consideration of all relevant factors involving the value of a company." The Delaware Supreme Court stated that, in making this determination of fair value, the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts that could be ascertained as of the date of the merger that throw any light on future prospects of the merged corporation. In WEINBERGER, the Delaware Supreme Court stated that "elements of future value, including the nature of the enterprise, that are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered." Section 262 provides that fair value is to be "exclusive of any element of value arising from the accomplishment or expectation of the merger."

    Any stockholder who has duly demanded an appraisal in compliance with
Section 262 will not, after the effective time of the merger, be entitled to vote the shares subject to such demand for any purpose or be entitled to the payment of dividends or other distributions on those shares (except dividends or other distributions payable to holders of record of shares as of a record date prior to the effective time of the merger).

    Any stockholder may withdraw such stockholder's demand for appraisal and accept the merger consideration by delivering to Huntway a written withdrawal of such stockholder's demand for appraisal, except that (1) any such attempt to withdraw made more than 60 days after the effective time of the merger will require written approval of Huntway and (2) no appraisal proceeding in the Delaware Court of Chancery shall be dismissed as to any stockholder without the approval of the Delaware Court of Chancery, and such approval may be conditioned upon such terms as the Delaware Court of Chancery deems just. If Huntway does not approve a stockholder's request to withdraw a demand for appraisal when such approval is required or if the Delaware Court of Chancery does not approve the dismissal of an appraisal proceeding, the stockholder would be entitled to receive only the appraised value determined in any such appraisal proceeding, which value could be lower than the value of the merger consideration.

    FAILURE TO COMPLY STRICTLY WITH ALL OF THE PROCEDURES SET FORTH IN
SECTION 262 OF THE DELAWARE GENERAL CORPORATION LAW WILL RESULT IN THE LOSS OF YOUR STATUTORY APPRAISAL RIGHTS. CONSEQUENTLY, IF YOU WISH TO EXERCISE APPRAISAL RIGHTS, YOU ARE URGED TO CONSULT LEGAL COUNSEL BEFORE ATTEMPTING TO EXERCISE SUCH RIGHTS.

                  PROVISIONS FOR UNAFFILIATED SECURITY HOLDERS

    No provision has been made to grant unaffiliated stockholders of Huntway access to corporate files of Huntway or any other party to the merger or to obtain counsel or appraisal services at the expense of Huntway or any other such party.

                        MARKET FOR HUNTWAY COMMON STOCK

COMMON STOCK MARKET PRICE INFORMATION

    Our common stock is listed on the New York Stock Exchange under the symbol "HWY." However, please read "SUMMARY TERM SHEET -- Recent Development" on page 7 regarding the initiation of delisting procedures by the NYSE with respect to the common stock. The following table shows, for the quarters indicated, the high and low sale prices for our common stock as reported by the New York Stock Exchange.

                                                                    HUNTWAY
                                                                 COMMON STOCK
                                                              -------------------
                                                                HIGH       LOW
                                                              --------   --------
1998
Second Quarter (beginning June 1, the date of our conversion
  to corporate form)........................................  $2.0000    $1.3750
Third Quarter...............................................  $1.9375    $1.2500
Fourth Quarter..............................................  $1.8125    $1.0000

1999
First Quarter...............................................  $2.1250    $1.5000
Second Quarter..............................................  $1.8750    $1.2500
Third Quarter...............................................  $2.0000    $1.3750
Fourth Quarter..............................................  $1.8750    $0.9375

2000
First Quarter...............................................  $1.5000    $1.0625
Second Quarter..............................................  $1.2500    $0.8125
Third Quarter...............................................  $1.1250    $0.8125
Fourth Quarter..............................................  $1.0000    $0.6250

2001
First Quarter (January 1 through February 8, the trading day
  prior to public release of our 2000 earnings).............  $1.0625    $0.8750
First Quarter (February 9 through March 31).................  $1.8500    $1.0900
Second Quarter (through April 20)...........................  $1.8500    $1.8100

    On March 20, 2001, the last full trading day prior to the day on which the execution of the merger agreement was publicly announced, the closing sale price for the our common stock on the New York Stock Exchange was $1.70. On April 20, 2001, the closing sale price for our common stock on the New York Stock Exchange was $1.81.

    The market price for our common stock is subject to fluctuation and stockholders are urged to obtain current market sale prices.

DIVIDEND INFORMATION

    We have never paid any dividends on our common stock and do not intend to pay such dividends in the foreseeable future. We currently intend to retain any future earnings for our development and growth. In addition, the agreements with our principal lenders prohibit cash dividends until all obligations under those agreements are paid in full.

                              SECURITIES OWNERSHIP

    The following table sets forth certain information as of March 31, 2001, concerning the beneficial ownership of our common stock by:

    - each person who is the beneficial owner of more than 5 percent of our common stock;

    -  each of our directors;

    - our chief executive officer and four other highest paid executive officers; and

    -  our directors and executive officers as a group.

    Shares issuable upon exercise of options that are exercisable currently or within the next 60 days (without regard to any acceleration thereof in connection with the merger) are deemed to be outstanding for the purpose of computing the percentage ownership and overall voting power of persons beneficially owning such options, but have not been deemed to be outstanding for the purpose of computing the percentage ownership or overall voting power of any other person. Unless otherwise indicated, the address of each person or entity listed below is Huntway's principal executive offices. Valero Energy, Valero Refining and HAC are not currently the beneficial owner of any shares of Huntway's common stock.

                                                              NUMBER OF
                                                              SHARES(1)       PERCENT
                                                              ----------      --------
Lighthouse Investors, LLC ..................................   7,955,469(2)     35.6
200 Seventh Avenue, Suite 105
Santa Cruz, CA 95062

First Chicago Equity Corporation ...........................   5,320,518(3)     35.5
One First National Plaza
Chicago, IL 60670

DDJ Capital Management, LLC ................................   5,333,333(4)     26.2
141 Linden Street, Suite S-4
Wellesley, MA 02181

Andre Danesh ...............................................   3,226,227(5)     20.0
Allied Financial Corp.
1583 Beacon Street
Brookline, MA 02146

Contrarian Capital Advisors, L.L.C .........................   2,223,475(6)     12.4
411 West Putnam Avenue, Suite 225
Greenwich, CT 06830

Earl G. Fleisher............................................     213,700(7)      1.4

Juan Y. Forster.............................................   1,180,250(8)      7.5

Harris Kaplan...............................................     200,000(9)      1.2

J.C. McFarland..............................................     282,000(10)     1.7

Warren J. Nelson............................................     956,400(11)     6.0

Richard Spencer.............................................   7,950,882(2)     35.6

Brian D. Hogan..............................................      25,000(12)    *

William G. Darnell..........................................     347,030(13)     2.3

Lucian A. Nawrocki..........................................     424,754(14)     2.8

                                                              NUMBER OF
                                                              SHARES(1)       PERCENT
                                                              ----------      --------
Terrance L. Stringer........................................     412,000(15)     2.7
All directors and executive officers as a group (10           11,917,016(16)    46.5
persons)....................................................

----------------

*   Less than one percent.

(1) Except as otherwise indicated, beneficial ownership means the sole power to vote and dispose of shares.

(2) Includes shares beneficially owned by other persons who, together with Lighthouse Investors, LLC, have filed a statement with the Securities and Exchange Commission pursuant to Section 13(d) of the Exchange Act identifying themselves as a group. Such persons include Richard Spencer. Also includes 7,333,333 shares which Lighthouse Investors, LLC has the right to currently acquire through the conversion of our outstanding convertible notes. According to the statement filed with the SEC, the power to vote and dispose of 7,805,600 of the shares is shared.

(3) Includes shares beneficially owned by other persons who, together with First Chicago Equity Corporation, have filed a statement with the SEC pursuant to
    Section 13(d) of the Exchange Act identifying themselves as a group. According to the statement filed with the SEC, the power to vote and dispose of all such shares is shared.

(4) Consists of shares which B III Capital Partners, L.P. has the right to currently acquire through the conversion of our outstanding convertible notes.

(5) Includes shares beneficially owned by other persons. Such persons include the Andre Danesh 1997 IRRV Trust. Also includes 1,146,059 shares which such Trust has the right to currently acquire through the exercise of outstanding stock options.

(6) Includes 1,833,333 shares which Contrarian Capital Fund I, L.P., Contrarian Capital Fund, II, L.P. and persons for which Contrarian Capital Advisors, L.L.C. acts as agent or provides direction have the right to currently acquire through the conversion of our outstanding convertible notes.

(7) Includes 187,500 shares which Mr. Fleisher has the right to currently acquire through the exercise of outstanding stock options.

(8) Includes 740,250 shares which Mr. Forster has the right to currently acquire through the exercise of outstanding stock options.

(9) Includes 200,000 shares which Mr. Kaplan has the right to currently acquire or acquire within 60 days through the exercise of outstanding stock options.

(10) Includes 225,000 shares which Mr. McFarland has the right to currently acquire or acquire within 60 days through the exercise of outstanding stock options.

(11) Includes 895,000 shares which Mr. Nelson has the right to currently acquire through the exercise of outstanding stock options.

(12) Consists of 25,000 shares which Mr. Hogan has the right to acquire within 60 days through the exercise of outstanding stock options.

(13) Includes 282,500 shares which Mr. Darnell has the right to currently acquire through the exercise of outstanding stock options.

(14) Includes 382,500 shares which Mr. Nawrocki has the right to currently acquire through the exercise of outstanding stock options.

(15) Includes 405,000 shares which Mr. Stringer has the right to currently acquire through the exercise of outstanding stock options.

(16) Includes 10,601,083 shares which directors and executive officers have the right to currently acquire or acquire within 60 days.

                        DIRECTORS AND EXECUTIVE OFFICERS

    Information concerning the names, ages, positions with Huntway and business experience of each of our directors and executive officers as of March 31, 2000, is set forth below:

NAME                                     AGE      POSITION
----                                   --------   --------
Warren J. Nelson.....................     50      President, Chief Executive Officer and Director

Earl G. Fleisher.....................     50      Chief Financial Officer

Terrance L. Stringer.................     59      Executive Vice President, Supply, Planning and
                                                  Distribution

Lucian A. Nawrocki...................     55      Executive Vice President, Asphalt Sales

William G. Darnell...................     64      Vice President and General Manager/ Benicia

Juan Y. Forster......................     64      Director

Brian D. Hogan.......................     56      Director

Harris Kaplan........................     50      Director

J.C. McFarland.......................     54      Director

Richard Spencer......................     48      Director

EXECUTIVE OFFICERS:

Warren J. Nelson has served as our President and Chief Executive Officer since March 1, 2000 and our Executive Vice President and Chief Financial Officer since prior to 1996 and until March 1, 2000. Mr. Nelson has been a director of our company since June 1998.

Earl G. Fleisher has served as our Chief Financial Officer since March 1, 2000 and our Controller since prior to 1996.

Terrance L. Stringer has served as our Executive Vice President of Supply, Planning and Distribution since prior to 1996.

Lucian A. Nawrocki has served as our Executive Vice President of Asphalt Sales since prior to 1996.

William G. Darnell has served as our Vice President and General Manager of Benicia since prior to 1996.

DIRECTORS:

Juan Y. Forster was our President and Chief Executive Officer since prior to 1996 and until March 1, 2000. Mr. Forster has been a director of our company since June 1998.

Brian D. Hogan has been Of Counsel to the law firm of Kirkland & Ellis since February 1, 2000. From 1975 to January 31, 2000, Mr. Hogan was a Partner at Kirkland & Ellis. Mr. Hogan has been a director of our company since May 2000 and is Chairman of the Compensation Committee and a member of the Audit Committee of our board.

Harris Kaplan has been President of Eastgate Management Corporation, an offshore and domestic money management firm, since 1996. Mr. Kaplan was a member of the management team of Nabors Industries, an oil service company, from prior to 1994 to 1996. Mr. Kaplan has been a director of our company since June 1998 and is a member of the Audit Committee and the Compensation Committee of our board.

J.C. McFarland has been an independent consultant since 1997 after having served as Chairman and Chief Executive Officer of McFarland Energy, Inc., an exploration and production company, from prior to 1994 to 1997. Mr. McFarland has been a director of our company since June 1998 and is Chairman of the Audit Committee and a member of the Compensation Committee of our board.

Richard Spencer has been Manager of Westcliff Management, LLC, a money management firm, since prior to 1995. Mr. Spencer has been a director of our company since June 1998.

    In connection with a refinancing by our predecessor (Huntway Partners L.P.) in 1997, the partnership agreed to use its best efforts to nominate and cause to be elected as a director of Huntway at all times after the conversion of the partnership to Huntway, one individual selected by B III Capital Partners, L.P. and one individual selected by Lighthouse Investors, L.L.C. This agreement expires with respect to B III or Lighthouse when such person no longer owns Senior Subordinated Secured Convertible Notes with a principal amount of at least $3.5 million or shares of common stock issued on conversion of such Notes with a principal amount of at least $3.5 million or a combination of the two. The individuals currently selected by B III and Lighthouse are Messrs. Kaplan and Spencer, respectively.

                             STOCKHOLDERS PROPOSALS

    As a result of the pending merger, we do not currently intend to hold an annual meeting of stockholders in 2001. We are holding a special meeting as contemplated by this proxy statement. If the merger is approved at the special meeting and is consummated, we will have no public stockholders and there will be no public participation in any future meetings of stockholders. However, if the merger is not approved at the special meeting or is not consummated, our public stockholders will continue to be entitled to attend and participate in stockholder meetings and we anticipate that a 2001 annual meeting of stockholders will be held as soon as practicable following the date the pending merger is terminated. Any Huntway stockholder intending to submit a proposal for inclusion in our proxy statement and form of proxy relating to the 2001 annual meeting of stockholders, in the event that such meeting is held, must submit the proposal in accordance with the requirements of Rule 14a-8 promulgated under the Exchange Act. Thus, we must receive the proposal a reasonable time before we begin to print our proxy materials, which we interpret to be 120 days before we begin to print them. For any proposal that is not submitted for inclusion in our proxy statement for any 2001 annual meeting, but is instead sought to be presented directly at the 2001 annual meeting, stockholders must comply with the notice requirements and procedures outlined in our bylaws. We have filed our bylaws with, and a copy of our bylaws can be obtained from, the SEC.

                      WHERE YOU CAN FIND MORE INFORMATION

    The SEC allows us to "incorporate by reference" information into this proxy statement, which means that we can disclose important information about us and our financial condition by referring you to another document filed separately with the SEC. This proxy statement incorporates by reference our Form 10-K (including the audited financial statements and the discussions regarding our results of operations and liquidity and capital resources therein) for the year ended December 31, 2000. For your convenience, we have enclosed with this mailing our 2000 annual report, which includes our Form 10-K for the year ended December 31, 2000.

    We also incorporate by reference the information contained in all other documents we file with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this proxy statement and before the special meeting. The information contained in any such document will be considered part of this proxy statement from the date the document is filed and will supplement or amend the information contained in this proxy statement.

    Any statement contained in a document incorporated by reference in this proxy statement will be deemed to be modified or superseded for purposes of this proxy statement to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated by reference in this proxy statement modifies or supersedes that statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this proxy statement.

    We undertake to provide by first class mail, without charge and within one business day after receipt of any request, to any person to whom a copy of this proxy statement has been delivered, an additional copy of our Form 10-K or a copy of any or all of the other documents referred to above that have been incorporated by reference in this proxy statement, other than exhibits to the Form 10-K or such other documents (unless such exhibits are specifically incorporated by reference therein). We will furnish any exhibit upon the payment of a specified reasonable fee, which fee will be limited to our reasonable expenses in furnishing such exhibit. Requests for such copies should be directed to Huntway Refining Company, 25129 The Old Road, Suite 322, Newhall, California 91381; telephone number (661) 254-1220; Attention: Earl Fleisher, Chief Financial Officer and Secretary.

                             ADDITIONAL INFORMATION

    We are also currently subject to the information requirements of the Exchange Act and in accordance therewith file periodic reports, proxy statements and other information with the SEC relating to our business, financial statements and other matters. You may read and copy (at prescribed rates) any such reports, proxy statements and other information at the following locations of the SEC:

450 Fifth Street, N.W.         500 West Madison Street        7 World Trade Center
Washington, D.C. 20549         Suite 1400                     Suite 1300
                               Chicago, Illinois 60661        New York, New York 10048

    For further information concerning the SEC's public reference rooms, you may call the SEC at 1-800-SEC-0330.

    Some of this information may also be accessed on the World Wide Web through the SEC's Internet address at http://www.sec.gov. You can also inspect and copy certain reports, proxy statements and other information at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

                              INDEPENDENT AUDITORS

    Our financial statements as of December 31, 2000, incorporated by reference in this proxy statement, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report incorporated by reference from our Annual Report on Form 10-K for the year ended December 31, 2000. It is expected that representatives of Deloitte & Touche LLP will be present at the special meeting, both to respond to appropriate questions of stockholders of Huntway and to make a statement if they so desire.

           CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

    This proxy statement contains or incorporates by reference certain forward-looking statements and information relating to Huntway that are based on the beliefs of management as well as assumptions made by and information currently available to Huntway. When used in this document or in material incorporated by reference into this document, the words "anticipate," "believe," "estimate," "expect," "plan," "predict," "intend" and similar expressions, as they relate to Huntway or its management are intended to identify forward-looking statements. Such statements reflect the current view of Huntway with respect to future events and are subject to certain risks, uncertainties and assumptions. Many factors could cause the actual results, performance or achievements of Huntway to be materially different from any future results, performance or achievements that may be expressed or implied by such forward-looking statements, including, among others,

    - changes in general economic and business conditions;

    - price and availability of crude oil;

    - demand for liquid asphalt and light-end products;

    - government and private funding for road reconstruction and repair; and

    - other factors discussed elsewhere in our other filings with the SEC, including our Form 10-K for the year ended December 31, 2000.

    Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those described herein as anticipated, believed, estimated, expected, planned or intended. Huntway does not intend, or assume any obligation, to update these forward-looking statements after the date of this proxy statement or to reflect the occurrence of unanticipated events. The information contained in this proxy statement speaks only as of the date indicated on the cover of this proxy statement unless the information indicates that another date applies.

                                 OTHER BUSINESS

    The board of directors does not know of any other matters to be presented for action at the special meeting. If any other business should properly come before the special meeting, including, among other things, consideration of a motion to adjourn such meeting to another time and/or place for the purpose of soliciting additional proxies, allowing additional time for the satisfaction of conditions to the merger or otherwise, the persons named in the enclosed proxy card intend to vote thereon in accordance with their best judgment on the matter.

                                          By Order of the Board of Directors,

                                          [LOGO]

                                          Earl G. Fleisher
                                          CHIEF FINANCIAL OFFICER AND SECRETARY

Newhall, California
April 23, 2001

                                                                         ANNEX A

                          AGREEMENT AND PLAN OF MERGER
                                  DATED AS OF
                                 MARCH 20, 2001
                                  BY AND AMONG
                           HUNTWAY REFINING COMPANY,
                     VALERO REFINING AND MARKETING COMPANY
                                      AND
                                  HAC COMPANY

                               TABLE OF CONTENTS

ARTICLE 1
            THE MERGER..................................................  A-5
            SECTION 1.01 The Merger.....................................  A-5
            SECTION 1.02 Closing of the Merger..........................  A-5
            SECTION 1.03 Organizational Documents.......................  A-6
            SECTION 1.04 Directors and Officers.........................  A-6

ARTICLE 2
            CONVERSION OF SECURITIES AND RELATED MATTERS................  A-6
            SECTION 2.01 Conversion of Capital Stock....................  A-6
            SECTION 2.02 Exchange of Certificates for Merger
            Consideration...............................................  A-7
            SECTION 2.03 Target Stock Options...........................  A-8
            SECTION 2.04 [Intentionally Omitted]........................  A-9
            SECTION 2.05 Further Assurances.............................  A-9

ARTICLE 3
            REPRESENTATIONS AND WARRANTIES OF TARGET....................  A-9
            SECTION 3.01 Corporate Existence and Power..................  A-9
            SECTION 3.02 Corporate Authorization........................  A-9
            SECTION 3.03 Governmental Authorization.....................  A-9
            SECTION 3.04 Non-Contravention..............................  A-10
            SECTION 3.05 Capitalization.................................  A-10
            SECTION 3.06 Subsidiaries...................................  A-10
            SECTION 3.07 Target SEC Documents...........................  A-11
            SECTION 3.08 Financial Statements; Liabilities..............  A-11
            SECTION 3.09 Information to Be Supplied.....................  A-12
            SECTION 3.10 Absence of Certain Changes.....................  A-12
            SECTION 3.11 Litigation.....................................  A-12
            SECTION 3.12 Taxes..........................................  A-12
            SECTION 3.13 Compliance with Laws; Licenses, Permits and
                         Registrations..................................  A-13
            SECTION 3.14 Contracts......................................  A-13
            SECTION 3.15 Employee Benefit Plans.........................  A-13
            SECTION 3.16 Transactions with Affiliates...................  A-14
            SECTION 3.17 Intellectual Property..........................  A-14
            SECTION 3.18 Environmental Matters..........................  A-14
            SECTION 3.19 Real Estate....................................  A-15
            SECTION 3.20 Required Vote; Board Approval..................  A-16
            SECTION 3.21 Finders' Fees; Opinion of Financial Advisor....  A-16
            SECTION 3.22 Employee Matters...............................  A-16
            SECTION 3.23 Personal Property..............................  A-17
            SECTION 3.24 Insurance......................................  A-17
            SECTION 3.25 Target Credit Documents........................  A-17
            SECTION 3.26 Section 203 of the DGCL Not Applicable.........  A-17

ARTICLE 4
            REPRESENTATIONS AND WARRANTIES OF BUYER.....................  A-17
            SECTION 4.01 Corporate Existence and Power..................  A-17
            SECTION 4.02 Corporate Authorization; Approvals.............  A-17
            SECTION 4.03 Governmental Authorization.....................  A-18

            SECTION 4.04 Non-Contravention..............................  A-18
            SECTION 4.05 BuyerSub.......................................  A-18
            SECTION 4.06 Information to Be Supplied.....................  A-18
            SECTION 4.07 Finders' Fees..................................  A-19
            SECTION 4.08 Financing of Merger............................  A-19
            SECTION 4.09 Solvency and Status............................  A-19

ARTICLE 5
            COVENANTS OF TARGET.........................................  A-19
            SECTION 5.01 Target Interim Operations......................  A-19
            SECTION 5.02 Stockholder Meeting............................  A-21
            SECTION 5.03 Acquisition Proposals; Board Recommendation....  A-21

ARTICLE 6
            COVENANTS OF BUYER..........................................  A-22
            SECTION 6.01 Director and Officer Liability.................  A-22
            SECTION 6.02 Employee Benefits..............................  A-23
            SECTION 6.03 Title Policies.................................  A-24
            SECTION 6.04 Conduct of BuyerSub............................  A-24

ARTICLE 7
            COVENANTS OF BUYER AND TARGET...............................  A-24
            SECTION 7.01 Reasonable Best Efforts........................  A-24
            SECTION 7.02 Certain Filings; Cooperation in Receipt of
            Consents....................................................  A-25
            SECTION 7.03 Public Announcements...........................  A-25
            SECTION 7.04 Access to Information..........................  A-26
            SECTION 7.05 Notices of Certain Events......................  A-26
            SECTION 7.06 Repayment/Purchase of Target Indebtedness......  A-26

ARTICLE 8
            CONDITIONS TO THE MERGER....................................  A-28
            SECTION 8.01 Conditions to the Obligations of Each Party....  A-28
            SECTION 8.02 Conditions to the Obligations of Target........  A-28
            SECTION 8.03 Conditions to the Obligations of Buyer and
            BuyerSub....................................................  A-29

ARTICLE 9
            TERMINATION; AMENDMENTS AND WAIVERS.........................  A-30
            SECTION 9.01 Termination....................................  A-30
            SECTION 9.02 Effect of Termination..........................  A-31
            SECTION 9.03 Fees and Expenses..............................  A-31
            SECTION 9.04 Waivers and Amendments.........................  A-31

ARTICLE 10
            DEFINITIONS.................................................  A-32
            SECTION 10.01 Certain Definitions...........................  A-32

ARTICLE 11
            MISCELLANEOUS...............................................  A-38
            SECTION 11.01 Notices.......................................  A-38
            SECTION 11.02 Survival of Representations and Warranties
            after the Effective Time....................................  A-39
            SECTION 11.03 Successors and Assigns........................  A-39
            SECTION 11.04 Governing Law.................................  A-39
            SECTION 11.05 Counterparts; Effectiveness; Third Party
            Beneficiaries...............................................  A-39

            SECTION 11.06 Jurisdiction..................................  A-39
            SECTION 11.07 Waiver of Jury Trial..........................  A-40
            SECTION 11.08 Enforcement...................................  A-40
            SECTION 11.09 Entire Agreement..............................  A-40
            SECTION 11.10 Severability..................................  A-40
            SECTION 11.11 Construction..................................  A-40
            SECTION 11.12 Headings......................................  A-40
            SECTION 11.13 Incorporation of Exhibits and Schedules.......  A-40

EXHIBITS

Exhibit A--Form of Option Exercise/Payment Direction

SCHEDULES

Target Disclosure Schedule

                          AGREEMENT AND PLAN OF MERGER

    AGREEMENT AND PLAN OF MERGER dated as of March 20, 2001 (this "AGREEMENT") by and among Huntway Refining Company, a Delaware corporation (including its predecessor as appropriate, "TARGET"), Valero Refining and Marketing Company, a Delaware corporation ("BUYER"), and HAC Company, a Delaware corporation and a wholly-owned subsidiary of Buyer ("BUYERSUB"). Certain capitalized terms used herein have the meanings set forth in Article 10.

                                    RECITALS

    This Agreement contemplates a transaction in which Target shall become a wholly-owned Subsidiary of Buyer through a merger of BuyerSub with and into Target, with Target continuing as the surviving corporation. The stockholders of Target will receive cash in exchange for their capital stock in Target.

    NOW, THEREFORE, in consideration of the foregoing, and of the representations, warranties, covenants and agreements contained herein, and intending to be legally bound, the parties hereto agree as follows:

                                   ARTICLE 1
                                   THE MERGER

    SECTION 1.01  THE MERGER.

    (a) At the Effective Time, BuyerSub shall be merged (the "MERGER") with and into Target in accordance with the terms and conditions of this Agreement and the DGCL, at which time the separate existence of BuyerSub shall cease and Target shall continue its existence. In its capacity as the corporation surviving the Merger, this Agreement sometimes refers to Target as the "SURVIVING CORPORATION."

    (b) As soon as practicable after satisfaction or, to the extent permitted hereby, waiver of all conditions to the Merger set forth herein, Target shall file a certificate of merger (the "CERTIFICATE OF MERGER") with the Secretary of State of the State of Delaware (the "SECRETARY") and make all other filings or recordings required by Section 251 of the DGCL in connection with the Merger. The "EFFECTIVE TIME" shall be the date and time that the Certificate of Merger is filed with the Secretary unless a later date and/or time is otherwise agreed upon by the parties and specified in the Certificate of Merger, in which case, the Effective Time shall be the date and time so specified.

    (c) From and after the Effective Time, the Merger shall have the effects set forth in Section 259 of the DGCL.

    SECTION 1.02  CLOSING OF THE MERGER.

    (a) The closing of the Merger (the "CLOSING") shall be held at the offices of Kirkland & Ellis, 777 South Figueroa Street, Los Angeles, California (or such other place as agreed by the parties) within five Business Days after satisfaction or, to the extent permitted hereby, waiver of the conditions set forth in Article 8 (other than conditions with respect to actions the respective parties are to take at the Closing itself), unless the parties hereto agree on another date.

    (b) It is contemplated that at the Closing Buyer shall among other things
(i) fully satisfy and discharge any indebtedness of Target under the Bank of America Loan Agreement and obtain and cause to become effective a back-up letter of credit to certain letters of credit issued for the benefit of Target pursuant to the Bank of America Loan Agreement as contemplated by Section 7.06(a),
(ii) fully satisfy and discharge all of the indebtedness of Target under the Boeing Capital Loan Agreement as contemplated by Section 7.06(b),
(iii) purchase all of the Convertible Notes as contemplated by Section 7.06(c) and (iv) purchase all of the Junior Subordinated Debentures as contemplated by Section 7.06(d). As a result of the foregoing, it is also contemplated that at Closing all Liens arising under the Target Credit Documents shall be terminated and released.

    SECTION 1.03 ORGANIZATIONAL DOCUMENTS. At the Effective Time (i) the certificate of incorporation of Target shall be amended to read in its entirety as the certificate of incorporation of BuyerSub in effect immediately prior to the Effective Time (except that the name of the Surviving Corporation shall be the name of Target as specified in its certificate of incorporation in effect immediately prior to the Effective Time) and as so amended shall be the certificate of incorporation of the Surviving Corporation until thereafter amended in accordance with applicable law and (ii) the by-laws of BuyerSub in effect immediately prior to the Effective Time shall be the by-laws of the Surviving Corporation until thereafter amended in accordance with applicable law.

    SECTION 1.04 DIRECTORS AND OFFICERS. From and after the Effective Time (until successors are duly elected or appointed and qualified), the directors and officers of BuyerSub immediately prior to the Effective Time shall be the directors and officers of the Surviving Corporation.

                                   ARTICLE 2
                  CONVERSION OF SECURITIES AND RELATED MATTERS

    SECTION 2.01 CONVERSION OF CAPITAL STOCK. At the Effective Time and by virtue of the Merger and without any action on the part of Target, Buyer or BuyerSub or their respective stockholders:

    (a) Each share of common stock, $0.01 par value per share, of BuyerSub (each, a "BUYERSUB COMMON SHARE") outstanding immediately prior to the Effective Time shall be converted into and become one share of common stock of the Surviving Corporation.

    (b) Except as otherwise provided in Section 2.01(c) and Section 2.01(d), each Target Common Share outstanding immediately prior to the Effective Time shall be converted into cash in an amount equal to $1.90 (the "MERGER CONSIDERATION"). All such Target Common Shares, when so converted, shall no longer be outstanding, shall automatically be canceled and retired and shall cease to exist. Each holder of a stock certificate formerly representing Target Common Shares shall cease to have any rights with respect thereto at the Effective Time, except the right to receive, without interest, the applicable Merger Consideration in accordance with this Agreement, except as otherwise provided in Section 2.01(c) and Section 2.01(d).

    (c) Each Target Common Share held by Target as treasury stock or owned by Buyer or any Buyer Subsidiary immediately prior to the Effective Time shall automatically be canceled and retired and shall cease to exist, and no payment shall be made in respect thereof.

    (d) Each Target Common Share as to which a written demand for appraisal is filed in accordance with Section 262 of the DGCL at or prior to the Target Stockholder Meeting and not withdrawn at or prior to the Target Stockholder Meeting and which is not voted in favor of the Merger shall be converted into the right to receive payment from the Surviving Corporation with respect thereto in accordance with Section 262 of the DGCL and shall not be converted into or represent a right to receive the Merger Consideration (a "DISSENTING SHARE"), unless and until the holder thereof shall have failed to perfect, or shall have effectively withdrawn or lost the right to appraisal of and payment for such Target Common Share under Section 262 of the DGCL, in which event and at such time such Target Common Share shall be converted into the right to receive, without interest, the Merger Consideration. Target shall give Buyer prompt notice upon receipt by Target of any and all written demands for appraisal rights, withdrawal of such demands and any other written communications delivered to Target pursuant to Section 262 of the DGCL, and Target shall give Buyer the opportunity, to the extent permitted by law, to participate in all negotiations and proceedings with respect to such demands. Except with the prior written consent of Buyer, Target shall not voluntarily make any payment with respect to any demand for appraisal rights and shall not settle or offer to settle any such demand. Each holder of Dissenting Shares who becomes entitled, pursuant to the provisions of Section 262 of the DGCL, to payment for such Dissenting Shares under the provisions of Section 262 of the DGCL shall receive payment thereof from the Surviving Corporation and such Target Common Shares shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist.

    SECTION 2.02  EXCHANGE OF CERTIFICATES FOR MERGER CONSIDERATION.

    (a) EXCHANGE AGENT. Promptly after the date hereof but in any event prior to the Target Stockholder Meeting, Buyer shall appoint a bank or trust company acceptable to Target (on terms acceptable to Target) as agent (the "EXCHANGE "AGENT") for the benefit of the holders of Target Common Shares, for the purpose of exchanging for the Merger Consideration pursuant to this Article 2 certificates ("CERTIFICATES") that immediately prior to the Effective Time represent outstanding Target Common Shares. Buyer shall deliver to the Exchange Agent upon the Closing the Merger Consideration to be paid in respect of Target Common Shares converted into the Merger Consideration (that is, not including any then Dissenting Shares) pursuant to this Article 2 (the "EXCHANGE FUND"). In addition, in the event that any then Dissenting Share thereafter ceases to be a Dissenting Share and the underlying Target Common Share is thereupon converted into the Merger Consideration, Buyer thereupon shall deliver immediately to the Exchange Agent for inclusion in the Exchange Fund the appropriate Merger Consideration. Except as contemplated by subsections (d), (e), (f) and (g) of this Section, the Exchange Fund shall not be used for any other purpose. The Buyer shall pay all charges and expenses of the Exchange Agent.

    (b) EXCHANGE PROCEDURES. As promptly as practicable after the Effective Time, but in any event not more than five Business Days after the date of the Effective Time, Buyer shall send, or will cause the Exchange Agent to send, to each holder of record of a Certificate or Certificates a letter of transmittal and instructions (which shall be in customary form and specify that delivery shall be effected, and risk of loss and title shall pass, only upon delivery of Certificates to the Exchange Agent) for use in the exchange contemplated by this Section. Upon surrender of a Certificate to the Exchange Agent, together with a duly executed and completed letter of transmittal, the holder of such Certificate shall be entitled to promptly receive in exchange therefor the Merger Consideration as provided in this Article 2 in respect of the Target Common Shares represented by such Certificate less such amounts, if any, as are required to be deducted and withheld by the Surviving Corporation, Exchange Agent or Buyer under the Code or any provision of state or local tax law. Until surrendered as contemplated by this Section, each Certificate shall be deemed upon and at any time after the Effective Time to represent only the right to receive the appropriate Merger Consideration without interest as provided in this Article 2, except for any Dissenting Share. If any Merger Consideration is to be paid to a Person other than the Person in whose name the Certificate is registered, it shall be a condition to such payment that in the judgment of the Exchange Agent the Certificate so surrendered shall be properly endorsed or otherwise be in proper form for transfer and that the Person requesting such payment shall pay to the Exchange Agent any transfer or other taxes required as a result of such payment to a Person other than the registered holder of such Certificate or establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Buyer, the posting by such Person of a bond, in such reasonable amount as Buyer may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will deliver in exchange for such lost, stolen or destroyed Certificate, the appropriate Merger Consideration as contemplated by this Article 2.

    (c) NO FURTHER OWNERSHIP RIGHTS IN TARGET COMMON SHARES. The Merger Consideration paid upon surrender of Certificates in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to the Target Common Shares represented thereby. As of the Effective Time, the stock transfer books of Target shall be closed and there shall be no further registration of transfers on the stock transfer books of Target.

    (d) RETURN OF MERGER CONSIDERATION. At any time after the first anniversary of the date of the Closing, upon written demand by Buyer, the Exchange Agent shall deliver to Buyer any portion of the Merger Consideration made available to the Exchange Agent pursuant to this Section that then remains undistributed. Holders of Certificates who have not complied with this Section prior to such delivery to Buyer shall thereafter look only to Buyer for payment of the appropriate Merger Consideration.

    (e) NO LIABILITY. None of Buyer, the Surviving Corporation or the Exchange Agent shall be liable to any Person in respect of any Target Common Shares for any amounts paid to a public official pursuant to any applicable abandoned property, escheat or similar law. Any amounts remaining unclaimed by any holder of Target Common Shares immediately prior to such time when such amounts would otherwise escheat to or become the property of any Governmental Entity shall, to the extent permitted by applicable law, become the property of Buyer, free and clear of all claims or interest of any Person previously entitled thereto.

    (f) WITHHOLDING RIGHTS. Each of the Surviving Corporation, the Exchange Agent and Buyer shall be entitled to deduct and withhold from the Merger Consideration otherwise payable hereunder to any Person such amounts, if any, it is required to deduct and withhold with respect to the making of such payment under any provision of Federal, state, local or foreign income tax law. To the extent that the Surviving Corporation, the Exchange Agent or Buyer so withholds any such amounts, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of Target Common Shares in respect of which such deduction and withholding was made by the Surviving Corporation, the Exchange Agent or Buyer, as the case may be.

    (g) INVESTMENT OF THE EXCHANGE FUND. The Exchange Agent shall invest any and all cash included in the Exchange Fund only in an insured money market account; provided that no loss thereon or thereof shall affect the amounts payable by the Buyer to the holders of Target Common Shares pursuant to this Article 2. Any interest and other income resulting from such investment shall promptly be paid to Buyer, and Buyer shall replace promptly any portion of the Exchange Fund which the Exchange Agent loses through such investment.

    SECTION 2.03  TARGET STOCK OPTIONS.

    (a) As soon as possible following the date of this Agreement and pursuant to the terms of the respective Target Option Plan, the Board of Directors of Target (and, if appropriate, any committee administering any Target Option Plan) shall adopt such resolutions and/or take such other actions as may be required or appropriate in its sole discretion to effect the provisions of this Section. Each stock option to purchase Target Common Shares (each, a "TARGET OPTION") outstanding under either Target Option Plan immediately prior to the Effective Time, whether or not vested or exercisable, shall become fully vested and exercisable at the Effective Time (other than any portion of a Target Option held by a member of the board of directors of Target that failed to vest as originally scheduled due to such member not meeting applicable attendance requirements) and shall be deemed to constitute an option to acquire, on the same terms and conditions (other than as expressly provided in this Section) as were applicable under such Target Option immediately prior to the Effective Time, the same Merger Consideration as the holder of such Target Option would have been entitled to receive pursuant to this Agreement had such holder exercised such Target Option in full immediately prior to the Effective Time, and the Buyer so acknowledges and agrees to the foregoing.

    (b) At the Closing, Buyer shall pay to each holder of a then outstanding Target Option who has theretofore delivered to the Chief Financial Officer of Target an executed Option Exercise/ Payment Direction an amount equal to the excess of (x) the Merger Consideration multiplied by the number of Target Common Shares purchasable pursuant to such Target Option immediately prior to the Effective Time over (y) the aggregate exercise price for the Target Common Shares purchasable pursuant to such Target Option immediately prior to the Effective Time (in each case assuming such Target Option had been fully vested and fully exercisable immediately prior to the Effective Time as contemplated by the immediately preceding subsection), less any amounts as are required to be deducted and withheld under the Code or any provision of state or local tax law in connection with such payment (the "OPTION SPREAD PAYMENT"). The Option Spread Payment shall be paid by Buyer in cash by certified check or wire transfer of immediately available funds as directed in the respective Option Exercise/Payment Direction. After the execution and delivery hereof, Target shall make available to each of its employees and other Persons who hold Target Options the opportunity to enter into and deliver an Option Exercise/Payment Direction.

    SECTION 2.04  [INTENTIONALLY OMITTED]

    SECTION 2.05 FURTHER ASSURANCES. At and after the Effective Time, the officers and directors of the Surviving Corporation will be authorized to execute and deliver, in the name and on behalf of Target or BuyerSub, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of Target or BuyerSub, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets of Target acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

                                   ARTICLE 3
                    REPRESENTATIONS AND WARRANTIES OF TARGET

    Except as disclosed in the Target Disclosure Schedule, Target represents and warrants to Buyer that:

    SECTION 3.01 CORPORATE EXISTENCE AND POWER. Target is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware, and has all corporate power required to carry on its business as now conducted. Target is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the property owned or leased by it or the nature of its activities makes such qualification necessary, except where the failure to be so qualified or be in good standing, individually or in the aggregate, would not have a Target Material Adverse Effect. Target has heretofore made available to Buyer true, correct and complete copies of its certificate of incorporation and by-laws as currently in effect.

    SECTION 3.02 CORPORATE AUTHORIZATION; APPROVALS. The execution, delivery and performance by Target of this Agreement and the consummation by Target of the transactions contemplated hereby are within the corporate powers of Target and, except for the Target Stockholder Approval, have been duly authorized by all necessary corporate action. Assuming that this Agreement constitutes the valid and binding obligation of Buyer and BuyerSub and that the Guarantee constitutes the valid and binding obligation of Valero Energy Corporation, this Agreement constitutes a valid and binding agreement of Target, enforceable in accordance with its terms.

    SECTION 3.03 GOVERNMENTAL AUTHORIZATION. The execution, delivery and performance by Target of this Agreement and the consummation by Target of the transactions contemplated hereby require no action by or in respect of, or filing with, any Governmental Entity, other than the following: (a) the filing of the Certificate of Merger in accordance with the DGCL; (b) compliance with any applicable requirements of the HSR Act; and (c) compliance with any applicable requirements of the Exchange Act.

    SECTION 3.04 NON-CONTRAVENTION. The execution, delivery and performance by Target of this Agreement and the consummation by Target of the transactions contemplated hereby do not and will not (a) contravene or conflict with the certificate of incorporation or by-laws of Target or the organization documents of Target Subsidiary, (b) assuming that all of the consents, approvals and filings contemplated by clauses (a) to and including (c) of Section 3.03 are obtained and/or made and that Target Stockholder Approval occurs, contravene or conflict with or constitute a violation of any provision of any law, regulation, judgment, injunction, order or decree binding upon or applicable to Target or the Target Subsidiary (except that no representation or warranty is made with respect to any antitrust statute, regulation, rule or other such restriction),
(c) give rise to a right of termination, cancellation or acceleration (with or without due notice or lapse of time or both) of any material right or obligation of Target or the Target Subsidiary or to a loss of any material benefit or status to which Target or the Target Subsidiary is entitled under any provision of any agreement, contract or other instrument binding upon Target or the Target Subsidiary or any license, franchise, permit or other similar authorization held by Target or the Target Subsidiary or (d) result in the creation or imposition of any Lien on any material asset of Target or the Target Subsidiary.

    SECTION 3.05  CAPITALIZATION.

    (a) The authorized capital stock of Target consists of 75,000,000 Target Common Shares and 1,000,000 Target Preferred Shares. As of the execution and delivery hereof, (i) 15,004,771 Target Common Shares are issued and outstanding and 8,500 Target Common Shares are held in treasury and (ii) no Target Preferred Shares are issued and outstanding or held in treasury. As of the execution and delivery hereof, (i) Target Options to acquire an aggregate of 4,549,000 Target Common Shares are outstanding under the Target Option Plans, (ii) the Convertible Notes are outstanding, which Notes are convertible into 14,500,000 Target Common Shares as contemplated by the Convertible Notes Indenture and
(iii) the Danesh Options are outstanding, which Options are exercisable for an aggregate of 1,146,059 Target Common Shares. All outstanding shares of the capital stock of Target have been duly authorized and are validly issued, fully paid and non-assessable.

    (b) As of the date hereof, except as described in Section 3.05(a), there are no outstanding (i) shares of capital stock or other voting securities of Target,
(ii) securities of Target convertible into or exchangeable for shares of capital stock or voting securities of Target, (iii) options or other rights to acquire from Target, or obligations of Target to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of Target. There are no outstanding obligations of Target or the Target Subsidiary to repurchase, redeem or otherwise acquire any Target Common Shares. Except for the Convertible Notes, the Danesh Options and the Target Options, neither the Merger nor any other transaction contemplated hereby will accelerate the vesting of or have any other effect under any options or other rights relating to the acquisition of equity or other equity-related securities of Target.

    SECTION 3.06  SUBSIDIARIES.

    (a) Target Subsidiary is the only Subsidiary of Target. 99.9 percent of the ownership interest in the Target Subsidiary is directly owned by Target and
0.1 percent is owned by Huntway Managing Partners. Target is the sole general partner of Target Subsidiary and Huntway Managing Partners is the sole limited partner. Target Subsidiary does not have any employees and has not conducted any business or operations since December 31, 1993, other than the sale of certain of its assets from time to time.

    (b) Target Subsidiary is a limited partnership duly organized, validly existing and in good standing under the laws of the State of Delaware, and has all limited partnership power required to carry on its business as now conducted. Target Subsidiary is duly qualified to do business as a foreign limited partnership and is in good standing in each jurisdiction where the character of the property owned or leased by it or the nature of its activities makes such qualification necessary, except where the failure to be so qualified or be in good standing, individually or in the aggregate, would not have a Target Material Adverse Effect. Target Subsidiary has heretofore made available to Buyer true, correct and complete copies of its certificate of limited partnership and agreement of limited partnership as currently in effect.

    (c) All of the outstanding ownership interests in the Target Subsidiary have been duly authorized and are validly issued. All of the outstanding ownership interest owned directly by Target in the Target Subsidiary is owned free and clear of any Lien and free of any other limitation or restriction, including any limitation or restriction on the right to vote, sell or otherwise dispose of such ownership interest, other than any of such under the Securities Act or any state securities laws or any Liens related to the Target Credit Documents. There are no outstanding (i) securities of Target or the Target Subsidiary convertible into or exchangeable or exercisable for voting securities or ownership interests in the Target Subsidiary, (ii) options, warrants or other rights to acquire from Target or the Target Subsidiary, or obligations of Target or the Target Subsidiary to issue, any voting securities or other ownership interests in, or any securities convertible into or exchangeable or exercisable for any voting securities or ownership interests in, the Target Subsidiary or
(iii) obligations of Target or the Target Subsidiary to repurchase, redeem or otherwise acquire any outstanding securities of the Target Subsidiary or any ownership interests in the Target Subsidiary.

    SECTION 3.07  TARGET SEC DOCUMENTS.

    (a) Target has made available to Buyer the Target SEC Documents filed prior to the date hereof. Target has filed all reports, filings and other documents required to be filed by it since December 31, 1999 under (i) the Exchange Act with the SEC and (ii) the rules, regulations and other requirements of the New York Stock Exchange ("NYSE") with the NYSE. Target has not filed any registration statement or other document under the Securities Act since December 31, 1999, and it has not been required to file any such registration statement or document since December 31, 1999.

    (b) As of its filing date, or as amended or supplemented prior to the date hereof, each Target SEC Document filed prior to the date hereof complied in all material respects with the applicable requirements of the Exchange Act.

    (c) No Target SEC Document filed prior to the date hereof as of its filing date, contained any untrue statement of a material fact or omitted to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading; provided that Section 3.09 shall be the sole and exclusive representation and warranty of Target regarding the Proxy Statement.

    SECTION 3.08  FINANCIAL STATEMENTS; LIABILITIES.

    (a) The audited consolidated financial statements of Target included in the Target 10-K and the unaudited consolidated financial statements of Target for the twelve month period ended December 31, 2000, which unaudited financial statements of Target have been prepared on a basis consistent with the Target 10-K other than for any exception as a result of a change in GAAP or applicable law or regulation (collectively, including the notes thereto, the "FINANCIAL STATEMENTS"), present fairly in all material respects and in conformity with GAAP (except as may be indicated in the notes thereto) the consolidated financial position of Target and the Target Subsidiary as of the dates thereof and their consolidated results of operations and changes in financial position for the respective periods then ended (subject to lack of footnote disclosure in the case of the unaudited financial statements).

    (b) Except as reflected or disclosed in the Financial Statements, there are no material liabilities of Target or the Target Subsidiary of any kind whatsoever, whether known or unknown, asserted or unasserted, accrued, contingent, absolute, determined, determinable or otherwise, in each case, other than:

        (i) liabilities incurred since December 31, 1999 in the Ordinary Course of Business;

        (ii) liabilities or obligations under this Agreement or incurred in connection with the transactions contemplated hereby;

        (iii) obligations of Target and the Target Subsidiary under the agreements, contracts, leases and licenses to which either or both is a party;

        (iv) obligations of Target and the Target Subsidiary to comply with all applicable laws; and

        (v) liabilities with respect to any disclosure contained in (A) the Phase I reports for the Benicia California, Wilmington California or Coolidge Arizona facilities of Target or the Target Subsidiary or (B) the Phase I or Phase II reports for the Vulcan Property, true and complete copies of which reports have been made available to Buyer by Target.

    (c) True, correct and complete copies of the reports and other documentation prepared monthly by the management of Target and referred to by management of Target as the "Financial Reporting Packages" (the "FINANCIAL REPORTING PACKAGES") for the months beginning with January 2000 and ending with December 2000, have been made available to Buyer.

    SECTION 3.09 INFORMATION TO BE SUPPLIED. The information to be supplied by Target expressly for inclusion in the Proxy Statement will, at the time of the mailing thereof and at the time of the Target Stockholder Meeting, not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act, except that no representation or warranty is made by Target with respect to statements made based on information supplied by Buyer specifically for inclusion therein.

    SECTION 3.10 ABSENCE OF CERTAIN CHANGES. Since December 31, 2000, except as otherwise expressly contemplated by this Agreement, Target and the Target Subsidiary have conducted their business in the Ordinary Course of Business and there has not been any material damage, destruction or other loss (not covered by insurance) affecting the business or assets of Target or the Target Subsidiary.

    SECTION 3.11 LITIGATION. There is no action, suit, investigation, arbitration, grievance or proceeding pending against, or to the Knowledge of Target threatened against, Target or the Target Subsidiary or any of their respective assets or properties that could reasonably be expected, individually or in the aggregate, to result in a Target Material Adverse Effect and, to the Knowledge of Target, there are no existing facts or circumstances (including any claims or demands) that could reasonably be expected to result in any of the foregoing. There are no material orders, judgments, injunctions or decrees of any Governmental Entity with respect to which Target or the Target Subsidiary, or their respective assets, have been named or are a party.

    SECTION 3.12 TAXES. (i) All income tax returns, statements, reports and forms (collectively, the "TARGET RETURNS") required to be filed with any taxing authority by, or with respect to, Target and the Target Subsidiary have been filed in accordance with all applicable laws; (ii) Target and the Target Subsidiary have timely paid all taxes shown as due and payable on the Target Returns that have been so filed and, as of the time of filing, the Target Returns correctly reflected in all material respects the facts regarding the income, business, assets, operations, activities and the status of Target and the Target Subsidiary, other than with respect to taxes for which adequate reserves are reflected on the books and records of Target; and (iii) neither Target nor the Target Subsidiary has been a member of an affiliated, consolidated, combined or unitary group other than one of which Target was the common parent. To the Knowledge of Target: (i) no deficiencies for any taxes have been asserted by any Governmental Entity against Target or Target Subsidiary that remain unsettled at the date hereof; (ii) no requests for waivers of the time to assess any such taxes have been granted; and (iii) no tax returns of Target or Target Subsidiary are currently being audited by any applicable taxing authority or threatened with any such audit. All payments for withholding taxes, unemployment insurance and other amounts required to be withheld and deposited or paid to any taxing authorities have been so deposited or paid by Target or Target Subsidiary, as applicable. Target (i) has not made or entered into, and does not own any asset subject to, a consent filed pursuant to Section 341(f) of the Code or a "safe harbor lease" subject to Section 168(f)(8) of the Internal Revenue Code of 1954, as amended before the Tax Reform Act of 1984, (ii) is not required to include in income any amount for an adjustment pursuant to Section 481 of the Code and
(iii) is neither a party to nor obligated under any agreement or other arrangement providing for the payment of any amount that would be an "excess parachute payment" under Section 280G of the Code or subject to tax under
Section 4999 of the Code for which Buyer, BuyerSub or the Surviving Corporation would have withholding liability. Neither Target nor the Target Subsidiary is contesting the payment of any income or other taxes.

    SECTION 3.13  COMPLIANCE WITH LAWS; LICENSES, PERMITS AND REGISTRATIONS.

    (a) Neither Target nor the Target Subsidiary is in violation of, or has violated, any applicable provision of any law, statute, ordinance, regulation, judgment, injunction, order or consent decree, except where the violation individually would not result in a cost to Target of more than $100,000 and the violations in the aggregate would not have a Target Material Adverse Effect.

    (b) Both the Target and the Target Subsidiary have all material permits, licenses, approvals, authorizations of and registrations with and under all Federal, state, local and foreign laws, and from all Governmental Entities, required by Target and the Target Subsidiary to carry on their respective businesses as currently conducted.

    SECTION 3.14 CONTRACTS. Each material lease, license, contract, agreement or obligation to which Target or the Target Subsidiary is a party or by which either of them or any of their properties is bound is in all material respects valid, binding and in full force and effect, and neither Target nor Target Subsidiary is in material violation or breach thereunder. Neither Target nor the Target Subsidiary is a party to any agreement that expressly and materially limits the ability of Target or the Target Subsidiary to compete in or conduct any line of business or compete with any person or in any geographic area or during any period of time. Target has made available to Buyer true, correct and complete copies of all Target Credit Documents and all of its material leases, subleases, employment agreements, consulting agreements, hedging contracts, crude oil purchase contracts, licenses, contracts and agreements.

    SECTION 3.15  EMPLOYEE BENEFIT PLANS

    (a) The section of the Target Disclosure Schedule corresponding to this
Section 3.15(a) contains an accurate and complete list of each Target Employee Plan.

    (b) Each Target Employee Plan that is intended to be qualified within the meaning of Section 401(a) of the Code has received a determination from the IRS that such Target Employee Plan is qualified under Section 401(a) of the Code.

    (c) Neither Target nor Target Subsidiary maintains, contributes to or has any liability under or with respect to any "defined benefit plan" (as defined in Section 3(35) of ERISA), or any "multiemployer plan" (as defined in
Section 3(37) of ERISA). No asset of Target or the Target Subsidiary is subject to any lien under ERISA or the Code. There are no pending or threatened actions, suits, investigations or claims with respect to any Target Employee Plan (other than routine claims for benefits) which could result in liability to Buyer or BuyerSub.

    (d) In all material respects, (i) each of the Target Employee Plans has been maintained, funded and administered, in both form and operation, in compliance with its terms and in compliance with the applicable provisions of ERISA, the Code and any other applicable laws, and (ii) all filings required for the Target Employee Plans and all contributions to the Target Employee Plans have been timely made. Target and the Target Subsidiary have complied with the health care continuation requirements of Part 6 of Subtitle B of Title I of ERISA and
Section 4980B of the Code ("COBRA"), and Target and the Target Subsidiary have no obligations under any Target Employee Plan or otherwise to provide health, medical, dental or disability benefits to former employees of Target or the Target Subsidiary or any other person, except as specifically required by COBRA.

    (e) With respect to each Target Employee Plan, Target has made available to Buyer true, complete and correct copies of, to the extent applicable: (i) the current plan documents and summary plan descriptions, (ii) annual reports
(Form 5500 series) filed with the IRS (with applicable attachments) for the previous two years, (iii) financial statements for the previous two years and
(iv) the most recent determination letter received from the IRS.

    (f) On and after January 1, 1994, none of Target, Target Subsidiary, any Affiliate of Target or Target Subsidiary, nor to the Knowledge of Target, any plan fiduciary of any Target Employee Plan, has engaged in any transaction in violation of Section 406(a) or (b) of ERISA or any "prohibited transaction" (as defined in Section 4975(c)(1) of the Code) which would subject Target, Buyer, BuyerSub or the Surviving Corporation to any material taxes, penalties or other liabilities resulting from such prohibited transaction and, to the Knowledge of Target, no condition exists that would subject any of Target, Buyer, BuyerSub or the Surviving Corporation to any material excise penalty tax or fine related to any Target Employee Plan.

    SECTION 3.16 TRANSACTIONS WITH AFFILIATES. Since December 31, 1999, there have been no transactions, agreements, arrangements or understandings between Target or the Target Subsidiary and any other Person that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act.

    SECTION 3.17 INTELLECTUAL PROPERTY. Neither Target nor the Target Subsidiary owns any registration of any patent, trademark, service mark, trade name, copyright, trade secret or other intellectual property, other than the service mark "H" and the domain names "huntway.com" and "huntway.net" in the case of Target. Each of Target and Target Subsidiary owns or has adequate rights to use all of the intellectual property (i) used by it in its business and
(ii) necessary for the conduct of its business in the Ordinary Course of Business. Subject to such exceptions as would be de minimis in the aggregate, to the Knowledge of Target, (i) neither Target nor the Target Subsidiary has infringed upon the intellectual property rights of any other Person nor
(ii) has any other Person infringed upon the intellectual property rights of Target or the Target Subsidiary.

    SECTION 3.18 ENVIRONMENTAL MATTERS. (i) To the Knowledge of Target, Target and the Target Subsidiary are in compliance with all Environmental Requirements, except for any noncompliance that would be de minimis in the aggregate; (ii) to the Knowledge of Target, Target and Target Subsidiary have obtained and are in compliance with all permits, licenses and other authorizations that are required pursuant to Environmental Requirements for the occupation of their facilities and the operation of their businesses and are in compliance with all other limitations, conditions, standards, prohibitions and timetables imposed by Environmental Requirements, except for any failure to obtain or any noncompliance that would be de minimis in the aggregate; (iii) neither Target nor Target Subsidiary has received any written notice, report or other information regarding any material violation by Target or the Target Subsidiary of, or liabilities of Target or the Target Subsidiary under, Environmental Requirements, other than any written notice, report or other information with respect to a violation or liability that has been remedied or satisfied; (iv) to the Knowledge of Target, neither Target nor Target Subsidiary has received written notice of any past or present circumstances that, if continued, are reasonably likely to materially interfere with or prevent in any material manner compliance in the operation of their businesses with any Environmental Requirements; (v) to the Knowledge of Target, neither Target nor Target Subsidiary has handled or disposed of any Hazardous Substance in violation of any Environmental Requirements, arranged for the disposal of any Hazardous Substance in violation of Environmental Requirements or exposed any employee or individual to any Hazardous Substance or condition in violation of Environmental Requirements, except for any exceptions that would be de minimis in the aggregate; and (vi) to the Knowledge of Target, neither Target nor Target Subsidiary is a party to any written agreements, including but not limited to indemnity or clean up agreements, relating to or arising out of Environmental Requirements, with any third parties that are reasonably likely to give rise to a material claim against Target or the Target Subsidiary.

    SECTION 3.19  REAL ESTATE.

    (a) The section of the Target Disclosure Schedule corresponding to this
Section 3.19(a) sets forth the address of all real property owned by Target or the Target Subsidiary and used in the operation of the business of Target or the Target Subsidiary as of the date hereof (the "OWNED REAL PROPERTY"). Target or the Target Subsidiary, as applicable, holds good and marketable title to the Owned Real Property, free and clear of all Liens except for any Permitted Liens and any Liens with respect to the Target Credit Documents.

    (b) The section of the Target Disclosure Schedule corresponding to this
Section 3.19(b) sets forth the address of all real property in which Target or the Target Subsidiary holds a leasehold or subleasehold estate (the "LEASED REAL PROPERTY"; the leases or subleases for such Leased Real Property being referred to as the "LEASES"). With respect to each of the Leases: (i) such Lease is legal, valid, binding, enforceable and in full force and effect; (ii) to the Knowledge of Target, neither Target, the Target Subsidiary nor any other party to the Lease is in breach or default under such Lease; (iii) Target or the Target Subsidiary, as applicable, holds good and marketable title to the leasehold interest thereunder; and (iv) neither Target nor Target Subsidiary has, except for any Lien under the Target Credit Documents, assigned, subleased, mortgaged, deeded in trust or otherwise transferred or encumbered such Lease, or any interest therein.

    (c) Neither Target nor Target Subsidiary has received any written notice to the effect that (i) any betterment assessments have been levied against, or condemnation or re-zoning proceedings are pending or threatened with respect to, any of the Owned Real Property or the Leased Real Property (collectively, the "TARGET REAL PROPERTIES") or the Vulcan Property, or (ii) any zoning, building or similar law or regulation is or will be violated in any material respect by the continued maintenance, operation or use of any buildings or other improvements on any of the Target Real Properties or the Vulcan Property. There are no outstanding abatement proceedings or appeals with respect to the assessment of any Owned Real Property for the purposes of real property taxes and, to the Knowledge of Target, there are no outstanding abatement proceedings or appeals with respect to the assessment of any Leased Real Property for the purposes of real property taxes; and neither Target nor Target Subsidiary is a party to any agreement with any Governmental Entity with respect to such assessments or tax rates on any Target Real Properties. To the Knowledge of Target, each of Target and the Target Subsidiary has all material rights of ingress, egress, docking, terminalling and other access necessary to operate its facilities and to move its inventory, product and supplies on, off, through and over the Target Real Properties in substantially the same manner in which it currently operates and moves such inventory, product and supplies.

    (d) Target has delivered to Buyer true, correct and complete copies of that certain preliminary title report dated February 20, 2001 and known as Order
No. 1052644-KF for the Owned Real Property (the "TITLE REPORT"), with copies of all exception documents referenced therein, and those certain preliminary title reports dated September 19, 2000 and known as Order No. 201053712-X55 and dated March 9, 2001 and known as Order No. 11053217-X55 for the Vulcan Property (collectively, the "VULCAN TITLE REPORT"), with copies of all exception documents referenced therein, which title reports were prepared by Chicago Title Insurance Company (the "TITLE COMPANY"). In addition, Target has delivered to Buyer a true, correct and complete copy of that certain draft survey of the Vulcan Property dated March 14, 2001, prepared by Pacific Land
Consultants, Inc. and known as Job No. 01045 (the "SURVEY").

    SECTION 3.20  REQUIRED VOTE; BOARD APPROVAL

    (a) The only vote of the holders of any class or series of capital stock of Target required by law, rule or regulation to approve this Agreement, the Merger and/or any of the other transactions contemplated hereby is the affirmative vote of the holders of a majority of the outstanding Target Common Shares on the applicable record date in favor of the adoption of this Agreement (the "TARGET STOCKHOLDER APPROVAL").

    (b) The board of directors of Target has (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, are advisable and in the best interests of Target and its stockholders, (ii) approved this Agreement and the transactions contemplated hereby and (iii) subject to
Section 5.03, resolved to recommend to such stockholders that they vote in favor of adopting and approving this Agreement and the Merger in accordance with the terms hereof.

    SECTION 3.21  FINDERS' FEES; OPINION OF FINANCIAL ADVISOR.

    (a) Except for Simmons & Company International (the "FINANCIAL ADVISOR"), there is no investment banker, broker, finder or other such intermediary which has been retained by, or is authorized to act on behalf of, Target or the Target Subsidiary with respect to the transactions contemplated by this Agreement. Target has made available to Buyer a true and correct copy of the engagement letter between Target and the Financial Advisor.

    (b) Target has received the opinion of the Financial Advisor, dated as of the date hereof, to the effect that, as of such date, the Merger Consideration to be received by holders of Target Common Shares is fair to such holders (other than, if applicable, Buyer and any Buyer Subsidiary) from a financial point of view.

    SECTION 3.22 EMPLOYEE MATTERS. There are no material labor-related disputes of any kind asserted against Target in connection with its operations pending before or, to the Knowledge of Target, threatened before, any federal, state or local court or agency. There is no unfair labor practice charge or complaint against Target actually pending or, to the Knowledge of Target, threatened, before the National Labor Relations Board. There is no labor strike, slowdown or stoppage actually pending or, to the Knowledge of Target, threatened against Target. Target has not experienced any material labor disputes or any material work stoppage due to labor disagreements within the past three years. No attempt to organize Target employees has resulted in an election within the past three years or, to the Knowledge of Target, is threatened against Target. Target is not now, nor at any time within the past three years has Target been, subject to any collective bargaining agreement, contract, letter of understanding or other similar arrangement with any labor union or organization.

    SECTION 3.23 PERSONAL PROPERTY. Each of Target and Target Subsidiary, as applicable, has good and valid title or a valid right to use all material tangible personal property, equipment and fixtures held by Target or the Target Subsidiary ("PERSONAL PROPERTY"), free and clear of all Liens except Permitted Liens and any Liens related to the Target Credit Documents. Except for exceptions related to the Coolidge, Arizona facility of the Target Subsidiary, to the Knowledge of Target, the Personal Property is in good operating condition and repair in accordance with normal and customary industry practices for items of comparable age and use, ordinary wear and tear excepted. All product and supply inventory held by Target is of a quality usable or salable (as applicable) in the Ordinary Course of Business.

    SECTION 3.24 INSURANCE. Target has heretofore made available to Buyer a complete list as of the date hereof of all insurance policies maintained by Target or Target Subsidiary and has made available to Buyer true, correct and complete copies of all such policies, together with all riders and amendments thereto. As of the date hereof, all such policies are in full force and effect and all premiums due thereon prior to the date hereof have been paid. Target and the Target Subsidiary have complied in all material respects with the terms of such policies.

    SECTION 3.25 TARGET CREDIT DOCUMENTS. The Target Disclosure Schedule sets forth the outstanding principal balance due, owing and unpaid under each of the Target Credit Documents, if any, and the interest rates payable on such balances, in each case as of the date hereof. The Target Disclosure Schedule also identifies each letter of credit and its amount issued pursuant to the Target Credit Documents or otherwise as of the date hereof.

    SECTION 3.26 SECTION 203 OF THE DGCL NOT APPLICABLE. The Board of Directors of Target has approved this Agreement, and such approval is sufficient to render inapplicable to this Agreement and the transactions contemplated by this Agreement the provisions of Section 203 of the DGCL. To the Knowledge of Target, no other state takeover statute or similar statute or regulation applies or purports to apply to this Agreement or the transactions contemplated by this Agreement.

                                   ARTICLE 4
                    REPRESENTATIONS AND WARRANTIES OF BUYER

    Buyer represents and warrants to Target that:

    SECTION 4.01 CORPORATE EXISTENCE AND POWER. Each of Buyer and BuyerSub is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation and has all corporate power required to carry on its business as now conducted. Buyer is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the property owned or leased by it or the nature of its activities makes such qualification necessary, except where the failure to be so qualified or be in good standing, individually or in the aggregate, would not have a Buyer Material Adverse Effect. Each of Buyer and BuyerSub has heretofore made available to Target true and complete copies of its certificate of incorporation, by-laws and/or other organizational documents as currently in effect.

    SECTION 4.02 CORPORATE AUTHORIZATION; APPROVALS. The execution, delivery and performance by Buyer and BuyerSub of this Agreement and the consummation by Buyer and BuyerSub of the transactions contemplated hereby are within the corporate powers of Buyer and BuyerSub and have been duly authorized by all necessary corporate action (including the approval of the board of directors of each of Buyer and BuyerSub and of Buyer in its capacity as the sole stockholder of BuyerSub). Assuming that this Agreement constitutes the valid and binding obligation of Target, this Agreement constitutes a valid and binding agreement of each of Buyer and BuyerSub, enforceable in accordance with its terms. No vote of the holders of any of the outstanding capital stock or any other security of Buyer under the laws of the state of its incorporation or any other applicable law or regulation, including of any securities exchange or market or pursuant to the terms of the certificate of incorporation, bylaws or other organizational document of Buyer, is necessary to approve this Agreement or the transactions contemplated hereby.

    SECTION 4.03 GOVERNMENTAL AUTHORIZATION. The execution, delivery and performance by Buyer and BuyerSub of this Agreement and the consummation by Buyer and BuyerSub of the transactions contemplated hereby require no action by or in respect of, or filing with, any Governmental Entity, other than the following: (a) the filing of the Certificate of Merger in accordance with the DGCL; (b) compliance with any applicable requirements of the HSR Act; and
(c) compliance with any applicable requirements of the Exchange Act.

    SECTION 4.04 NON-CONTRAVENTION. The execution, delivery and performance by Buyer and BuyerSub of this Agreement and the consummation by Buyer and BuyerSub of the transactions contemplated hereby do not and will not (a) contravene or conflict with the certificate of incorporation or by-laws of Valero Energy Corporation, Buyer or BuyerSub, (b) assuming that all of the consents, approvals and filings contemplated by clauses (a) to and including (c) of Section 4.03 are obtained and/or made, contravene or conflict with or constitute a violation of any provision of any law, regulation, judgment, injunction, order or decree binding upon or applicable to Valero Energy Corporation or any Subsidiary thereof, including Buyer and BuyerSub (except that no representation or warranty is made with respect to any antitrust statute, regulation, rule or other such restriction), (c) give rise to a right of termination, cancellation or acceleration (with or without due notice or lapse of time or both) of any material right or obligation of Valero Energy Corporation or any Subsidiary thereof, including Buyer and BuyerSub, or to a loss of any material benefit or status to which Valero Energy Corporation or any Subsidiary thereof, including Buyer and BuyerSub, is entitled under any provision of any agreement, contract or other instrument binding upon Valero Energy Corporation or any Subsidiary thereof, including Buyer and BuyerSub, or any license, franchise, permit or other similar authorization held by Valero Energy Corporation or any Subsidiary thereof, including Buyer and BuyerSub, or (d) result in the creation or imposition of any Lien on any material asset of Valero Energy Corporation or any Subsidiary thereof, including Buyer and BuyerSub, other than, in the case of each of (b), (c) and (d), any such items that would not, individually or in the aggregate, (x) have a Buyer Material Adverse Effect or (y) prevent or impair the ability of Valero Energy Corporation, Buyer or BuyerSub to consummate the transactions contemplated by this Agreement.

    SECTION 4.05 BUYERSUB. Since the date of its incorporation, BuyerSub has not engaged in any activities other than in connection with or as contemplated by this Agreement. All of the issued and outstanding shares of capital stock of BuyerSub have been duly authorized and are validly issued, fully paid and nonassessable. Buyer holds of record and owns beneficially all of the outstanding shares of each class of capital stock of BuyerSub. There are no outstanding options, warrants, purchase rights, subscription rights, conversion rights, exchange rights or other contracts or commitments that could require the BuyerSub to issue, sell or otherwise cause to become outstanding stock appreciation, phantom stock, profit participation or similar rights with respect to the BuyerSub.

    SECTION 4.06 INFORMATION TO BE SUPPLIED. The information to be supplied by Buyer expressly for inclusion in the Proxy Statement will at the time of the mailing thereof and at the time of the Target Stockholder Meeting not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

    SECTION 4.07 FINDERS' FEES. Except as indicated in Section 3.21(a), there is no investment banker, broker, finder or other intermediary who might be entitled to any fee or commission from Buyer or any of its Affiliates with respect to the consummation of the transactions contemplated by this Agreement.

    SECTION 4.08 FINANCING OF MERGER. Buyer has the ability to fully finance the transactions contemplated by this Agreement (including all of the transactions contemplated by Section 7.06 and the required payments with respect to the Danesh Options and the Target Options) and to fund the working capital needs of the Surviving Corporation after the Merger, out of its available cash, including cash of Target at Closing, liquid short-term investments, including liquid short-term investments of Target at Closing, and/or committed revolving credit facilities without any third-party consent or approval.

    SECTION 4.09 SOLVENCY AND STATUS. Buyer is a solvent corporation and will not be rendered insolvent as a result of the consummation of the transactions contemplated by this Agreement. Buyer has a positive net worth and currently is able to and does pay its liabilities as they mature. BuyerSub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement. BuyerSub has no assets other than cash, has conducted no business or operations, has incurred no liabilities or obligations, other than expenses related to its incorporation and its continuing corporate existence and obligations under this Agreement, and has not had any employees.

                                   ARTICLE 5
                              COVENANTS OF TARGET

    Target agrees that:

    SECTION 5.01 TARGET INTERIM OPERATIONS. Except as set forth in the Target Disclosure Schedule or as otherwise expressly contemplated or permitted hereby (including as contemplated by Section 7.06 and below in this Section), without the prior written consent of Buyer (which consent shall not be unreasonably delayed or withheld), from the date hereof until the Effective Time, Target shall, and shall cause the Target Subsidiary to, conduct its business in all material respects in the Ordinary Course of Business and shall use commercially reasonable efforts to (i) preserve intact its present business organization and goodwill and keep available the services of its officers and key employees;
(ii) maintain in effect all material foreign, Federal, state and local licenses, approvals and authorizations, including all material licenses and permits that are required for Target or the Target Subsidiary to carry on its business;
(iii) confer on a regular basis with one or more representatives of Buyer to report on material operational matters and any proposals to engage in material transactions not disclosed on the Target Disclosure Schedule; (iv) promptly notify Buyer of any material emergency or other material change in the business, financial condition, results of operations or prospects of Target; (v) provide Buyer with copies of (A) monthly financial statements of Target prepared on a basis consistent (other than as may be required by GAAP or applicable law) with the similar financial statements provided or made available to Buyer prior to the date hereof and (B) the corresponding Financial Reporting Packages;
(vi) maintain and repair all of its material assets and properties in a manner consistent with past practices; and (vii) promptly deliver to Buyer true, correct and complete copies of any report, statement or schedule filed with the SEC by Target subsequent to the date of this Agreement. Without limiting the generality of the foregoing, except as set forth in the Target Disclosure Schedule or as otherwise expressly contemplated or permitted by this Agreement (including as contemplated by Section 7.06), from the date hereof until the Effective Time, without the prior written consent of

Buyer (which consent shall not be unreasonably delayed or withheld), Target shall not, nor shall it permit the Target Subsidiary to:

    (a) amend its certificate of incorporation or by-laws;

    (b) split, combine or reclassify any shares of capital stock of Target or the Target Subsidiary or declare or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of any Target Common Shares or redeem, repurchase or otherwise acquire or offer to redeem, repurchase or otherwise acquire any Target equity or equity related securities or any equity or equity related securities of the Target Subsidiary;

    (c) issue, deliver or sell or authorize the issuance, delivery or sale of, any shares of Target capital stock of any class or series or any securities convertible into or exercisable for, or any rights, warrants or options to acquire, any such capital stock or any such convertible or exchangeable securities, other than in connection with the issuance of Target Common Shares upon the exercise of any Target Options or Danesh Options and the issuance of Target Common Shares upon the conversion of any Convertible Note;

    (d) amend in any material respect any term of any outstanding security of Target or the Target Subsidiary in any manner adverse to Buyer;

    (e) other than in connection with transactions permitted by subsection
(f) below, incur any capital expenditures or any obligations or liabilities in respect thereof, except for (i) repair and maintenance capital expenditures or any obligations or liabilities in respect thereof in the Ordinary Course of Business, (ii) other capital expenditures or any obligations or liabilities in respect thereof contemplated by the capital expenditure budget for 2001 for Target and the Target Subsidiary (the "TARGET BUDGET"), other than any capital expenditures specifically identified on the Target Budget as being prohibited without the prior written consent of Buyer (a true, correct and complete copy of the Target Budget is included in or attached to the Target Disclosure Schedule) or (iii) other capital expenditures or any obligations or liabilities in respect thereof incurred in the Ordinary Course of Business of Target or the Target Subsidiary and which, in the aggregate, do not exceed $100,000;

    (f) acquire (whether pursuant to merger, stock or asset purchase or otherwise) in one transaction or a series of related transactions any equity interests of any Person or any business or division of any Person or acquire in one transaction or a series of related transactions any assets having a cost in excess of $50,000 (other than inventory purchased by Target in the Ordinary Course of Business and any capital expenditure permitted under subsection
(e) above in this Section);

    (g) sell, lease, encumber or otherwise dispose of any material assets, other than (i) sales in the Ordinary Course of Business and (ii) dispositions of assets related to discontinued operations of Target or the Target Subsidiary;

    (h) incur (which shall be deemed to include entering into new or amended credit agreements, lines of credit or similar arrangements) any indebtedness for borrowed money or guarantee any such indebtedness or issue or sell any debt securities or warrants or rights to acquire any debt securities of Target or the Target Subsidiary or guarantee any debt securities of others, except in the Ordinary Course of Business (which shall include borrowings and the issuance of letters of credit under the existing credit facilities of Target within the borrowing capacity thereunder as of the date hereof and the issuance of additional debt securities as contemplated by Section 307(a) of the Junior Subordinated Indenture);

    (i) except in the Ordinary Course of Business, amend, modify or terminate any material contract, agreement or arrangement of Target or the Target Subsidiary or otherwise waive, release or assign any material rights, claims or benefits of Target or the Target Subsidiary thereunder;

    (j) (i) except as required or contemplated by (x) law, (y) an agreement existing on the date hereof and made available to Buyer as contemplated by
Section 3.14 or (z) a policy or arrangement described in the section of the Target Disclosure Schedule corresponding to this Section, increase the amount of compensation of any director, officer or employee or make any increase in or commitment to increase any employee health, welfare or retirement benefits,
(ii) except as required by (x) law, (y) an agreement existing on the date hereof and made available to Buyer as contemplated by Section 3.14 or (z) a policy or arrangement described in the section of the Target Disclosure Schedule corresponding to this Section, grant any new severance or termination pay or rights to any director, officer or employee of Target or the Target Subsidiary,
(iii) adopt any additional Target Employee Plan or, except in the Ordinary Course of Business or as required by law, make any contribution to any existing such plan or (iv) except as may be required by law, amend in any material respect any Target Employee Plan;

    (k) change the Target (x) methods of accounting in effect at December 31, 2000, except as required by changes in GAAP or by Regulation S-X of the Exchange Act, as concurred in by its independent public accountants, or (y) fiscal year;

    (l) declare or pay or agree to declare or pay any dividends on any Target Common Shares or any other capital stock of Target;

    (m) cause to be issued under the Bank of America Loan Agreement or otherwise any new letter of credit or extend or renew any existing letter of credit for the benefit of Target or the Target Subsidiary, in either case with a maturity date after August 31, 2001; or

    (n) agree, resolve or commit to do any of the foregoing.

    SECTION 5.02 STOCKHOLDER MEETING. Target shall cause the Target Stockholder Meeting to be duly called and held as soon as reasonably practicable for the purpose of obtaining the Target Stockholder Approval. Target shall set the date for the Target Stockholder Meeting. Except in the event of the occurrence of a Superior Proposal and during such time as there remains a Superior Proposal or as otherwise required in order to satisfy the fiduciary duties of the Target board of directors under applicable law, (i) the board of directors of Target shall recommend approval and adoption by its stockholders of this Agreement (the "TARGET RECOMMENDATION"), (ii) the board of directors of Target shall not amend, modify, withdraw, condition or qualify the Target Recommendation and (iii) Target shall use its reasonable best efforts to solicit the Target Stockholder Approval.

    SECTION 5.03  ACQUISITION PROPOSALS; BOARD RECOMMENDATION.

    (a) Target agrees that after the date hereof it shall not, nor shall it permit the Target Subsidiary to, nor shall it authorize or knowingly permit any officer, director, employee, investment banker, attorney, accountant, agent or other advisor or representative of Target or the Target Subsidiary, directly or indirectly, to (i) solicit, initiate or knowingly facilitate or encourage the submission of any Acquisition Proposal, (ii) participate in any discussions or negotiations regarding, or furnish to any Person any information with respect to, or take any other action knowingly to facilitate any inquiries or the making of any proposal that constitutes, or reasonably could be expected to lead to, any Acquisition Proposal, (iii) grant any waiver or release under any standstill or similar agreement with respect to any class of equity securities of Target or
(iv) enter into any agreement with respect to any Acquisition Proposal, other than in the manner contemplated by Section 5.03(c); provided, however, that Target may take any action described in the foregoing clauses (i), (ii),
(iii) or (iv) in respect of any Person, but only if: (x) such Person delivers an Acquisition Proposal that, in the good faith judgment of the Target board of directors, either is a Superior Proposal or could reasonably be expected to lead to the delivery to Target of a Superior Proposal within 75 days of delivery to Target of such Acquisition Proposal or if otherwise required in order to satisfy the fiduciary duties of the Target board of directors as such duties would exist under applicable law in the absence of this Section 5.03; and (y) prior to Target taking such action in respect of such Person, such Person shall have entered into a confidentiality agreement with Target in form and substance substantially similar to the Confidentiality Agreement; provided further that Target shall not enter into any binding agreement (other than such a confidentiality agreement) with respect to any such Acquisition Proposal without first complying with Section 5.03(c) and terminating this Agreement pursuant to
Section 9.01(c)(ii). Buyer acknowledges that prior to the date of this Agreement, Target has solicited or caused to be solicited by the Financial Advisor indications of interest and proposals for an Acquisition Proposal. If, subsequent to the execution and delivery of this Agreement and prior to the termination of this Agreement in accordance with its terms, Target receives an inquiry or proposal from any Person relating to an Acquisition Proposal, Target shall advise Buyer of the receipt of such inquiry or proposal (and any change or modification thereto) promptly upon such receipt. Target shall also advise Buyer of the material terms and conditions of such inquiry or proposal and any subsequent change or modification thereto, but Target shall not be required to disclose the identity or source of such inquiry or proposal or any agent or representative acting on behalf of such Person.

    (b) Unless the board of directors of Target has previously amended, modified, withdrawn, conditioned or qualified or is concurrently therewith amending, modifying, withdrawing, conditioning or qualifying the Target Recommendation in accordance with Section 5.02, the board of directors of Target shall not recommend any Acquisition Proposal to the Target stockholders. Notwithstanding the foregoing, nothing contained in this Section 5.03 or elsewhere in this Agreement shall prevent the board of directors of Target from complying with Rule 14e-2 under the Exchange Act with respect to any Acquisition Proposal or making any disclosure required by applicable law or stock exchange rule or regulation.

    (c) Pursuant to the terms of Section 9.01(c)(ii), Target may terminate this Agreement in the event of a Superior Proposal or if otherwise required in order to satisfy the fiduciary duties of the Target board of directors as such duties would exist under applicable law in the absence of this Section 5.03; provided that Target may not exercise its right to so terminate under
Section 9.01(c)(ii) and may not enter into a binding agreement (other than a confidentiality agreement as contemplated by clause (y) in the first sentence contained in Section 5.03(a)) with respect to such Superior Proposal, unless prior to or concurrent with such termination Target shall have paid to Buyer the Termination Fee as contemplated by Section 9.03.

                                   ARTICLE 6
                        COVENANTS OF BUYER AND BUYERSUB

    Buyer and BuyerSub agree that:

    SECTION 6.01  DIRECTOR AND OFFICER LIABILITY.

    (a) For the period of six years from and after the Effective Time, Buyer and the Surviving Corporation jointly and severally shall indemnify, to the fullest extent permitted by law, the present and former directors and officers of Target and the Target Subsidiary (the "INDEMNIFIED PARTIES") in respect of actions taken or failures to take action prior to and including the Effective Time in connection with their duties as directors or officers of Target or the Target Subsidiary (including the transactions contemplated hereby); provided that, in the event any claim is asserted or made within such six-year period, all rights to indemnification in respect of such claim shall continue until final disposition of such claim. In the event any Indemnified Party becomes involved in any such capacity in any action, proceeding or investigation in connection with any such action or failure to take action, including the transactions contemplated hereby, Buyer and the Surviving Corporation jointly and severally, to the fullest extent permitted by law, will periodically advance expenses to such Indemnified Party for his legal and other out-of-pocket expenses (including the cost of any investigation and preparation) incurred in connection therewith. From and after the Effective Time, Buyer and the Surviving Corporation jointly and severally shall indemnify each Indemnified Party against any and all expenses, including attorneys fees, which are incurred by such Indemnified Party in connection with any action brought by such Indemnified Party for indemnification or advance of expenses as contemplated by this Section or under the organizational documents of Target or under any indemnification agreement between such Indemnified Party and the Target, regardless of whether such Indemnified Party ultimately is determined to be entitled to such indemnification or advance of expenses.

    (b) For six years after the Effective Time, Buyer or the Surviving Corporation shall maintain in effect director and officer liability insurance and excess director and officer liability insurance covering the Persons who are currently covered by the existing director and officer liability insurance and the existing excess director and officer liability insurance of Target with respect to actions taken or failures to take action prior to or including the Effective Time, on terms and conditions no less favorable to such Persons than those in effect on the date hereof under the existing director and officer liability insurance and the existing excess director and officer liability insurance of Target.

    (c) Buyer shall cause the Surviving Corporation to perform the indemnification agreements entered into, in August 2000, by Target with the members of the Special Committee of the board of directors of Target, true, complete and correct copies of which have been made available to Buyer.

    (d) If Buyer or the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity in such consolidation or merger or (ii) transfers all or substantially all its properties and assets to any Person, then, and in each case, proper provision shall be made so that the successors and assigns of Buyer or the Surviving Corporation, as the case may be, honor the indemnification obligations set forth in this Section.

    (e) The obligations of the Surviving Corporation and Buyer under this Section shall not be terminated or modified in such a manner as to adversely affect any Person to whom this Section applies without the prior written consent of such affected Person.

    SECTION 6.02  EMPLOYEE BENEFITS.

    (a) During the period commencing on the date of the Effective Time and ending on the first anniversary thereof, Buyer shall provide (or shall cause the Surviving Corporation to provide) employees of the Surviving Corporation or the Target Subsidiary with compensation and benefits that are no less favorable in the aggregate than those currently provided by Target and the Target Subsidiary to such employees; provided that the defined benefit pension plan of Buyer (the "BUYER PENSION PLAN") shall be deemed to be a comparable substitute for the Money Purchase Pension Plan of Target for all purposes hereunder. Buyer has made available to Target a true, correct and complete copy of the Buyer Pension Plan. For purposes of any employee benefit plan, program or arrangement maintained for any of such employees by Buyer or the Surviving Corporation, Buyer shall recognize (or cause to be recognized) service with Target and the Target Subsidiary and any predecessor entities (and any other service credited by Target or the Target Subsidiary under similar benefit plans) for all purposes (including, without limitation, for vesting, eligibility to participate, severance and benefit accrual); provided that, with respect to the Money Purchase Pension Plan of Target, benefits under such plan shall be frozen as of the Effective Time and, with respect to the defined benefit pension plan of Buyer, past service with Target and/or the Target Subsidiary shall count for vesting purposes only. Benefits under the Buyer Pension Plan for the employees of Target and the Target Subsidiary will begin accruing as of the Effective Time only. Except as expressly provided in this Agreement, vesting schedules under Target Employee Plans, including, without limitation, the Profit Sharing and Tax Deferred Savings Plan (401(k) Plan) and Money Purchase Pension Plan of Target, shall not be accelerated or otherwise affected by the transactions contemplated hereby and amounts held by employees of Target in its Profit Sharing and Tax Deferred Savings Plan (401(k) Plan) and Money Purchase Pension Plan that are unvested as of the Effective Time shall vest in accordance with the vesting schedule provided under such Plans. To the extent that Buyer establishes or causes to be established any employee welfare benefit plan (as defined in Section 3(1) of ERISA) for employees of the Surviving Corporation or the Target Subsidiary, such plan or plans shall waive all limitations as to preexisting conditions and all waiting or elimination periods and service requirements applicable to such employees, except to the extent preexisting conditions limitations, waiting or elimination periods or service requirements were in effect immediately prior to the Effective Time with respect to such employees under comparable employee welfare benefit plans maintained by Target immediately prior to the Effective Time.

    (b) From and after the Effective Time, Buyer shall honor and perform, and shall cause the Surviving Corporation to honor and perform, in accordance with their respective terms, the written severance, change in control and termination programs, policies, agreements (including any change in control, termination, severance agreements or employment agreements containing such type of provisions) and plans of Target or the Target Subsidiary identified on the Target Disclosure Schedule, true, correct and complete copies of which have been made available to Buyer.

    SECTION 6.03 TITLE POLICIES. The cost of the Title Policy, the Title Report and the survey with respect to the Benicia, California facility of Target shall be promptly paid when due by Buyer or, if paid by Target, promptly reimbursed by Buyer upon request of Target.

    SECTION 6.04 CONDUCT OF BUYERSUB. Buyer will take all action necessary to cause BuyerSub to perform its obligations under this Agreement and to consummate the Merger on the terms and conditions set forth in this Agreement.

                                   ARTICLE 7
                         COVENANTS OF BUYER AND TARGET

    The parties hereto agree that:

    SECTION 7.01  REASONABLE BEST EFFORTS.

    (a) Subject to the terms and conditions hereof, each party will use reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate the transactions contemplated by this Agreement as promptly as practicable, provided that nothing in this Section shall require Target to take any action which would be inconsistent with the fiduciary duties of its board of directors as such duties would exist under applicable law in the absence of this Section.

    (b) In connection with and without limiting the foregoing, Buyer and Target shall (i) take all action reasonably necessary to ensure that no state takeover statute or similar statute or regulation is or becomes applicable to the Merger, this Agreement or any of the other transactions contemplated hereby and (ii) if any state takeover statute or similar statute or regulation becomes applicable to the Merger, this Agreement or any of the other transactions contemplated hereby, take all action reasonably necessary to ensure that the Merger and the other transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize or eliminate the effect of such statute or regulation on the Merger and the other transactions contemplated by this Agreement.

    SECTION 7.02  CERTAIN FILINGS; COOPERATION IN RECEIPT OF CONSENTS.

    (a) Promptly after the date hereof, Target shall prepare in cooperation with Buyer and, after review and approval (which shall not be unreasonably withheld or delayed) by Buyer, shall file with the SEC as contemplated by the Exchange Act the Proxy Statement. Target shall mail the Proxy Statement to its stockholders as promptly as reasonably practicable in compliance with the Exchange Act and, if necessary, after the Proxy Statement shall have been so mailed, promptly circulate amended, supplemental or supplemented proxy material, and, if required in connection therewith, resolicit proxies.

    (b) No amendment or supplement to the Proxy Statement will be made by Target without the prior approval of Buyer, which approval will not be unreasonably withheld or delayed. Each party will advise the other party promptly after it receives notice thereof of any request by the SEC for amendment of the Proxy Statement or comments of the SEC thereon and responses thereto or requests by the SEC for additional information. If at any time prior to the Effective Time, Target or Buyer discovers any information relating to either party, or any of their respective Affiliates, officers or directors, that should be set forth in an amendment or supplement to the Proxy Statement, so that such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party that discovers such information shall promptly notify the other parties hereto and the parties shall jointly prepare an appropriate amendment or supplement describing such information which shall be promptly filed with the SEC and, to the extent required by law or regulation, disseminated to the stockholders of Target.

    (c) Target and Buyer shall cooperate with one another in (i) determining whether any action by or in respect of, or filing with, any Governmental Entity is required in connection with the consummation of the transactions contemplated hereby and (ii) seeking any such actions, consents, approvals or waivers or making any such filings, furnishing information required in connection therewith and seeking promptly to obtain any such actions, consents, approvals or waivers. Without limiting the generality of the foregoing, each of Buyer and Target shall file any Notification and Report Forms and related material that it may be required to file in connection with the transactions contemplated by this Agreement with the Federal Trade Commission and the Antitrust Division of the United States Department of Justice under the HSR Act, shall each use its diligent efforts to obtain an early termination of the applicable waiting period, and shall each make any further filings pursuant thereto that may be necessary, proper or advisable. Each party shall permit the other party to review any communication given by it to, and consult with each other in advance of any meeting or conference with, any Governmental Entity and to the extent permitted by the applicable Governmental Entity give the other party the opportunity to attend and participate in such meetings and conferences, in each case in connection with the transactions contemplated hereby.

    SECTION 7.03 PUBLIC ANNOUNCEMENTS. No party shall issue any press release or make any public announcement or disclosure relating to the subject matter of this Agreement without the prior written approval of the other parties (for purposes of which, approval by the Buyer shall be deemed to include approval by BuyerSub), which approval shall not be unreasonably withheld or delayed, unless such disclosure is required by applicable law or governmental, stock exchange or securities market rule or regulation or by order of a court of competent jurisdiction (in which case prior to making such disclosure the party which proposes to make such disclosure shall give written notice to the other parties, describing in reasonable detail the proposed content of such disclosure, and shall provide each other party a reasonable opportunity to review and comment upon the form and substance of such disclosure).

    SECTION 7.04 ACCESS TO INFORMATION. From the date hereof until the Effective Time and subject to applicable law, Target shall (i) give to Buyer, its counsel, financial advisors, auditors and other authorized representatives reasonable access to the offices, properties, books and records of Target and the Target Subsidiary, (ii) furnish or make available to Buyer, its counsel, financial advisors, auditors and other authorized representatives such financial and operating data and other information as such Persons may reasonably request and (iii) instruct the employees, counsel, financial advisors, auditors and other authorized representatives of Target and the Target Subsidiary to cooperate with the reasonable requests of Buyer in its investigation. Any investigation pursuant to this Section shall be conducted at reasonable times in such manner as not to interfere unreasonably with the conduct of the business of Target. Buyer will hold, and will cause its respective officers, employees, counsel, financial advisors, auditors and other authorized representatives to hold, any nonpublic information obtained in any such investigation in confidence in accordance with the Confidentiality Agreement.

    SECTION 7.05 NOTICES OF CERTAIN EVENTS. Target and Buyer shall promptly notify the other of the following: (i) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement; (ii) any notice or other communication from any Governmental Entity in connection with the transactions contemplated by this Agreement; (iii) any actions, suits, claims, investigations or proceedings commenced or, to the Knowledge of Target or to the knowledge of Buyer, as the case may be, threatened against, relating to or involving or otherwise affecting Buyer or any of its Subsidiaries (including BuyerSub), on the one hand, or Target or the Target Subsidiary, on the other hand, which relate to the consummation of the transactions contemplated by this Agreement; and (iv) any action, event or occurrence that would constitute a breach of any representation, warranty, covenant or agreement of such party set forth in this Agreement, provided that no such notification pursuant to clause (iv) shall affect or be deemed to modify any representation or warranty made by the party giving such notice.

    SECTION 7.06  REPAYMENT/PURCHASE OF TARGET INDEBTEDNESS.

    (a) BANK OF AMERICA LOAN AGREEMENT. Promptly following the execution and delivery of this Agreement, Buyer shall obtain a commitment (which shall be unconditional except for the occurrence of the Closing and other customary terms and conditions) for a back-up letter of credit from a financial institution acceptable to Bank of America (which back-up letter of credit shall be in a form acceptable to Bank of America) with respect to the letters of credit outstanding pursuant to the Bank of America Loan Agreement at the Closing, other than any such letter of credit that is in connection with the Closing cancelled or released to the satisfaction of Bank of America. Buyer shall thereupon deliver to Target and Bank of America true and correct copies of such commitment. In addition, promptly following the execution and delivery of this Agreement, Target and Buyer shall use their reasonable best efforts to cause Bank of America to enter into an agreement and/or instrument with Target in a form reasonably satisfactory to Target and Buyer that provides, subject to the back-up letter of credit contemplated by this subsection becoming effective at the Closing and to the payment at the Closing of any indebtedness and other amounts then outstanding or payable under the Bank of America Loan Agreement, for (i) Bank of America to take all actions necessary and appropriate to cause the Collateral Agent to release and terminate all Liens with respect to the Bank of America Loan Agreement and to join in the termination of the Collateral Documents at the Closing, (ii) the termination of the Bank of America Loan Agreement and the surrender for cancellation of any note issued thereunder upon the Closing and (iii) Bank of America to join in all actions necessary and appropriate to cause the termination of the Intercreditor Agreement and the Collateral Documents at the Closing (the "B OF A AGREEMENT"). Subject to the performance of the B of A Agreement, Buyer shall cause the back-up letter of credit contemplated by this subsection to become effective upon the Closing and at the Closing shall fully satisfy and discharge or cause to be satisfied or discharged any and all of the indebtedness and other amounts outstanding or payable under the Bank of America Loan Agreement.

    (b) BOEING CAPITAL LOAN AGREEMENT. Promptly following the execution and delivery of this Agreement, Target and Buyer shall use their reasonable best efforts to cause Boeing Capital to enter into an agreement and/or instrument with Target in a form reasonably satisfactory to Target and Buyer (i) that permits the payment by Buyer at the Closing of all indebtedness and other amounts then outstanding or payable under the Boeing Capital Loan Agreement, without any prepayment premium or penalty, other than such as would be required under the express terms of the Boeing Capital Loan Agreement as a result of a prepayment in full of all indebtedness thereunder on the applicable first permitted prepayment date thereunder, and (ii) that provides, subject to the payment at the Closing of all indebtedness and other amounts then outstanding or payable under the Boeing Capital Loan Agreement, for (x) Boeing Capital to take all actions necessary and appropriate to cause the Collateral Agent to release and terminate all Liens with respect to the Boeing Capital Loan Agreement and to join in the termination of the Collateral Documents at the Closing, (y) the termination of the Boeing Capital Loan Agreement and the surrender for cancellation of the notes issued thereunder upon the Closing and (z) Boeing Capital to join in all actions necessary and appropriate to cause the termination of the Intercreditor Agreement and the Collateral Documents at the Closing (the "BC AGREEMENT"). Subject to the performance of the BC Agreement, Buyer shall at the Closing fully satisfy and discharge or cause to be satisfied or discharged all of the indebtedness and other amounts outstanding or payable under the Boeing Capital Loan Agreement.

    (c) CONVERTIBLE NOTES. Promptly following the execution and delivery of this Agreement, Target and Buyer shall use their reasonable best efforts to cause each holder of a Convertible Note to enter into an agreement and/or instrument with Target in a form reasonably satisfactory to Target and Buyer (i) that permits Buyer to purchase such Convertible Note at or immediately prior to the Closing for cash in an amount equal to the sum of (x) the amount that would have been payable in the Merger for the Target Common Shares underlying such Convertible Note had such Convertible Note been fully converted into Target Common Shares immediately prior to the Closing and (y) any accrued and unpaid interest on such Convertible Note as of the Closing, but not including any prepayment premium or penalty, and (ii) that provides, subject to such payment at the Closing, for (u) the termination of the Exchange and Purchase Agreement upon the Closing, (v) the due transfer of the underlying Convertible Note to Buyer upon the Closing, (w) the termination of the Convertible Notes Indenture (which agreement shall constitute a written consent contemplated by Section 9.02 of the Convertible Notes Indenture), (x) the amendment of the Convertible Notes Indenture to terminate and waive Article 4, other than Sections 4.01, 4.02 and 4.04(c) thereof, and Article 5 of such Indenture (including with respect to the Merger) at the Closing and until such time as the Convertible Notes Indenture is terminated in accordance with its terms (which agreement shall constitute a written consent contemplated by Section 9.02 of the Convertible Notes Indenture), (y) the Collateral Agent to release and terminate all Liens related to the Convertible Notes and to join in the termination of the Collateral Documents at the Closing and (z) such Convertible Note holder to join in all actions necessary and appropriate to cause the termination of the Intercreditor Agreement and the Collateral Documents at the Closing (a "CN AGREEMENT"). Subject to the performance of the respective CN Agreement, Buyer shall at Closing make or cause to be made any and all payments contemplated by this Section with respect to the Convertible Notes that are the subject of such CN Agreement.

    (d) JUNIOR SUBORDINATED DEBENTURES. Promptly following the execution and delivery of this Agreement, Target and Buyer shall use their reasonable best efforts to cause each holder of a Junior Subordinated Debenture to enter into an agreement and/or instrument with Target in a form reasonably satisfactory to Target and Buyer (i) that permits Buyer to purchase such Junior

Subordinated Debenture at or immediately prior to the Closing for cash in an amount equal to the total principal and accrued and unpaid interest thereon as of the Closing, but not including any prepayment penalty or premium, and
(ii) that provides, subject to such payment at the Closing, for (x) the termination of the Junior Subordinated Indenture (which agreement shall constitute a consent contemplated by Section 802 of the Junior Subordinated Indenture), (y) the due transfer of the underlying Junior Subordinated Debenture to Buyer upon the Closing and (z) the amendment of the Junior Subordinated Indenture to terminate and waive Article 4, other than Sections 401, 402 and 403 thereof, of such Indenture (including with respect to the Merger) at the Closing and until such time as the Junior Subordinated Indenture is terminated in accordance with its terms (which agreement shall constitute a consent contemplated by Section 802 of the Junior Subordinated Indenture) (a "JD AGREEMENT"). Subject to the performance of the respective JD Agreement, Buyer shall at Closing make or cause to be made any and all payments contemplated by this Section with respect to the Junior Subordinated Debentures that are the subject of such JD Agreement.

    (e) FEES AND EXPENSES. At Closing Buyer shall pay or cause to be paid all then unpaid fees and expenses under the Intercreditor Agreement and the Collateral Accounts Agreement due and payable by Target.

                                   ARTICLE 8
                            CONDITIONS TO THE MERGER

    SECTION 8.01 CONDITIONS TO THE OBLIGATIONS OF EACH PARTY. The obligations of Target, Buyer and BuyerSub to consummate the Merger are subject to the satisfaction of the following conditions:

    (a) The Target Stockholder Approval shall have been obtained.

    (b) Any applicable waiting period under the HSR Act relating to the Merger shall have expired or been terminated.

    (c) No law or regulation that makes consummation of the Merger illegal or otherwise prohibited shall exist and no judgment, injunction, order or decree of any Governmental Entity having competent jurisdiction shall enjoin Target, Buyer or BuyerSub from consummating the Merger.

    (d) Any consents, waivers and agreements related to documents other than the Target Credit Documents and identified in the section of the Target Disclosure Schedule corresponding to Section 3.04 as being conditions to the Closing, shall have been obtained.

    (e) Bank of America shall have entered into the B of A Agreement and such Agreement shall be performed by Bank of America in connection with the Closing. Boeing Capital shall have entered into the BC Agreement and such Agreement shall be performed by Boeing Capital in connection with the Closing. Each of the holders of the Convertible Notes outstanding immediately prior to the Closing shall have entered into a CN Agreement and such Agreement shall be performed by each such holder in connection with the Closing. Each of the holders of Junior Subordinated Debentures outstanding immediately prior to the Closing shall have entered into a JD Agreement and such Agreement shall be performed by each such holder in connection with the Closing.

    SECTION 8.02 CONDITIONS TO THE OBLIGATIONS OF TARGET. The obligations of Target to consummate the Merger are subject to the satisfaction of the following further conditions:

    (a) Buyer and BuyerSub each shall have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the time of the filing of the Certificate of Merger.

    (b) The representations and warranties of Buyer and BuyerSub contained in
Article 4 of this Agreement (which for these purposes shall exclude all qualifications or exceptions relating to "materiality" and/or Buyer Material Adverse Effect) shall be true and correct, in each case (i) as of the date referred to in any representation or warranty which addresses matters as of a particular date or (ii) as to all other representations and warranties, as of the date of this Agreement and as of the time of filing the Certificate of Merger, subject to exceptions the aggregate effect of which shall not have had or be reasonably likely to have a Buyer Material Adverse Effect.

    (c) Target shall have received a certificate of Buyer signed by the Chief Executive Officer, President, Chief Financial Officer or Senior Vice President of Buyer to the foregoing effect.

    (d) Buyer and BuyerSub shall have delivered such other documents and instruments as Target may reasonably request.

    SECTION 8.03 CONDITIONS TO THE OBLIGATIONS OF BUYER AND BUYERSUB. The obligations of Buyer and BuyerSub to consummate the Merger are subject to the satisfaction of the following further conditions:

    (a) Target shall have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the filing of the Certificate of Merger.

    (b) The representations and warranties of Target contained in Article 3 of this Agreement (which for these purposes shall exclude all qualifications or exceptions relating to "materiality" and/or Target Material Adverse Effect) shall be true and correct, in each case (i) as of the date referred to in any representation or warranty which addresses matters as of a particular date or
(ii) as to all other representations and warranties, as of the date of this Agreement and as of the time of filing the Certificate of Merger, subject to exceptions for the effect of actions taken by Target that are permitted under this Agreement and to other exceptions the aggregate effect of which shall not have had or be reasonably likely to have a Target Material Adverse Effect.

    (c) Buyer shall have received a certificate of Target signed by the Chief Executive Officer, President or Chief Financial Officer of Target to the foregoing effect.

    (d) The Collateral Agent shall have released and terminated all Liens under or related to the Target Credit Documents.

    (e) The Intercreditor Agreement shall have been terminated in accordance with the terms thereof.

    (f) The Collateral Accounts Agreement shall have been terminated in accordance with its terms.

    (g) The Lockbox Agreement shall have been terminated in accordance with its terms.

    (h) [INTENTIONALLY OMITTED]

    (i) Buyer or its designee shall at the Closing acquire for no consideration the interest in the Target Subsidiary not owned by Target, free and clear of all Liens.

    (j) Immediately prior to the Effective Time, Buyer shall have received from each Person who is a director of Target his written resignation, effective as of the Effective Time.

    (k) Immediately prior to the Effective Time, Buyer shall have received from each person who is an officer of Target or Target Subsidiary and who has been identified to Target by Buyer for such purpose in writing at least five Business Days prior to the Closing, his written resignation, effective as of immediately after the Effective Time.

    (l) The Title Company or another title insurance company of substantially equivalent reputation shall have issued an ALTA standard owner's form policy of title insurance with extended coverage in the amount of $25 million or more with respect to the Owned Real Property, showing title to the Owned Real Property vested in Target subject only to Permitted Liens (the "TITLE POLICY").

    (m) Target shall have acquired the Vulcan Property as contemplated by the Vulcan Property Purchase Agreement; provided however that this closing condition shall be deemed to be satisfied if (x) a long-term lease has been entered into by Target relating to that portion of the Vulcan Property defined as the "Refinery Land" in the Vulcan Property Purchase Agreement or a long-term extension of the existing lease with respect to that portion of the Vulcan Property defined as the "Refinery Land" in the Vulcan Property Purchase Agreement has been entered into by Target, in either case upon terms that are reasonably satisfactory to Buyer or (y) an amendment to the Vulcan Property Purchase Agreement reasonably satisfactory to Buyer has been entered into by Target which provides that if the closing of the sale of the Vulcan Property to Target under the Vulcan Property Purchase Agreement has not occurred on or prior to a date no later than September 30, 2001, the owner of the Vulcan Property shall promptly subdivide the Vulcan Property and sell to Target at least that portion of the Vulcan Property on which the Wilmington refinery of Target is situated. Buyer shall promptly cooperate with Target in negotiating a long-term lease and/or an extension of the term of the lease with respect to the Vulcan Property and/or an amendment to the Vulcan Property Purchase Agreement as contemplated by this subsection with the owner of the Vulcan Property upon the request of Target.

    (n) If Target has acquired the Vulcan Property on or before the Closing, the Title Company or another title insurance company of substantially equivalent reputation shall have issued an ALTA standard owner's form policy of title insurance with extended coverage in the amount of $10 million or more with respect to the Vulcan Property, showing title to the Vulcan Property vested in Target subject only to Permitted Liens (the "VULCAN TITLE POLICY").

    (o) Target shall deliver such other documents and instruments as Buyer may reasonably request.

                                   ARTICLE 9
                      TERMINATION; AMENDMENTS AND WAIVERS

    SECTION 9.01 TERMINATION. This Agreement may be terminated at any time prior to the Effective Time, whether before or after the Target Stockholder Approval shall have been obtained:

    (a) By mutual written agreement of Buyer and Target;

    (b) By either Buyer or Target by written notice by the terminating party to the other party, if:

        (i) the Merger shall not have been consummated on or before July 31, 2001 (the "END DATE"); provided that the right to terminate this Agreement under this Section 9.01(b)(i) shall not be available to any party whose breach of any provision of this Agreement has resulted in the failure of the Merger to occur on or before the End Date;

        (ii) there shall be any law or regulation that makes consummation of the Merger illegal or otherwise prohibited or any judgment, injunction, order or decree of any Governmental Entity having competent jurisdiction enjoining Target, Buyer or BuyerSub from consummating the Merger shall have been entered and shall have become final and nonappealable and, prior to such termination, the parties shall have used reasonable best efforts to resist, resolve or lift, as applicable, such law, regulation, judgment, injunction, order or decree; or

        (iii) at the Target Stockholder Meeting (including any adjournment or postponement thereof), the Target Stockholder Approval shall not have been obtained;

    (c) By Target (i) if a breach of or failure to perform any representation, warranty, covenant or agreement on the part of Buyer or BuyerSub set forth in this Agreement shall have occurred which would cause the applicable condition set forth in Section 8.02 not to be satisfied, and such condition shall be incapable of being satisfied by the End Date or (ii) in the event that the Target board of directors has authorized Target, subject to compliance with the provisions of Section 5.03(c), to enter into a definitive agreement with respect to a Superior Proposal; and

    (d) By Buyer if a breach of or failure to perform any representation, warranty, covenant or agreement on the part of Target set forth in this Agreement shall have occurred which would cause the applicable condition set forth in Section 8.03 not to be satisfied, and such condition shall be incapable of being satisfied by the End Date.

    SECTION 9.02 EFFECT OF TERMINATION. If this Agreement is terminated pursuant to Section 9.01, there shall be no liability or obligation on the part of Buyer, Target, BuyerSub or any of their respective officers, directors, stockholders, agents or Affiliates, except for any liability of a party then in breach and except as set forth in Section 9.03, which shall be the sole and exclusive remedy of the parties hereto in the event of such termination; provided that the provisions of this Section 9.02, Sections 9.03 and 11.01 through 11.07, the final sentence of Section 7.04, Section 6.03 (to the extent applicable) and Article X of this Agreement shall remain in full force and effect and survive any termination of this Agreement.

    SECTION 9.03  FEES AND EXPENSES.

    (a) Except as set forth in this Section or as expressly provided otherwise herein, all fees and expenses incurred in connection herewith and the transactions contemplated hereby (including HSR Act filing fees, if any) shall be paid by the party incurring such expenses, whether or not the Merger is consummated.

    (b) If this Agreement is terminated (x) by Target pursuant to either
(i) Section 9.01(c)(ii) or (ii) Section 9.01(b)(iii) and if within 180 days of such termination under Section 9.01(b)(iii) Target shall consummate an Acquisition Proposal with another Person, (y) by Buyer pursuant to
Section 9.01(b)(iii) and if within 180 days of such termination under
Section 9.01(b)(iii) Target shall consummate an Acquisition Proposal with another Person or (z) by Target or Buyer pursuant to Section 9.01(b)(iii) and if
(A) one or more Target Insiders fails to vote any of his Individually-Owned Target Common Shares outstanding on the record date for the Target Stockholder Meeting in favor of approval of this Agreement, (B) Target Stockholder Approval would have been obtained but for such failure and (C) this Agreement is not terminable by Target pursuant to Section 9.01(c)(i), then in any of the foregoing cases Target shall pay to Buyer a termination fee equal to $1.75 million (the "TERMINATION FEE").

    (c) Any Termination Fee payable pursuant to Section 9.03(b) shall be paid by wire transfer of immediately available funds to Buyer prior to or concurrent with the termination of this Agreement; provided that any Termination Fee payable pursuant to Section 9.03(b) as a result of Target consummating an Acquisition Proposal with another Person as contemplated within clauses (x) and
(y) of Section 9.03(b) shall be paid no later than simultaneously with the consummation of such Acquisition Proposal by wire transfer of immediately available funds to Buyer.

    SECTION 9.04 WAIVERS AND AMENDMENTS. Target, Buyer and BuyerSub may mutually amend any provision of this Agreement at any time prior to the Effective Time with the prior authorization of their respective boards of directors, subject to the provisions of Section 251(d) of the DGCL. No amendment of any provision of this Agreement shall be valid and binding unless the same shall be in writing and signed by all of the parties hereto. No provision of this Agreement may be waived except by an instrument in writing signed by the party against whom the waiver is to be effective. No waiver by any party of any default, misrepresentation or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent occurrence.

                                   ARTICLE 10
                                  DEFINITIONS

    SECTION 10.01  CERTAIN DEFINITIONS.

    (a) As used herein, the following terms have the following meanings:

    "ACQUISITION PROPOSAL" means any offer or proposal for, or indication of interest in, (i) a merger, consolidation, stock exchange, business combination, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving Target or the Target Subsidiary, or (ii) any purchase of a majority or more of the assets of Target and the Target Subsidiary taken as a whole or of a majority of the Target Common Shares or the ownership interest in the Target Subsidiary, other than the transactions contemplated by this Agreement.

    "AFFILIATE" has the meaning set forth in Rule 501(b) under the Securities Act of 1933.

    "BANK OF AMERICA" means Bank of America, N.A.

    "BANK OF AMERICA LOAN AGREEMENT" means the Business Loan Agreement dated as of October 29, 1999 by and between Bank of America and Target, as amended.

    "BOEING CAPITAL" means Boeing Capital Corporation.

    "BOEING CAPITAL LOAN AGREEMENT" means the Loan Agreement dated as of January 20, 1999 by and between Boeing Capital and Target, as amended.

    "BUSINESS DAY" means any day other than a Saturday, Sunday or a day on which banks are authorized by law to close in Los Angeles, California.

    "CERCLA" means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended.

    "CODE" means the Internal Revenue Code of 1986, as amended.

    "COLLATERAL ACCOUNTS AGREEMENT" means the Second Amended and Restated Collateral Accounts Security Agreement dated as of October 29, 1999 by and among Target, Target Subsidiary, Collateral Agent and Bank of America, as agent of the Collateral Agent.

    "COLLATERAL DOCUMENTS" shall have the meaning set forth in the Intercreditor Agreement and shall include without limitation the Collateral Accounts Agreement.

    "COLLATERAL AGENT" means United States Trust Company of New York, as collateral agent under the Collateral Accounts Agreement.

    "CONFIDENTIALITY AGREEMENT" means the letter agreement by and between Valero Energy Corporation and Target dated September 27, 2000.

    "CONVERTIBLE NOTES" means the Senior Subordinated Secured Convertible Notes due 2007 of Target and issued on October 15, 1997.

    "CONVERTIBLE NOTES INDENTURE" means the Indenture dated as of October 15, 1997 with respect to the Convertible Notes, as amended.

    "DANESH OPTIONS" means (i) that certain Option Agreement dated as of March 13, 1996 by and between the Andre Danesh 1997 IRRV Trust (as assignee of Andre Danesh) and Target with respect to 546,059 Target Common Shares and
(ii) that certain Option Agreement dated as of

December 30, 1996 by and between the Andre Danesh 1997 IRRV Trust (as assignee of Andre Danesh) and Target with respect to 600,000 Target Common Shares.

    "DGCL" means the General Corporation Law of the State of Delaware, as amended.

    "ENVIRONMENTAL REQUIREMENTS" means all applicable and legally binding Federal, state and local statutes, regulations, codes, rules, ordinances, standards or law, or any legally binding judgment, order, writ, notice, decree, permit, license, approval or injunction, enacted and in effect on or prior to the date hereof relating to pollution or protection of human health or the environment (including ambient air, surface water, groundwater, land surface or subsurface strata and all those relating to the generation, manufacture, processing, distribution, transportation, treatment, storage, disposal, release or threatened release, or cleanup of any Hazardous Substances, including, without limitation, the Clean Air Act, the Toxic Substance Control Act, the Clean Water Act, the Oil Pollution Act of 1990, CERCLA, the Resource Conservation and Recovery Act and the Occupational Safety and Health Act of 1970, as amended and in effect on or prior to the Closing Date.

    "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

    "EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

    "EXCHANGE AND PURCHASE AGREEMENT" means the Exchange and Purchase Agreement dated as of October 31, 1997 by and among Target and the investors in the Convertible Notes, as amended.

    "GAAP" means United States generally accepted accounting principles.

    "GOVERNMENTAL ENTITY" means any Federal, state or local governmental authority, any transgovernmental authority or any court, administrative or regulatory agency or commission or other governmental authority or agency, domestic or foreign.

    "GUARANTEE" means the Guarantee of Valero Energy Corporation immediately following the signature page to this Agreement.

    "HAZARDOUS SUBSTANCES" means any substances defined, regulated or listed as hazardous, dangerous or toxic, or potentially hazardous, dangerous or toxic, or defined as waste, pollutants or contaminants under the Environmental Requirements, including, without limitation, any substance within the meaning of
Section 101 (14) of CERCLA, 42 U.S.C. Section 9601, ET SEQ., or defined or listed as "HAZARDOUS WASTE," "HAZARDOUS SUBSTANCES," "HAZARDOUS MATERIALS," "TOXIC SUBSTANCES," "OIL," "CONTAMINANT" or "POLLUTANT" under any other Environmental Requirements.

    "HSR ACT" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

    "HUNTWAY MANAGING PARTNERS" means Huntway Managing Partners, L.P.

    "INDIVIDUALLY-OWNED TARGET COMMON SHARES" means Target Common Shares outstanding on the record date for the Target Stockholders Meeting and then held of record in the name of a Target Insider or then held by a bank, broker or other such entity in the name of a Target Insider. For purposes of clarification, and notwithstanding the prior sentence, Target Common Shares beneficially owned by a Target Insider as a result of such Target Insider being an officer of a corporation, a partner in a partnership, a member in a limited liability company, attorney-in-fact, executor, administrator, trustee, guardian or otherwise acting in a fiduciary or representative capacity shall not be Individually-Owned Target Common Shares.

    "INTERCREDITOR AGREEMENT" means the Second Amended and Restated Intercreditor and Collateral Trust Agreement dated as of October 29, 1999 by and among Bank of America, Boeing Capital, the holders of the Convertible Notes, State Street Bank and Trust Company, as Trustee under the Convertible Note Indenture, and the Collateral Agent.

    "IRS" means the United States Internal Revenue Service.

    "JUNIOR SUBORDINATED DEBENTURES" means the Junior Subordinated Debentures due 2005 of Target issued on December 12, 1996 and the securities issued pursuant to Section 307 of the Junior Subordinated Indenture in payment of interest accrued thereon.

    "JUNIOR SUBORDINATED INDENTURE" means the Indenture dated as of December 12, 1996 with respect to the Junior Subordinated Debentures, as amended.

    "KNOWLEDGE OF TARGET" means the actual knowledge, without special investigation but after review of Article 3 with counsel to Target, of Warren J. Nelson, the President and Chief Executive Officer, Earl G. Fleisher, the Chief Financial Officer, Stephen P. Piatek, the General Counsel and Vice President, Environmental, Terry Stringer, the Executive Vice President, Supply, Planning and Distribution, Len Nawrocki, the Executive Vice President, Asphalt Sales, Bill Darnell, Vice President and General Manager of the Benicia Refinery, Guy Young, Benicia Refinery Manager, and Mike Miller, Wilmington Refinery Manager, of Target.

    "LIEN" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset.

    "LOCKBOX AGREEMENT" means that certain Third Party Agreement Relating to Lockbox Services (With Activation) entered into as of February 16, 2000 by and among Bank of America, Target, the Target Subsidiary and the Collateral Agent.

    "MATERIAL ADVERSE EFFECT" means with respect to any Person any material adverse change in the business, financial condition, operations or results of operations of such Person and its Subsidiaries, taken as a whole; provided, however, that the following shall be excluded from the definition of "Material Adverse Effect" and from the determination of whether a Material Adverse Effect has occurred: (i) effects of conditions or events that are generally applicable to the asphalt, light-end product or refinery industry, including effects of changes in the price of crude oil and product prices, or effects of conditions or events affecting capital, financial, banking or currency markets, (ii) the impact of seasonality on the business, financial condition, operations or results of operations (including any effect of adverse weather conditions),
(iii) effects of conditions or events that are generally applicable to crude oil price hedging strategies, including effects of changes in the price of crude oil, (iv) effects of conditions or events such as expiration and non-recurrence of hedging activities or related to the failure to enter into hedging arrangements, (v) changes in laws and regulations (including common law, rules and regulations or the interpretation thereof) or applicable accounting regulations and principles to the extent that such changes are pending or proposed as of the date hereof and (vi) any change in the relationship of a Person and its Subsidiaries with their respective employees, customers and suppliers, which change results from the announcement of the transactions described in this Agreement or the performance of this Agreement and the covenants set forth herein. "BUYER MATERIAL ADVERSE EFFECT" means a Material Adverse Effect with respect to Buyer. "TARGET MATERIAL ADVERSE EFFECT" means a Material Adverse Effect with respect to Target.

    "ORDINARY COURSE OF BUSINESS" means the ordinary course of business of Target or Target Subsidiary (as applicable) consistent with past custom and practice.

    "OPTION EXERCISE/PAYMENT DIRECTION" shall mean a notice of exercise and payment direction in the form of Exhibit A attached hereto.

    "PERMITTED LIENS" means with respect to real property of Target or the Target Subsidiary the following: (i) mechanics', carriers', workmen's, repairmen's or other like liens arising or incurred in the Ordinary Course of Business, liens arising under original purchase price conditional sales contracts, purchase money liens and equipments leases with third parties entered into in the

Ordinary Course of Business, liens for taxes and other governmental charges which are not due and payable or which may thereafter be paid without penalty or which are being contested in good faith, and liens relating to environmental or safety conditions; (ii) imperfections of title, restrictions or encumbrances, including easements, covenants, conditions and rights-of-way, which imperfections of title, restrictions or encumbrances do not, individually or in the aggregate, materially adversely impair the continued use and operation of the assets to which they relate in the operation of the business of Target and the Target Subsidiary; (iii) the exceptions identified on the Title Report (as may be amended prior to the Closing with the prior written consent of Buyer and Target) and the Vulcan Title Report (as may be amended prior to the Closing with the prior written consent of Buyer and Target), other than exceptions with respect to Security Pacific National Bank; (iv) conditions shown on the Survey (as may be amended prior to the Closing with the prior written consent of Buyer and Target) and conditions that would be shown on an accurate survey or upon a personal inspection of the Owned Real Property; (v) existing leases, licenses and similar agreements made available to Buyer as contemplated by Section 3.14 and the rights of lessors and sublessors thereunder; (vi) zoning, building and other land use laws imposed by any governmental authority with appropriate jurisdiction that are not violated by the current use or occupancy of the real property to which they relate or the operation of the business of Target or the Target Subsidiary thereon; and (vii) with respect to the Benicia refinery of Target, any encroachments or the like on or with the property of Buyer or any of its Affiliates. "PERMITTED LIENS" means with respect to personal property of Target or the Target Subsidiary the following: (i) mechanics', carriers', workmen's, repairmen's or other like liens arising or incurred in the ordinary course of business, liens arising under original purchase price conditional sales contracts, purchase money liens and equipments leases with third parties entered into in the Ordinary Course of Business, liens for taxes and other governmental charges which are not due and payable or which may thereafter be paid without penalty or which are being contested in good faith, and liens relating to environmental or safety conditions; (ii) imperfections of title, restrictions or encumbrances, including covenants and conditions, which imperfections of title, restrictions or encumbrances do not, individually or in the aggregate, materially adversely impair the continued use and operation of the assets to which they relate in the operation of the business of Target or the Target Subsidiary; (iii) liens incurred or deposits made to secure the performance of tenders, bids, leases, statutory obligations, surety and appeal bonds, government contracts, performance and return-of-money bonds and other obligations of a like nature; (iv) liens securing reimbursement obligations with respect to letters of credit which encumber only documents and other property relating to such letters of credit and the products and proceeds thereof;
(v) liens incurred or deposits made in the Ordinary Course of Business in connection with workers' compensation, unemployment insurance and other types of social security; (vi) any interest or title of a lessor or sublessor in the property subject to any capital lease obligation or operating lease made available to Buyer after the date hereof or as contemplated by Section 3.14;
(vii) leases or subleases granted to others not interfering in any material respect with the business of Target and the Target Subsidiary; (viii) liens in favor of custom and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;
(ix) existing leases, licenses and similar agreements made available to Buyer after the date hereof or as contemplated by Section 3.14; and (x) zoning, building, fire, health, environmental and pollution control laws, ordinances, rules and safety regulations and other similar restrictions that are not violated by the current use of the property to which they relate.

    "PERSON" means an individual, a corporation, a limited liability company, a partnership, an association, a trust or any other entity or organization, including any Governmental Entity.

    "PROXY STATEMENT" means the proxy statement relating to the Target Stockholder Meeting together with any amendments or supplements thereto, including any information required to be provided to the stockholders of Target pursuant to the DGCL.

    "SEC" means the Securities and Exchange Commission.

    "SECURITIES ACT" means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

    "SUBSIDIARY" means, with respect to any Person, any corporation, limited liability company, partnership, association or other business entity of which
(i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof or (ii) if a limited liability company, partnership, association or other business entity, a majority of the partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a limited liability company, partnership or association, or other business entity if such Person or Persons shall be allocated a majority of limited liability company, partnership, association or other business entity gains or losses or shall be or control any general partner of such partnership or association or a majority of the voting interests or the equity ownership of the limited liability company or other business entity. "BUYER SUBSIDIARY" means a Subsidiary of Buyer and "TARGET SUBSIDIARY" means Sunbelt Refining Company, L.P., a Delaware limited partnership, the sole Subsidiary of Target.

    "SUPERIOR PROPOSAL" means a written Acquisition Proposal not solicited in violation of Section 5.03(a) that is on terms that a majority of the board of directors of Target determines in good faith would or is reasonably likely to result in a transaction, if consummated, that is more favorable to the Target stockholders (taking into account, among other things, all legal, financial, financing contingency, regulatory and other aspects of the proposal and the identity of the offeror) than the transactions contemplated hereby.

    "TARGET COMMON SHARE" means one share of Common Stock of Target, $0.01 par value per share.

    "TARGET CREDIT DOCUMENTS" means the (i) Bank of America Loan Agreement and any note thereunder, (ii) Boeing Capital Loan Agreement and all notes thereunder, (iii) Convertible Notes Indenture, (iv) Convertible Notes,
(v) Exchange and Purchase Agreement, (vi) Junior Subordinated Indenture,
(vii) Junior Subordinated Debentures, (viii) Intercreditor Agreement,
(ix) Collateral Documents and (x) Lockbox Agreement.

    "TARGET DISCLOSURE SCHEDULE" means the schedule entitled "Target Disclosure Schedule" heretofore delivered by the Target and initialed by the parties for identification, which schedule is arranged in sections corresponding to the lettered and numbered subsections contained in Section 3, Section 5.01 and
Section 8.03.

    "TARGET EMPLOYEE PLAN" means each material "employee benefit plan" (as such term is defined in Section 3(3) of ERISA) and each other employee benefit plan, program or arrangement maintained, sponsored or contributed to by Target or any of its Affiliates on behalf of any employee or former employee of Target or the Target Subsidiary.

    "TARGET INSIDERS" means (x) the directors of Target, (y) the executive officers (as such term is defined under the Exchange Act) of Target and (z) the General Counsel and Vice President, Environmental, of Target, in each case on the record date with respect to the Target Stockholder Meeting.

    "TARGET OPTION PLANS" means the 1998 Stock Incentive Plan and the 1996 Huntway Employee Incentive Option Plan, in each case as amended prior to the date hereof.

    "TARGET PREFERRED SHARE" means one share of Preferred Stock of Target, $0.01 par value per share.

    "TARGET SEC DOCUMENTS" means (i) the Target's annual reports on Form 10-K for its fiscal years ended December 31, 1999 and December 31, 1998 (collectively, the "TARGET 10-K"), (ii) the Target's quarterly reports on Form 10-Q (the "TARGET 10-Q") for its fiscal quarters ended March 31, 2000, June 30, 2000 and September 30, 2000, (iii) the proxy or information statements of Target dated after or used after December 31, 1998 and (iv) all other reports, filings, registration statements and other documents filed by Target with the SEC after December 31, 1998 pursuant to the Exchange Act, in each case together with all schedules and exhibits thereto and as subsequently amended.

    "TARGET STOCKHOLDER MEETING" means the meeting at which the record holders of Target Common Shares shall actually vote with respect to the adoption of this Agreement.

    "VULCAN PROPERTY" means that certain real estate contemplated to be purchased (as opposed to leased or subleased) by Target which is the subject of the Vulcan Property Purchase Agreement.

    "VULCAN PROPERTY PURCHASE AGREEMENT" means that certain Purchase and Sale Agreement and Joint Escrow Instructions dated February 1, 2001 by and between Calmat Co. and Target.

    (b) Each of the following terms is defined in the Section set forth opposite such term:

TERM                                   SECTION
----                                   -------
Agreement............................  Introductory Paragraph
B of A Agreement.....................  7.06(a)
BC Agreement.........................  7.06(b)
Buyer................................  Introductory Paragraph
BuyerSub.............................  Introductory Paragraph
BuyerSub Common Share................  2.01(a)
Buyer Material Adverse Effect........  10.01(a)
Buyer Pension Plan...................  6.02(a)
Buyer Subsidiary.....................  10.01(a)
Certificate of Merger................  1.01(b)
Certificates.........................  2.02(a)
Closing..............................  1.02(a)
CN Agreement.........................  7.06(c)
COBRA................................  3.15(d)
Dissenting Share.....................  2.01(d)
Effective Time.......................  1.01(b)
End Date.............................  9.01(b)(i)
Exchange Agent.......................  2.02(a)
Exchange Fund........................  2.02(a)
Financial Advisor....................  3.21(a)
Financial Reporting Package..........  3.08(c)
Financial Statements.................  3.08(a)
Guarantor............................  Signature Page
Indemnified Parties..................  6.01(a)
JD Agreement.........................  7.06(d)
Leased Real Property.................  3.19(b)
Leases...............................  3.19(b)
Merger...............................  1.01(a)
Merger Consideration.................  2.01(b)
NYSE.................................  3.07(a)
Option Spread Payment................  2.03(b)
Owned Real Property..................  3.19(a)

TERM                                   SECTION
----                                   -------
Personal Property....................  3.23
Secretary............................  1.01(b)
Survey...............................  3.19(d)
Surviving Corporation................  1.01(a)
Target...............................  Introductory Paragraph
Target Budget........................  5.01(e)
Target Option........................  2.03(a)
Target Recommendation................  5.02
Target Real Properties...............  3.19(c)
Target Returns.......................  3.12
Target Stockholder Approval..........  3.20(a)
Target Subsidiary....................  10.01(a)
Termination Fee......................  9.03(b)
Title Company........................  3.19(d)
Title Policy.........................  8.03(m)
Title Report.........................  3.19(d)
Vulcan Title Policy..................  8.03(o)
Vulcan Title Report..................  3.19(d)

                                   ARTICLE 11
                                 MISCELLANEOUS

    SECTION 11.01 NOTICES. All notices, requests and other communications to any party hereunder shall be in writing (including facsimile or similar writing) and shall be given,

    if to Buyer or BuyerSub, to:
    Valero Refining and Marketing Company
    One Valero Place
    San Antonio, TX 78212
    Attention: Michael S. Ciskowski
    Facsimile: (210) 370-2270

    with a copy to:
    Valero Energy Corporation
    One Valero Place
    San Antonio, TX 78212
    Attention: Martin Loeber
    Facsimile: (210) 370-2988

    if to Target, to:

    Huntway Refining Company
    25129 The Old Road, Suite 322
    Newhall, CA 91381
    Attention: President and Chief Executive Officer
    Facsimile: (661) 286-1588
    with a copy to:

    Kirkland & Ellis
    200 East Randolph Drive
    Chicago, Illinois 60601
    Attention: Donald E. Batterson
    Facsimile: (312) 861-2200

    or such other address or facsimile number as such party may hereafter specify for the purpose by notice to the other parties hereto. Each such notice, request or other communication shall be effective (a) if given by facsimile, when such facsimile is transmitted to the facsimile number specified in this Section and the appropriate facsimile confirmation is received or (b) if given by any other means, when delivered at the address specified in this Section.

    SECTION 11.02 SURVIVAL OF REPRESENTATIONS AND WARRANTIES AFTER THE EFFECTIVE TIME. The representations and warranties contained herein and in any certificate, instrument or other writing delivered pursuant hereto shall not survive the Effective Time or, except as expressly contemplated by
Section 9.02, the termination of this Agreement.

    SECTION 11.03 SUCCESSORS AND ASSIGNS. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, provided that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the prior written consent of the other parties hereto. Any purported transfer or assignment in violation hereof shall be null and void.

    SECTION 11.04 GOVERNING LAW. This Agreement shall be construed in accordance with and governed by the law of the State of Delaware, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

    SECTION 11.05 COUNTERPARTS; EFFECTIVENESS; THIRD PARTY BENEFICIARIES. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received counterparts hereof signed by all of the other parties hereto. Except as set forth in Sections 2.01, 2.03, 6.01 and 6.02, no provision of this Agreement is intended to confer upon any Person other than the parties hereto any rights or remedies hereunder.

    SECTION 11.06 JURISDICTION. Each of Target, Buyer and BuyerSub irrevocably agrees that any legal action or proceeding with respect to this Agreement or for recognition and enforcement of any judgment in respect hereof brought by another party hereto or its successors or assigns may be brought and determined in the Chancery or other Courts of the State of Delaware, and each of Target, Buyer and BuyerSub hereby irrevocably submits with regard to any such action or proceeding for itself and in respect to its property, generally and unconditionally, to the nonexclusive jurisdiction of the aforesaid courts. Each of Target, Buyer and BuyerSub hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (a) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure to lawfully serve process, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in any such court (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) to the fullest extent permitted by applicable law, that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum,
(ii) the venue of such
suit, action or proceeding is improper and (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

    SECTION 11.07 WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

    SECTION 11.08 ENFORCEMENT. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms. It is accordingly agreed that the parties shall be entitled to specific performance of the terms hereof, this being in addition to any other remedy to which they are entitled at law or in equity.

    SECTION 11.09 ENTIRE AGREEMENT. This Agreement (together with the exhibits and schedules hereto) constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings, both oral and written, among the parties with respect to the subject matter hereof; provided that this Agreement shall not supersede or in any way modify the terms of the Confidentiality Agreement, which Agreement shall remain in full force and effect.

    SECTION 11.10 SEVERABILITY. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

    SECTION 11.11 CONSTRUCTION. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any feder-al, state, local or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereun-der, unless the context otherwise requires. The word "including" shall mean "including without limitation" unless the context otherwise requires. As used in this Agreement (including any amendments hereto), the masculine, feminine or neuter gender and the singular or plural number shall be deemed to include the others whenever the context so requires.

    SECTION 11.12 HEADINGS. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

    SECTION 11.13 INCORPORATION OF EXHIBITS AND SCHEDULES. The exhibits and schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

                                 *  *  *  *  *

    IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

                                                     HUNTWAY REFINING COMPANY

                                                     By:  /s/ Warren J. Nelson
                                                          --------------------------------------------

                                                     Its: President and Chief Executive Officer
                                                          --------------------------------------------

                                                     VALERO REFINING AND MARKETING COMPANY

                                                     By:  /s/ Michael S. Ciskowski
                                                          --------------------------------------------

                                                     Its: Senior Vice President
                                                          --------------------------------------------

                                                     HAC COMPANY

                                                     By:  /s/ Michael S. Ciskowski
                                                          --------------------------------------------

                                                     Its: Senior Vice President
                                                          --------------------------------------------

                                   GUARANTEE

    Capitalized terms used in this Guarantee shall have the meanings ascribed to them in the foregoing Agreement and Plan of Merger (the "AGREEMENT").

    The undersigned, Valero Energy Corporation ("GUARANTOR"), as an inducement to Target to enter into and perform the Agreement, hereby unconditionally and irrevocably guarantees the punctual performance and/or punctual payment as the case may be (as, when and to the extent due) of all covenants and obligations owed by Buyer or BuyerSub under or by virtue of the Agreement and any side letter entered into by Buyer or BuyerSub in connection with the Agreement, and agrees to pay any and all reasonable expenses (including reasonable counsel fees and expenses) incurred by Target (or other holders of such rights) in enforcing any rights under this Guarantee. The obligations of Guarantor under this Guarantee are independent of the covenants and obligations of Buyer and BuyerSub under the Agreement and under any side letter entered into by Buyer and BuyerSub in connection with the Agreement and a separate action or actions may be brought and prosecuted against Guarantor to enforce this Guarantee. By entering into this Guarantee, Guarantor waives any and all rights and remedies to require that any action be brought and concluded first against Buyer and/or BuyerSub for failure to perform. This Guarantee shall not be avoided, released or affected by any amendment or variation of the Agreement or of any side letter entered into by Buyer or BuyerSub in connection with the Agreement occurring after the date hereof, with or without notice to Guarantor. The liability of Guarantor under this Guarantee shall be irrevocable, absolute and unconditional.

    Guarantor hereby represents and warrants to Target as of the date hereof and as of the Closing Date:

        (a) Guarantor is a corporation duly incorporated and validly existing under the laws of the state of Delaware.

        (b) Buyer and BuyerSub are wholly-owned subsidiaries of Guarantor.

        (c) This Guarantee has been duly authorized, executed and delivered by Guarantor.

        (d) This Guarantee is the legal, valid and binding obligation of Guarantor enforceable against Guarantor in accordance with its terms.

        (e) All consents, approvals, authorizations and orders necessary for the execution, delivery and performance of this Guarantee and the consummation of the transactions contemplated hereby have been obtained on the part of Guarantor.

        (f) The execution, delivery and performance of this Guarantee do not and will not (i) contravene or conflict with the certificate of incorporation or by-laws of Valero Energy Corporation, (ii) contravene or conflict with or constitute a violation of any provision of any law, regulation, judgment, injunction, order or decree binding upon or applicable to Valero Energy Corporation or any Subsidiary thereof, (iii) constitute a default under or give rise to a right of termination, cancellation or acceleration (with or without due notice or lapse of time or both) of any right or obligation of Valero Energy Corporation or any Subsidiary thereof, or to a loss of any benefit or status to which Valero Energy Corporation or any Subsidiary thereof, is entitled under any provision of any agreement, contract or other instrument binding upon Valero Energy Corporation or any Subsidiary thereof, or any license, franchise, permit or other similar authorization held by Valero Energy Corporation or any Subsidiary thereof or
    (iv) result in the creation or imposition of any Lien on any material asset of Valero Energy Corporation or any Subsidiary thereof, other than, in the case of each of (ii), (iii) and (iv), any such items that would not, individually or in the aggregate, have a material adverse effect on Valero Energy Corporation and its Subsidiaries taken as a whole or prevent or impair the ability of Valero Energy Corporation to enter into this Guarantee.

        (g) The audited consolidated financial statements of Valero Energy Corporation and its Subsidiaries as of and for the fiscal year ended December 31, 2000, true, correct and complete copies of which financial statements have been made available to Target by Valero Energy Corporation, present fairly in all material respects and in conformity with GAAP (except as may be indicated in the notes thereto) the consolidated financial position of Valero Energy Corporation and its Subsidiaries as of the date thereof and their consolidated results of operations and changes in financial position for the period then ended.

                                               VALERO ENERGY CORPORATION

                                               By: /s/ Michael S. Ciskowski
                                               ----------------------------------------

                                               Its: Senior Vice President
                                               ----------------------------------------

                                               Dated: March 20, 2001
                                               -------------------------------------------

EXHIBIT A

Form of Option Exercise/Payment Direction

                       OPTION EXERCISE/PAYMENT DIRECTION

                            HUNTWAY REFINING COMPANY
                         25129 THE OLD ROAD, SUITE 322
                               NEWHALL, CA 91381

                             [             ], 2001

[TO BE INSERTED: NAME AND
ADDRESS OF STOCK OPTION HOLDER]

Dear Huntway stock option holder:

    As has been publicly announced, Huntway Refining Company ("HUNTWAY") has entered into an Agreement and Plan of Merger dated as of March 20, 2001 (the "Merger Agreement") pursuant to which a subsidiary of Valero Refining and Marketing Company ("Buyer"), the parent company of which is Valero Energy Corporation, will be merged with and into Huntway, with Huntway continuing as the surviving corporation and as a wholly-owned subsidiary of Buyer. The merger is subject to a number of closing conditions, including without limitation Huntway stockholder approval. Under the Merger Agreement, the stockholders of Huntway will be entitled to receive upon the merger an amount in cash equal to $1.90 in exchange for each of their shares of Huntway common stock. The merger
is currently expected to close in [             ], 2001.

    Pursuant to the terms of your stock options and the related Huntway stock incentive/option plan, following the merger, your stock options will be exercisable only for the consideration paid in the merger (that is, cash in an amount equal to the cash paid per share of Huntway common stock in the merger, without any interest thereon) instead of for Huntway common stock. As a convenience to you, Huntway has made an arrangement with Buyer that will permit you to be paid an amount equal to the economic value of your options as described in the next paragraph (if and to the extent they remain outstanding immediately prior to the merger) in connection with the closing under the Merger Agreement. This arrangement will allow you to obtain earlier payment of such economic value (which will not increase with the passage of time after the merger) and to avoid among other things having to exercise your stock options at or following the merger and pay the related option exercise price.

    In the event that you take advantage of the arrangement contemplated by this document, the amount that will be paid to you with respect to your stock options as listed below will equal (that is, the economic value of your options will equal) the excess of (x) $1.90 (the amount in cash paid per share of Huntway common stock in the merger) multiplied by the number of shares of Huntway common stock purchasable pursuant to your Huntway stock options that are outstanding immediately prior to the merger over (y) the aggregate exercise price for the shares of Huntway common stock purchasable pursuant to your Huntway stock options that are outstanding immediately prior to the merger, in each case assuming such stock options had been fully vested and fully exercisable immediately prior to the merger, less any amounts as are required to be deducted and withheld under any provision of Federal, state or local tax law in connection with such payment. In the event that the Merger Agreement is amended after the execution and delivery thereof by Huntway and Buyer to provide for an increase in the amount of consideration to be paid per share of Huntway common stock in the merger, such greater consideration provided for in the Merger Agreement as so amended shall replace the amount identified under clause (x) in the prior sentence. This economic value payment is required under the Merger Agreement to be paid by Buyer in cash by certified check or wire transfer of immediately available funds as you direct below, subject to your satisfaction of the requirements set forth in this document.

    TO TAKE ADVANTAGE OF THIS ARRANGEMENT, PLEASE COMPLETE AND SIGN THIS DOCUMENT AS INDICATED BELOW AND DELIVER THIS DOCUMENT TO THE CHIEF FINANCIAL OFFICER OF HUNTWAY AT THE ABOVE ADDRESS. IN ORDER FOR YOU TO BE PAID THE APPROPRIATE ECONOMIC VALUE IN CONNECTION WITH THE CLOSING UNDER THE MERGER AGREEMENT, YOU MUST DELIVER THE EXECUTED ORIGINAL OF THIS FORM TO HUNTWAY AS
INDICATED ON OR PRIOR TO [             ], 2001 OR SUCH LATER DATE AS HUNTWAY MAY
SUBSEQUENTLY INDICATE IN WRITING. WHEN DELIVERED TO HUNTWAY, THIS DOCUMENT MUST BE ACCOMPANIED BY AN EXECUTED ORIGINAL OF EACH OF YOUR STOCK OPTION AGREEMENTS LISTED BELOW.

    Upon payment of the appropriate economic value as contemplated by this document, it is understood that all of your Huntway stock options shall be canceled, and by signing this document and delivering it to the Chief Financial Officer of Huntway, you so agree to such cancellation.

    Following is a list of each of the Huntway stock options you currently hold and the respective current exercise price. You represent to Huntway that you own the options listed below, free and clear of any and all liens, pledges, security interests or other such encumbrances, and that you have the sole power and authority to enter into and perform this agreement.

DATE OF OPTION                                  NUMBER OF SHARES   EXERCISE PRICE
--------------                                  ----------------   --------------

    [TO BE INSERTED]

    If the Merger Agreement is terminated for any reason, Huntway will return your original option agreements and this letter will be null and void.

    Please contact the Chief Financial Officer of Huntway at (661) 254-1220 as soon as possible if you are unable to locate your original executed copy of any stock option agreement listed above or if you have any questions about or need help in completing this document.

                                          Huntway Refining Company

    Acknowledged and Agreed by Huntway stock option holder:

------------------------------------
Signature

Print stock option holder name below:

------------------------------------

Address of stock option holder:

------------------------------------

------------------------------------

------------------------------------

------------------------------------

PAYMENT DIRECTION (CHECK ONLY ONE):

/ / Payment by certified check to be mailed on the date of the merger or on the business day next following such date to the above printed address

/ / Payment by wire transfer on the date of the merger per the following instructions:

    [WIRE TRANSFER INSTRUCTION BLOCK]

    IF YOU MAKE NO PAYMENT DIRECTION OR FAIL TO PROVIDE COMPLETE WIRE TRANSFER INFORMATION, OR IN THE EVENT YOU PROVIDE CONFLICTING DIRECTIONS IN THE OPINION OF HUNTWAY, PAYMENT WILL BE MADE TO YOU BY CERTIFIED CHECK AS INDICATED ABOVE. PAYMENT WILL BE MADE ONLY TO THE OPTION HOLDER NAMED ABOVE (OR HIS OR HER ESTATE).

                                                                         ANNEX B

              SECTION 262 OF THE DELAWARE GENERAL CORPORATION LAW

Section 262 of the Delaware General Corporation Law provides:

    (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to Section 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

    (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to Section 251 (other than a merger effected pursuant to Section 251(g) of this title), Section 252, Section 254, Section 257,
Section 258, Section 263 or Section 264 of this title:

        (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of Section 251 of this title.

        (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to Sections 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

           a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

           b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

           c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

           d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

        (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under Section 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

    (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections
(d) and (e) of this section, shall apply as nearly as is practicable.

    (d) Appraisal rights shall be perfected as follows:

        (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder's shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder's shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

        (2) If the merger or consolidation was approved pursuant to Section 228 or Section 253 of this title, each constituent corporation, either before the effective date of the merger or consolidation or within ten days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section; provided that, if the notice is given on or after the effective date of the merger or consolidation, such notice shall be given by the surviving or resulting corporation to all such holders of any class or series of stock of a constituent corporation that are entitled to appraisal rights. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

    (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder's demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder's written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

    (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

    (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

    (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder's certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

    (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

    (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

    (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder's demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

    (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

                                                                         ANNEX C

                               SIMMONS & COMPANY
                                 INTERNATIONAL
--------------------------------------------------------------------------------

March 20, 2001

The Board of Directors
Huntway Refining Company
25129 The Old Road, #322
Newhall, California 91381

Dear Sirs:

You have asked us to advise you with respect to the fairness to the stockholders of Huntway Refining Company (the "Company") from a financial point of view of the consideration to be received by such holders pursuant to the terms of the Agreement and Plan of Merger, dated as of March 20, 2001 (the "Acquisition Agreement"), by and among the Company, Valero Refining and Marketing Company (the "Acquiror"), and HAC Company (the "Sub"). The Acquisition Agreement provides for the merger (the "Merger") of the Sub with and into the Company, pursuant to which the Company will become a wholly-owned subsidiary of the Acquiror and (i) each outstanding share of common stock, par value $0.01 per share, of the Company (the "Common Shares") will be converted into the right to receive $1.90 in cash, and (ii) all Senior Subordinated Secured Convertible Notes due 2007 of the Company (the "Convertible Notes") will be purchased at or immediately prior to the closing of the Merger for cash in an aggregate amount equal to the sum of (x) the amount that would have been payable in the Merger for the Common Shares underlying such Convertible Notes had such Convertible Notes been fully converted into Common Shares immediately prior to the closing of the Merger and (y) any then accrued and unpaid interest on such Convertible Notes, but not including any prepayment premium or penalty.

In arriving at our opinion, we have reviewed the Acquisition Agreement and related documents and certain publicly available business and financial information relating to the Company. We have also reviewed certain other information, including financial forecasts and operating data, provided to us by the Company, and met with the Company's management to discuss the business and prospects of the Company.

We have also considered certain financial and stock market data of the Company and we have compared that data with similar data for other publicly held companies in businesses similar to those of the Company and we have considered the financial terms of certain other business combinations which have recently been effected. We have considered the liquidity characteristics of the Common Shares including the size of the Company's public float on an absolute basis and

700 LOUISIANA, SUITE 5000, HOUSTON, TX 77002-2753 (713) 236-9999  FAX: 223-7800

                               SIMMONS & COMPANY
                                 INTERNATIONAL

relative to the public float of comparable companies, and the historic daily trading volume of the Common Shares. We also considered such other information, financial studies, analyses and investigations and financial, economic and market criteria that we deemed relevant.

In connection with our review, we have not independently verified any of the foregoing information and have relied on its being complete and accurate in all material respects. With respect to the financial forecasts, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the Company's management as to the future financial performance of the Company. In addition, we have not made an independent evaluation or appraisal of the assets of the Company. In connection with our engagement, we approached third parties to solicit indications of interest in a possible acquisition of the Company and held preliminary discussions with certain of these parties prior to the date of the Acquisition Agreement.

Our opinion is necessarily based upon economic, monetary, political, regulatory, market and other conditions as they exist and can be evaluated on, and on the information made available to us as of, the date of this opinion.

Simmons & Company International ("Simmons") is a nationally recognized investment banking firm and is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, leveraged buyouts, negotiated underwritings, secondary distributions of listed and unlisted securities and private placements.

We have acted as financial advisor to the Board of Directors of the Company in connection with the Merger and will receive a fee for our services, a significant portion of which is contingent upon the consummation of the Merger. We will also receive a fee for rendering this opinion.

Our opinion does not address the merits of the underlying decision by the Company to engage in the Merger, and does not constitute a recommendation to any holder of the Company's Common Shares as to how to vote on the approval and adoption of the Acquisition Agreement or any matter related thereto.

It is understood that this letter is for the information of the Board of Directors only as one element in the Board's consideration of the Merger and is not to be quoted or referred to, in whole or in part, in any registration statement, prospectus, or proxy statement, or in any other written document used in connection with the offering or sale of securities, nor shall this letter be used for any other purposes, without Simmons' prior written consent. However, we understand and agree that this letter will be reprinted in its entirety and may be summarized in the proxy statement delivered by the Company to holders of the Common Shares and that we will have the opportunity to review and comment on all descriptions thereof in such proxy statement prior to any dissemination to the stockholders of the Company. We expressly disclaim any undertaking or obligation to advise any person of any change in any fact or matter affecting, or which may affect, this opinion of which we become aware after the date hereof.

                               SIMMONS & COMPANY
                                 INTERNATIONAL

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the $1.90 per share cash consideration to be received by the stockholders of the Company is fair to such stockholders from a financial point of view.

                                                       Very truly yours,
                                                       Simmons & Company International

                                                       By:           /s/ George C. Morris III
                                                            -----------------------------------------
                                                                        Managing Director

                                      DETACH HERE

                                         PROXY

                               HUNTWAY REFINING COMPANY

COMMON STOCK               SPECIAL MEETING OF STOCKHOLDERS         COMMON STOCK
                               TO BE HELD MAY 30, 2001


                  PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned hereby appoints Warren J. Nelson and Earl G. Fleisher, or any one of them acting in the absence of the other, as attorneys and proxies of the undersigned, with full power of substitution, for and in the name of the undersigned, to represent the undersigned at the Special Meeting of Stockholders of Huntway Refining Company, a Delaware corporation (the "Company"), to be held at the Company's principal executive offices, 25129 The Old Road, Suite 322, Newhall, California 91318 at 10:00 a.m., local time on May 30, 2001, and at any adjournment or postponement thereof, and to vote all shares of stock of the Company standing in the name of the undersigned, with all the powers the undersigned would possess if personally present at such meeting.

     This Proxy, when properly executed, will be voted in the manner directed herein. If no direction is made, the Proxy will be voted "FOR" Proposal 1 and will be voted in the discretion of the proxies upon such other matters as may properly come before the Special Meeting.

SEE REVERSE                                                         SEE REVERSE
   SIDE         (CONTINUED AND TO BE SIGNED ON THE REVERSE SIDE)       SIDE

                                      DETACH HERE

     PLEASE MARK
/X/  VOTE AS IN
     THIS EXAMPLE.


THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE APPROVAL OF PROPOSAL 1.

                                                        FOR    AGAINST  ABSTAIN
1.  To Approve the Agreement and Plan of Merger         / /      / /      / /
    dated March 20, 2001, by and among Huntway
    Refining Company, Valero Refining and Marketing
    Company and HAC Company, and the merger
    contemplated by such Agreement and Plan of
    Merger.

2. In their discretion, the proxies are authorized to vote upon all other matters that may properly come before the Special Meeting.


CONTROL NUMBER

                                             MARK HERE         MARK HERE
                                            FOR ADDRESS  / /  IF YOU PLAN  / /
                                             CHANGE AND        TO ATTEND
                                            NOTE AT LEFT      THE MEETING

                                            This Proxy is solicited on behalf
                                            of the Board of Directors of the
                                            Company. This Proxy, when
                                            properly executed, will be voted
                                            in the manner directed herein by
                                            the undersigned. IF NO DIRECTION
                                            IS MADE, THIS PROXY WILL BE VOTED
                                            FOR PROPOSAL 1.

                                            Please sign exactly as name
                                            appears hereon. Joint owners
                                            should each sign. When signing as
                                            attorney, executor, administrator,
                                            trustee or guardian, please give
                                            full title as such.


Signature: ______________ Date: _______ Signature: _____________ Date: ________